Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE AND CONFIDENTIAL. REDACTED INFORMATION IS INDICATED BY [***]

Execution Version

THE TRANCHE A-1 LOANS AND THE TRANCHE A-3 LOANS ISSUED UNDER THIS AGREEMENT ARE BEING ISSUED AND, UPON ISSUANCE, THE TRANCHE B LOANS MAY BE ISSUED, WITH ORIGINAL ISSUE DISCOUNT FOR U.S. FEDERAL INCOME TAX PURPOSES. FOR INFORMATION REGARDING THE ISSUE PRICE, THE TOTAL AMOUNT OF ORIGINAL ISSUE DISCOUNT, AND THE ISSUE DATE OF SUCH LOANS, PLEASE CONTACT JOHN BELIZAIRE, CHIEF EXECUTIVE OFFICER, AT THE ADDRESS OR EMAIL ADDRESS SPECIFIED IN SECTION 11.02(a) HEREOF.

CREDIT AND GUARANTY AGREEMENT

by and among

Soluna DVSL ComputeCo, LLC,

a Delaware limited liability company,

Soluna DVSL II ComputeCo, LLC,

a Delaware limited liability company,

Soluna KK I ComputeCo LLC,

a Delaware limited liability company,

as Borrowers and Guarantors,

The other Guarantors Party Hereto,

Generate Lending, LLC,

as Administrative Agent,

Generate Lending, LLC,

as Collateral Agent,

and

The Lenders From Time to Time Party Hereto

September 12, 2025

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ii

iii

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ANNEXES, EXHIBITS AND SCHEDULES

Annex I	[Reserved]
Annex II	[Reserved]

Exhibit A	Form of Borrowing Notice
Exhibit B	Form of Assignment and Assumption
Exhibit C-1	Form of U.S. Tax Compliance Certificate
Exhibit C-2	Form of U.S. Tax Compliance Certificate
Exhibit C-3	Form of U.S. Tax Compliance Certificate
Exhibit C-4	Form of U.S. Tax Compliance Certificate
Exhibit D	Form of Promissory Note
Exhibit E-1	Form of Construction Progress Report
Exhibit E-2	Form of Monthly Operating Statement
Exhibit E-3	Form of Quarterly Operating Report
Exhibit E-4	Form of Quarterly Contracted DSCR Report
Exhibit E-5	Form of Environmental, Social and Governance Report (Quarterly)
Exhibit E-6	Form of Environmental, Social and Governance Report (Annual)
Exhibit F	Form of Construction Budget and Schedule
Exhibit G	Form of Operating Budget
Exhibit H	Form of Mortgage
Exhibit I	Form of Warrants
Exhibit J	Form of Joinder Agreement
Exhibit K	Form of Dorothy Landlord Consent Agreement
Exhibit L	Form of Kati Landlord Consent Agreement
Exhibit M	Form of Consent

Schedule I	Administrative Agent’s Office
Schedule II	Permitted Transferees
Schedule 2.01	Lenders’ Commitments
Schedule 2.01(m)	Amortization Schedule
Schedule 2.03	Target Debt Balance
Schedule 4.01(a)(ii)	Organizational Structure; Loan Parties; Ownership Percentages
Schedule 4.10	Litigation; Adverse Facts
Schedule 4.13	Indebtedness
Schedule 4.18	Permits
Schedule 4.21	Material Project Documents
Schedule 4.23	Intellectual Property
Schedule 4.26	Data Center Facilities
Schedule 5.01	Soluna Services Reorganization
Schedule 6	Consents
Schedule 7.13	Affiliate Transactions
Schedule 11.07(d)	Direct Competitors

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CREDIT AND GUARANTY AGREEMENT

CREDIT AND GUARANTY AGREEMENT, dated as of September 12, 2025 (this “Agreement”), among Soluna DVSL ComputeCo, LLC, a Delaware limited liability company (the “Dorothy 1A Borrower”), Soluna DVSL II ComputeCo, LLC, a Delaware limited liability company (the “Dorothy 2 Borrower” and, together with the Dorothy 1A Borrower, each a “Tranche A Borrower” and, collectively, the “Tranche A Borrowers”), Soluna KK I ComputeCo LLC, a Delaware limited liability company (the “Tranche B Borrower” and, together with the Tranche A Borrowers and any entity that joins this Agreement from time to time as a Borrower pursuant to a Joinder Agreement (as defined below), the “Borrowers”), Soluna DV Services, LLC, a Nevada limited liability company (“Soluna Services”), Soluna KK Energy ServiceCo, LLC, a Nevada limited liability company (“Energy Services”), the financial institutions from time to time party hereto as lenders (each individually, a “Lender” and, collectively, the “Lenders”), Generate Lending, LLC, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”), and Generate Lending, LLC, as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”).

RECITALS

WHEREAS, Soluna Holdings, Inc., a Nevada corporation (“Holdings”) directly owns one hundred percent (100%) of the Membership Interests in Soluna Digital, Inc., a Nevada corporation (“Sponsor”), and the Sponsor directly owns one hundred percent (100%) of the Membership Interests in Soluna DV Devco, LLC, a Delaware limited liability company (“DevCo”). Sponsor directly owns one hundred percent (100%) of the Membership Interests in Soluna Energy, Inc., a Nevada corporation, which in turn directly owns one hundred percent (100%) of the Membership Interests in each of Soluna DV Energy HoldCo, LLC, a Nevada limited liability company (“Soluna Services Pledgor”) and Soluna KK Energy HoldCo, LLC (“Energy Services Pledgor”). Soluna Services Pledgor directly owns one hundred percent (100%) of the Membership Interests in Soluna Services, and Energy Services Pledgor directly owns one hundred percent (100%) of the Membership Interests in Energy Services;

WHEREAS, as of the Closing Date, DevCo directly owns one hundred percent (100%) of the Class A Membership Interests in Soluna DVSL JVCo, LLC, a Delaware limited liability company (the “Dorothy 1A JVCo”), Soluna SLC Fund I Projects Holdco, LLC, a Delaware limited partnership (“Spring Lane”) directly owns eighty-five point four percent (85.4%) of the Class B Membership Interests in the Dorothy 1A JVCo, and the remaining fourteen point six percent (14.6%) Class B Membership Interests in the Dorothy 1A JVCo are directly owned by Sponsor. Dorothy 1A JVCo directly owns one hundred percent (100%) of the Membership Interests in Soluna DVSL HoldCo, LLC, a Delaware limited liability company (the “Dorothy 1A Pledgor”), which directly owns one hundred percent (100%) of the Membership Interests in the Dorothy 1A Borrower;

WHEREAS, as of the Closing Date, Sponsor directly owns one hundred percent (100%) of the Class A Membership Interests in Soluna DVSL II JVCo, LLC, a Delaware limited liability company (the “Dorothy 2 JVCo”), and Soluna2 SLC Fund II Project Holdco LLC, a Delaware limited liability company (“Spring Lane 2”) directly owns one hundred percent (100%) of the Class B Membership Interests in the Dorothy 2 JVCo. Dorothy 2 JVCo directly owns one hundred percent (100%) of the Membership Interests in Soluna DVSL II HoldCo, LLC, a Delaware limited liability company (the “Dorothy 2 Pledgor”), which directly owns one hundred percent (100%) of the Membership Interests in the Dorothy 2 Borrower;

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WHEREAS, as of the Closing Date, Sponsor directly owns one hundred percent (100%) of the Class A Membership Interests in Soluna KKSL JVCo LLC, a Delaware limited liability company (the “Kati JVCo”) and Soluna2 Kati Project Holdco LLC, a Delaware limited liability company (“Spring Lane 3”) directly owns one hundred percent (100%) of the Class B Membership Interests in the Kati JVCo. Kati JVCo directly owns one hundred percent (100%) of the Membership Interests in Soluna KKSL HoldCo LLC, a Delaware limited liability company (the “Kati Pledgor”), which directly owns one hundred percent (100%) of the Membership Interests in the Tranche B Borrower;

WHEREAS, each Borrower will finance, refinance, develop or construct the respective Project owned by such Borrower;

WHEREAS, the Borrowers have, subject to the terms and conditions set forth in this Agreement, requested that the Lenders provide loans to the Borrowers in connection with the Projects and to fund certain expenses as set forth herein; and

WHEREAS, the Lenders are willing to make such loans upon the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements, and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Borrowers, the Administrative Agent, the Collateral Agent and the Lenders hereby agree as follows:

Article I
DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Definitions. Except as otherwise specified in this Agreement or as the context may otherwise require, the following terms have the respective meanings set forth below for all purposes of this Agreement (including in the recitals hereto).

“ABR” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus half of one percent (0.50%) and (c) Term SOFR in effect on such day (assuming a one-month Interest Period) plus one percent (1.00%). Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or Term SOFR, respectively.

“ABR Borrowing” means, as to any Borrowing, the ABR Loans comprising such Borrowing.

“ABR Loan” means a Loan that bears interest based on the ABR.

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“ABR Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Accredited Investors” means an “accredited investor” as that term is defined in Securities Regulation D.

“Additional Tranche Loan” has the meaning assigned to such term in Section 2.01(c)(i).

“Additional Tranche Loan Amendment” shall have the meaning given to it in Section 2.06.

“Additional Tranche Loan Availability Period” means, with respect to any Class of Additional Tranche Loans and Additional Tranche Loan Commitments, the period beginning on Increase Effective Date, during which the Loans of the applicable Class will be available for Borrowings.

“Additional Tranche Loan Commitment” means the “Commitments” to provide any Class of Additional Tranche Loans as specified in an Additional Tranche Loan Amendment.

“Additional Tranche Loan Maturity Date” means the maturity date for any Class of Additional Tranche Loans as specified in an Additional Tranche Loan Amendment.

“Additional Tranche Loan Notice” shall have the meaning given to it in Section 2.04.

“Additional Tranche 1-B Loan” means Additional Tranche Loans with respect to the Dorothy 1B Project.

“Additional Tranche 1-B Loan Commitments” means Additional Tranche Loan Commitments with respect to the Dorothy 1B Project.

“Administrative Agent” shall have the meaning given to it in the preamble hereto and include any successor Administrative Agents pursuant to Section 10.06(a).

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule I or such other address or account as the Administrative Agent may from time to time notify to the Borrowers and the Lenders.

“Administrative Services Agreement” shall mean each administrative services agreement entered into with respect to any Project.

“Administrative Questionnaire” means an administrative questionnaire in the form furnished by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

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“Affiliate” means, with respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing. For the avoidance of doubt, each of the Loan Parties is an Affiliate of each other Loan Party. In no event shall the Administrative Agent be considered an Affiliate of another Person solely because any Loan Document contemplates that it shall act at the instruction of any such Person or such Person’s Affiliate.

“Affiliate Transaction” shall have the meaning given to it in Section 7.13.

“Affiliated Indemnitees” shall have the meaning given to it in Section 11.05(a).

“Affiliated Lender” means, at any time, any Person that (a) is a Loan Party, (b) is an Affiliate of a Loan Party or (c) owns, directly or indirectly, Membership Interests in any Loan Party or an Affiliate of a Loan Party (other than the Generate Equity Holder).

“Agents” means, collectively, the Administrative Agent and the Collateral Agent.

“Agreement” shall have the meaning given to it in the preamble.

“Amortization Schedule” means the amortization schedule for the Loans set forth on Schedule 2.01(m), as updated from time to time in accordance with this Agreement.

“Anti-Corruption Laws” shall have the meaning given to it in Section 4.07(b).

“Anti-Money Laundering Laws” shall have the meaning given to it in Section 4.07(b).

“Applicable Interest Rate” means (a) for any SOFR Loan, the per annum rate equal to the sum of Term SOFR plus the Applicable Margin and (b) for any ABR Loan, the per annum rate equal to the sum of the ABR plus the Applicable Margin.

“Applicable Margin” means, for any day: (a) with respect to any Loan that is a SOFR Loan, ten percent (10.0%), per annum; and (b) with respect to any Loan that is an ABR Loan, nine percent (9.0%), per annum.

“Assets” means, with respect to any Person, all right, title and interest of such Person in land, properties, buildings, improvements, fixtures, foundations, assets and rights of any kind, whether tangible or intangible, real, personal or mixed, including contracts, Equipment, systems, books and records, proprietary rights, intellectual property, Permits, rights under or pursuant to all warranties, representations and guarantees, cash, accounts receivable, deposits and prepaid expenses and Projects.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee lender (with the consent of any party whose consent is required by Section 11.07) and accepted by the Administrative Agent, in substantially the form of Exhibit B or any other form approved by the Administrative Agent.

“Authorized Officer” means in relation to any Loan Party, its president, chief executive officer, chief financial officer, treasurer or secretary (or assistant secretary), any of its vice presidents, or any managing general partner or managing member, director, member or officer who is authorized to act for or on behalf of the applicable Loan Party in matters relating to such Loan Party.

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“Availability Period” means (a) with respect to the Tranche A Loans, the Closing Date, (b) with respect to the Tranche B Loans, the Tranche B Loan Availability Period, and (c) with respect to any Additional Tranche Loans, the Additional Tranche Loan Availability Period for such Class of Additional Tranche Loans.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.14(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time, and all rules and regulations promulgated thereunder.

“Base Case Model” means the financial model containing financial projections for the Obligors and the Projects as of the Closing Date, as updated from time to time in accordance with this Agreement.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.14(a).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrowers giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

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“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrowers giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

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“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety (90) days after such statement or publication, the date of such statement or publication).

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“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.14 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.14.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Board Observer Rights Letter” means that certain Board Observer Rights Letter, entered into by and between Holdings and the Lenders and the other signatories party thereto, dated as of the Closing Date.

“Bona Fide Debt Fund” means any Person that is primarily engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and other similar extensions of credit in the ordinary course of business.

“Borrowers” shall have the meaning given to it in the preamble.

“Borrower Flood Notice” shall have the meaning given to it in Section 5.01(d)(ii)(B).

“Borrower Operating Accounts” shall mean: (a) the Deposit Account held in the name of the Dorothy 1A Borrower at the Depositary Bank that is identified with account no. [*], (b) on and after the Dorothy 1B Joinder Date, the Deposit Account held in the name of Dorothy 1B Borrower at the Depositary Bank, with the account number set forth in the applicable Joinder Agreement, (c) the Deposit Account held in the name of the Dorothy 2 Borrower at the Depositary Bank that is identified with account no. [*], and (d) the Deposit Account held in the name of the Tranche B Borrower at the Depositary Bank that is identified with account no. [*].

“Borrower Tax Representative” shall have the meaning given to it in Section 3.08(g)(i).

“Borrowing” means the borrowing of one or more Loans pursuant to this Agreement.

“Borrowing Date” shall have the meaning given to it in Section 2.01(e)(ii)(B).

“Borrowing Notice” means an irrevocable request for a Loan by the Borrowers substantially in the form of Exhibit A.

“Briscoe GSEC Power Supply Agreement” means the Wind Power Purchase Agreement by and between Briscoe Wind Farm, LLC and Golden Spread Electric Cooperative, Inc., dated February 24, 2023.

“Briscoe GSEC PPA Extension” means either the (i) extension of the term of the Briscoe GSEC Power Supply Agreement at least until the Maturity Date or (ii) replacement of the Briscoe GSEC Power Supply Agreement with a Power Supply Agreement satisfactory to the Administrative Agent in its sole discretion.

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“Business Day” means any day other than (a) a Saturday, (b) a Sunday, or (c) a legal holiday in the state of New York, the state of California or the jurisdiction where the Administrative Agent’s Office is located.

“Capital Expenditures” means expenditures made by any Person to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements), which, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected in the statement of cash flows of such Person.

“Capital Stock” means, as to any Person:

(a) in the case of a corporation, corporate stock in such Person;

(b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock in such Person;

(c) in the case of a partnership or limited liability company, partnership interests (whether general or limited), limited liability company interests or membership interests in such Person; and

(d) any other ownership or profit interest or participation in such Person, whether voting or nonvoting, including any interest or participation that confers on any other Person the right to receive a share of the profits and losses of, or distributions of assets of, such Person, all warrants, options or other rights to acquire any of the foregoing and all securities convertible into or exchangeable for any of the foregoing.

“Capitalized Lease” means each lease that has been or is required to be, in accordance with GAAP, recorded as a capital or financing lease.

“Captive Borrower” shall have the meaning given to it in Section 6.15.

“Cash Flow Available for Debt Service” means, with respect to any Quarterly Date for the applicable Test Period, the sum of: (a) aggregate Project Revenues received by the Borrowers during such Test Period, (b) minus the sum of: (i) all operating expenses and Maintenance Capital Expenditures paid during such Test Period in accordance with the Operating Budget and (ii) all Taxes (other than value added Taxes that have been reimbursed by the relevant Loan Party) paid during such Test Period.

“Change of Control” means any of the following events:

(a) any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than (i) any combination of the Investors, (ii) any Permitted Transferee or (iii) any “group” including any Investors (provided that the Investors beneficially own more than thirty-three and thirty-three hundredths percent (33.33%) of all voting interests beneficially owned by such “group”), shall have acquired beneficial ownership of thirty-three and thirty-three hundredths percent (33.33%) or more on a fully diluted basis of the voting interest in the Holdings’ Capital Stock and the Investors shall own, directly or indirectly, less than such person or “group” on a fully diluted basis of the voting interest in the Holdings’ Capital Stock;

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(b) Holdings shall cease to own and control beneficially (within the meaning of Rule 13d-5 of the Exchange Act), directly or indirectly, at least fifty and one-tenth percent (50.1%) of the voting and non-voting Capital Stock of Sponsor;

(c) Sponsor shall cease to directly or indirectly own and control one hundred percent (100%) of the voting and non-voting Capital Stock of Soluna Services Pledgor and Energy Services Pledgor;

(d) Sponsor shall cease to own any Class A Membership Interest of any JV Holdco or control the day to day management of any JV Holdco;

(e) each applicable JV Holdco shall cease to own and control one hundred percent (100%) of the voting and non-voting Capital Stock of the applicable Pledgor it owns as of the Closing Date; and

(f) each applicable Pledgor shall cease to own and control one hundred percent (100%) of the voting and non-voting Capital Stock of the applicable Borrower or other Guarantor it owns as of the Closing Date.

“Change of Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives issued under or in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change of Law”, regardless of the date enacted, adopted or issued.

“Change of Law (Business Operations)” means the occurrence, after the date of this Agreement, of any of the following: (a) the taking effect of any new Laws, (b) any change in any Laws or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any Laws by any Governmental Authority.

“Change of Law Event (Business Operations)” shall have the meaning given to it in Section 9.01(k).

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“Class” means, when used in reference to any Loan, whether such Loan is a Tranche A-1 Loan, a Tranche A-3 Loan, a Tranche B Loan, or an Additional Tranche Loan and, when used in reference to any Commitment, whether such Commitment is a Tranche A-1 Loan Commitment, a Tranche 1-B Loan Commitment, a Tranche A-3 Loan Commitment, a Tranche B Loan Commitment or an Additional Tranche Loan Commitment. Additional Tranche Loans and Additional Tranche Loan Commitments that have different terms and conditions or are applied to the funding of different Projects shall be construed to be in different Classes.

“Closing” means the initial funding of the Loans on the Closing Date.

“Closing Date” means September 12, 2025, the date on which all conditions precedent set forth in Section 5.01 have been satisfied or waived in writing by the Administrative Agent in accordance with Section 11.01.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral” means, with respect to each Collateral Document, all property that is subject or is intended or required to become subject to the security interests or Liens granted by such Collateral Document (including, for the avoidance of doubt, any future acquired property or fee interest in the case of the Mortgages).

“Collateral Accounts” means, collectively, (a) the Debt Service Reserve Account, (b) the Operating Accounts, (c) the Tranche B Operating Account and (d) the Customer Deposits Accounts.

“Collateral Agent” shall have the meaning given to it in the preamble hereto.

“Collateral Documents” means, collectively, the Pledge Agreement, the Security Agreement, the Control Agreements, the Consents, the Mortgages and any other document or agreement that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties and all UCC or other financing statements required to be filed or made in respect of any of the foregoing.

“Commitment” means the Tranche A-1 Loan Commitment, Tranche A-3 Loan Commitment, Tranche B Loan Commitment, or any Additional Tranche Loan Commitment, as the context requires.

“Common Stock” means the shares of common stock, par value $0.001, of Holdings.

“Completion” means, with respect to any Project, as confirmed by the Independent Engineer:

(a) the Project is synchronized with the electric grid and all requirements for the independent system operator, transmission service provider or equivalent entity under the applicable Interconnection Agreement to receive electricity from;

(b) the Project has achieved “substantial completion” as such term (or any equivalent term) is defined in the Construction Contracts for such Project;

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(c) the Project has been completed in a good and workmanlike manner and in all material respects, except as otherwise provided herein, in accordance with Prudent Industry Practices, Permits, Laws, and the applicable requirements of all Material Project Documents;

(d) true, correct and complete copies of each Customer Contract contemplated by the Base Case Model in accordance with Section 5.01(e) or Section 5.03(j) have been delivered to the Administrative Agent and remain in full force and effect;

(e) the services term and each Customer’s obligation to pay fees under each applicable Customer Contract has commenced;

(f) the Borrowers shall have delivered to Administrative Agent duly executed acknowledgements of payments and releases of mechanics’ and materialmen’s liens, with respect to any payment to the applicable contractor or subcontractor under the Construction Contracts for the relevant Project (and if to the extent such suppliers have mechanic’s liens rights under the relevant state law, Equipment Supply Agreements), to the extent such payment, either alone or when combined with all payments previously made to such contractor or subcontractor exceeds one hundred and twenty-five thousand Dollars ($125,000) for such Project, in form and substance reasonably satisfactory to Administrative Agent, from the contractor or subcontractor for all work, services and materials, including equipment and fixtures of all kinds, done, previously performed or furnished for the construction of the Project for which all prior disbursements have been made through a date specified therein; provided, however, that such releases may be conditioned upon receipt of payment with respect to the work, services and materials to be paid for with the requested funds;

(g) the Borrowers shall provide satisfactory evidence to the Administrative Agent that the relevant Borrower has a valid first priority security interest in all of the Customer Equipment under the Customer Contracts for the relevant Project in compliance with the requirements of the relevant Customer Contracts; and

(h) the Project has been commissioned at the capacity assumed in the Base Case Model.

“Completion Date” means the date a Project achieves Completion.

“Completion Deadline” means the date that is the earlier of (a) three months after the target date for Completion of any Project set forth in the Construction Budget and Schedule and (b) the expiration of the Availability Period for the Class of Loans incurred to fund the Project Costs for such Project.

“Confidential Information” means and includes (a) the existence and terms of this Agreement and the other Loan Documents and (b) all information or material, whether written, oral, or in any other form, disclosed by any party hereto to any other party hereto and relating to the disclosing party’s business plans, strategies, financial information, research and development, due diligence information, analyses, compilations, studies, marketing or other information or documents prepared by such disclosing party or its representatives in respect thereto. Confidential Information does not include information that is (i) in the case of information of the type specified in clause (b) above, (A) known by the receiving party at the time of receipt from the disclosing party, (B) approved in writing for release from this provision by the disclosing party, (C) independently developed by the receiving party without the use of Confidential Information, and/or (D) acquired by the receiving party from a third party without restriction on use or disclosure and without breach by such third party of an obligation of confidentiality of which the receiving party has knowledge and (ii) in the case of information of the type specified in both clause (a) and clause (b) above, now or which hereafter becomes part of the public domain through no action or omission of the receiving party in violation of this Agreement.

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“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of other Sections of this Agreement and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consents” shall mean counterparty consents to (i) collateral assignment of Material Project Documents and (ii) mortgaging of any real property (including, for any Project with underlying real property interests subject to a ground lease, lease, license or other instrument granting a possessory interest in and to real property to any Borrower, an estoppel and/or other agreement providing customary mortgagee protections) to the extent expressly required by the terms of any Material Project Documents or otherwise reasonably requested by the Administrative Agent, in each case, in a form reasonably acceptable to the Administrative Agent.

“Consequential Losses” shall have the meaning given to it in Section 11.05(d).

“Construction Budget and Schedule” means, with respect to each of the Dorothy 2 Project and the Kati Project, a detailed schedule of the development and construction of such Project, a detailed total Project budget and an indicative draw-down schedule, each as prepared by the Borrower that is the owner of such Project, substantially in the form of Exhibit F, as modified in accordance with this Agreement, and containing a description of Project Costs incurred and expected to be incurred with respect to the development and construction of such Project.

“Construction Contract” means each construction contract or similar agreement entered into with respect to any Project and/or any required interconnection facilities (including any engineering, procurement and construction agreement, to the extent applicable).

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“Construction Contractor” means the applicable contractor party to the Construction Contract with respect to any Project or, in each case, any Person which replaces such Person as Construction Contractor with respect to such Project in accordance with the terms hereof.

“Construction Progress Report” means, in the case of each Project that has reached FNTP and has not yet achieved Completion, a construction progress report in form of Exhibit E-1.

“Contracted Fees” means, with respect to any Customer Contract, all fees expected to be paid and all payments expected to be made to the applicable Borrower under the applicable Customer Contracts, as provided by Borrower pursuant to Section 6.01(b)(iv), and as set forth in the Base Case Model.

“Contracted Revenue” means with respect to any Borrower, Contracted Fees under all Qualified Customer Contracts to which such Borrower is a party, as set forth in the Base Case Model, provided that, with respect to the Co-Location Services Agreement entered into by and between the Dorothy 2 Borrower and [***] on [***], until such time as such agreement is amended or extended as approved by the Administrative Agent, for the period after December 27, 2026, only Contracted Fees expected to be paid under such agreement for the next following sixty (60) days from any date of determination so long as no termination notice has been issued as of such date shall be deemed Contracted Revenue for purposes of the calculation of the Forward Contracted Debt Service Coverage Ratio.

“Control Agreements” means each of those certain deposit account control agreements to be entered into on (a) the Closing Date, (b) the date of initial Borrowing of Tranche B Loans, (c) any Increase Effective Date or (d) as required pursuant to Section 6.28 or Section 7.14, among the Depositary Bank, the Obligors party thereto and the Collateral Agent.

“Customer” means a counterparty (other than a Borrower) to any Customer Contract.

“Customer Contract” means services agreements, colocation agreements, master services agreements, order forms, service orders under a master service agreement, occupancy agreements and rights-of-use and any other similar agreement entered into by (or assigned to) any Borrower in its capacity as service providers in the ordinary course of business, including any handbooks, policy manuals or other materials incorporated by reference into such Customer Contract.

“Customer Contract Damages” means the proceeds of any payment (or series of payments) in connection with any termination payments and other similar damages (including any liquidated damages payable in connection with such termination) received under any Customer Contract to which any Borrower is a party and that are received by any Loan Party, including the proceeds realized from the sale upon foreclosure of any Customer Equipment owned by a Customer or from the use of the Customer Equipment following such termination in accordance with a Customer Contract to which a Borrower is a party, in each case net of reasonable and documented out-of-pocket fees and expenses incurred by any Obligor in connection with the collection of such Customer Contract Damages. For the avoidance of doubt, Customer Contract Damages shall in no event include any delay damages.

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“Customer Deposit Accounts” means (a) the account held in the name of the Dorothy 1A Borrower with Initial Customer Prepayments that is identified with account number [*], (b) the account held in the name of the Dorothy 2 Borrower with Initial Customer Prepayments that is identified with account number [*], and (d) the account held in the name of the Tranche B Borrower with Initial Customer Prepayments, which account shall be identified in writing by the Tranche B Borrower to the Collateral Agent upon establishment.

“Customer Equipment” means “Equipment” or “Capital Equipment” as defined in each Customer Contract, or any other equipment owned by a Customer that is subject to the services under a Customer Contract.

“Data Center Project” means a data center-related project that comprises (i) assets that relate to procuring, hosting, or owning data centers and/or data center equipment, as the case may be, or associated rights, including real estate rights and (ii) data center facilities and Equipment.

“Debt Service” means, with respect to the Borrowers for any applicable period, an amount equal to, without duplication, all scheduled principal of the Class of Loans applicable to all Borrowers with Loans outstanding for the relevant period (excluding any mandatory prepayments), and any interest accrued with respect to the Class of Loans then scheduled to be due and payable by such Borrowers under any Loan Document, all amounts overdue and not paid from any prior period by such Borrowers and (without duplication) all interest amounts payable under this Agreement by such Borrowers.

“Debt Service Coverage Ratio” means, for any Test Period, the ratio of:

(a) (i) Cash Flow Available for Debt Service, minus (ii) Restricted Payments made during such period pursuant to Section 7.05(a); to

(b) Debt Service for such period;

provided, that for purposes of calculating the Debt Service Coverage Ratio, Cash Flow Available for Debt Service, Maintenance Capital Expenditures and Debt Service shall only include amounts attributable to a Borrower for Fiscal Quarters from and including the first complete Fiscal Quarter following the Completion Date for the relevant Project owned by such Borrower.

“Debt Service Reserve Accounts” means (a) the account held in the name of the Dorothy 1A Borrower with Loans outstanding at the Depositary Bank that is identified with account number [*], (b) the account held in the name of the Dorothy 1B Borrower with Loans outstanding at the Depositary Bank, the account number of which will be identified on the applicable Joinder Agreement, (c) the account held in the name of the Dorothy 2 Borrower with Loans outstanding at the Depositary Bank that is identified with account number [*], and (d) the account held in the name of the Tranche B Borrower with Loans outstanding at the Depositary Bank that is identified with account number [*].

“Debt Service Reserve Requirement” means, as of any date of determination, an amount equal to the Debt Service due and payable by the Borrowers with outstanding Loans on such date, for the six (6) month period commencing on such date.

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“Debt Termination Date” means the date on which (a) the Commitments have expired or been terminated, (b) the principal of and interest on each Loan and all fees (including without limitation any applicable Prepayment Premium) payable hereunder shall have been indefeasibly paid in cash in full and (c) all other expenses, amounts and other Obligations (other than any inchoate indemnification or expense reimbursement Obligations that by their terms survive termination of this Agreement and the other Loan Documents) shall have been paid in full.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event, condition, occurrence or circumstance that constitutes an Event of Default or that, with notice or the lapse of time or both, would become an Event of Default.

“Default Rate” means an interest rate (before as well as after judgment) per annum equal to the interest rate otherwise applicable to any Loan or other Obligation plus two percent (2.00%), which rate shall apply in accordance with Section 2.02(a).

“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrowers or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrowers, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided, however, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower and each Lender.

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“Deposit Account” has the meaning specified in Article 9 of the UCC.

“Depositary Bank” means Axos Bank, a federal savings association.

“DevCo” shall have the meaning given to it in the Recitals.

“Disqualified Assignee” means: (a) those Persons identified by the Borrowers to the Administrative Agent and the Lenders in writing on or prior to the Closing Date (and each such Person’s Affiliates that are clearly identifiable as such solely on the basis of their names or to the assignor’s actual knowledge), (b) those competitors of the Borrowers identified on Schedule 11.07(d), as such schedule may be updated from time to time by the Borrowers, in each case other than any such Person that is a Bona Fide Debt Fund, (c) any Affiliate of any competitor described in clause (b) that is identified by the Borrowers to the Administrative Agent and the Lenders in writing from time to time or that is clearly identifiable solely by its name (or to the assignor’s actual knowledge of the assignor) as an Affiliate of such competitor, other than any such Affiliate that is a Bona Fide Debt Fund and (d) any Affiliated Lender; provided that no updates to the Disqualified Assignee list shall be deemed to retroactively disqualify any Persons that have previously acquired an assignment or participation in respect of the Loans from continuing to hold or vote such previously acquired assignments and participations on the terms set forth herein for Lenders that are not Disqualified Assignees. Any supplement to the list of Disqualified Assignees pursuant to clause (b) or (c) above shall be made by the Borrowers to the Administrative Agent and the Lenders in writing and shall take effect three (3) Business Days after such notice is received by the Administrative Agent. The list of Disqualified Assignees shall be made available to any Lender upon request to the Administrative Agent, subject to customary confidentiality requirements. The Administrative Agent shall also have the right, and the Borrowers hereby expressly authorizes the Administrative Agent, to post the list of Disqualified Assignees provided by the Borrowers and any updates thereto from time to time on an electronic platform, including that portion of such electronic platform that is designated for “public side” Lenders. It is understood and agreed that (i) the Administrative Agent shall have no responsibility or liability to determine or monitor whether any Lender or potential Lender is a Disqualified Assignee, (ii) the Borrowers’ failure to deliver such list (or supplement thereto) in accordance with the foregoing procedures shall render such list (or supplement) not received and not effective and (iii) “Disqualified Assignee” shall exclude any Person that the Borrowers have designated as no longer being a “Disqualified Assignee” by written notice delivered to the Administrative Agent and the Lenders from time to time.

“Disqualified Equity Interests” means any Capital Stock that, by its terms (or the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Capital Stock that is not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Debt Termination Date.

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“Dollars” and “$”means the lawful currency of the United States.

“Dorothy 1A Borrower” shall have the meaning given to it in the preamble.

“Dorothy 1A JVCo” shall have the meaning given to it in the Recitals.

“Dorothy 1A Pledgor” shall have the meaning given to it in the Recitals.

“Dorothy 1A Project” means the data center facility located in Briscoe, Texas, owned by the Dorothy 1A Borrower and consuming up to 25 MW of peak electric demand.

“Dorothy 1A Project Operating Account” means the Deposit Account held in the name of the Dorothy 1A Borrower at the Depositary Bank and is identified with account no. [*].

“Dorothy 1A Project Sublandlord” means Soluna Services.

“Dorothy 1A Project Sublease” means that certain Sublease Agreement, dated as of August 5, 2022, by and between the Dorothy 1A Project Sublandlord and the Dorothy 1A Borrower.

“Dorothy 1B Borrower” means Soluna DV ComputeCo, LLC, a Delaware limited liability company.

“Dorothy 1B Joinder Date” means the date that the Dorothy 1B Borrower executes a Joinder Agreement.

“Dorothy 1B JVCo” means Soluna DVSL 1B JVCo, LLC, a Delaware limited liability company.

“Dorothy 1B Pledgor” means Soluna DVSL 1B HoldCo, LLC, a Delaware limited liability company.

“Dorothy 1B Project” means the data center facility located in Briscoe, Texas, owned by the Dorothy 1B Borrower and consuming up to 25 MW of peak electric demand.

“Dorothy 1B Project Sublandlord” means Soluna Services.

“Dorothy 1B Project Sublease” means that certain Sublease Agreement, dated as of May 9, 2023, by and between the Dorothy 1B Project Sublandlord and the Dorothy 1B Borrower.

“Dorothy 2 Borrower” shall have the meaning given to it in the preamble.

“Dorothy 2 JVCo” shall have the meaning given to it in the Recitals.

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“Dorothy 2 Pledgor” shall have the meaning given to it in the Recitals.

“Dorothy 2 Project” means the data center facility located in Briscoe, Texas, owned by the Dorothy 2 Borrower and capable of consuming up to 50 MW of peak electric demand.

“Dorothy 2 Project Operating Account” means the Deposit Account held in the name of the Dorothy 2 Borrower at the Depositary Bank and is identified with account no. [*].

“Dorothy 2 Project Sublandlord” means Soluna Services.

“Dorothy 2 Project Sublease” means that certain Sublease Agreement, dated as of July 22, 2024, by and between the Dorothy 2 Project Sublandlord and the Dorothy 2 Borrower.

“Dorothy Project Landlord” means Alice Faye Grabbe.

“Dorothy Project Lease” means that certain Lease Agreement, dated as of February 24, 2023, by and between the Dorothy Project Landlord and Soluna Services.

“Dorothy Project Shared Facilities Sublease” means that certain Sublease Agreement, dated as of August 5, 2022, by and among Soluna Services as “Sublandlord” and Dorothy 1A Borrower and Dorothy 1B Borrower as “Subtenants”.

“Dorothy Projects” means (a) the Dorothy 1A Project, (b) from and after the Dorothy 1B Joinder Date, the Dorothy 1B Project, and (c) the Dorothy 2 Project.

“Early Maturity Event” has the meaning assigned to such term in Section 3.04(c)(ii).

“Economic Interest” means the direct or indirect ownership by one Person of Capital Stock in another Person. A Person who directly holds all of the Capital Stock of another Person is understood to hold an Economic Interest of one hundred percent (100%) in such other Person. For purposes of determining the Economic Interest of one Person in another Person where there are one or more other Persons in the chain of ownership, the Economic Interest of the first Person in the second Person shall be deemed proportionately diluted by Economic Interests of less than one hundred percent (100%) held by such other Persons in the chain of ownership. For example, if Company A owns eighty percent (80%) of the Capital Stock of Company B, which in turn owns eighty percent (80%) of the partnership interests in Partnership C, which in turn owns fifty percent (50%) of the Capital Stock in Company D, then Company A would have an Economic Interest in Company D of thirty-two percent (32%).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

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“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any of the following that is not a Disqualified Assignee: (a) a Depository institution as defined under the Federal Deposit Insurance Act, (b) a branch of a foreign bank as defined under the International Banking Act of 1978, and (c) any U.S. commercial bank or financial institution in the continental U.S., in each case with the minimum capital base of five hundred million Dollars ($500,000,000) and having the following ratings of its long-term Indebtedness from at least two of the following rating agencies (or an equivalent issuer rating): (i) not less than “BBB” by S&P; (ii) not less than “BBB” by Fitch; and (iii) not less than “Baa2” by Moody’s; provided, however, that such standards shall be applied to the foreign bank and not such branch.

“Eligible Project Costs” means Project Costs that are identified in the Construction Budget and Schedule for the applicable Project. For the avoidance of doubt, the funding of any Debt Service Reserve Account or Operating Account to satisfy the applicable Debt Service Reserve Requirement or Operating Reserve Requirement, respectively, shall not constitute Eligible Project Costs.

“Emergency Expenditures” shall mean those operating or capital expenditures required to be expended by the Borrowers and required to prevent or mitigate an emergency situation that, in the Borrowers’ reasonable judgment, poses an imminent and material risk to life or limb and provided that the Borrowers provide the Administrative Agent with copies of invoices related thereto and a brief description of the incident promptly after the occurrence of the same.

“Employee Pension Plan” means any “Plan” (other than a Multiemployer Plan), which is subject to Title IV of ERISA or Sections 412 and 430 of the Code or Section 302 of ERISA.

“Energy Services” has the meaning given in the preamble.

“Energy Services Pledgor” shall have the meaning given to it in the Recitals.

“Environmental Laws” means all Laws pertaining to or imposing liability or standards of conduct concerning environmental protection, human health and safety (to the extent relating to human exposure to Hazardous Materials), contamination or clean-up or the presence, use, handling, generation, Release or storage of Hazardous Material, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Conservation and Recovery Act, the Emergency Planning and Community Right-to-Know Act of 1986, the Hazardous Substances Transportation Act, the Solid Waste Disposal Act, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, the Safe Drinking Water Act and the Occupational Safety and Health Act (to the extent relating to human exposure to Hazardous Materials), each as amended from time to time, along with any state or local analogs to the Laws listed above (including, with respect to Projects located in the State of New York, the New York State Environmental Quality Review Act) and any state superlien and other environmental clean-up statutes and all regulations adopted in respect of the foregoing Laws whether now or hereafter in effect.

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“Environmental Liability” means any liability or obligation, contingent or otherwise (including any monetary obligations, losses, liability for damages or natural resource damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly, resulting from, arising out of, or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, disposal or permitting or arranging for the disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” means equipment (as defined in the UCC) used to service, operate or construct one or more Data Center Projects and other assets used in connection with such equipment, in each case, owned by a Borrower.

“Equipment Sale Proceeds” means proceeds in cash or cash equivalents (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) from the sale, assignment or other disposition of any Equipment (other than a Project Sale).

“Equipment Supply Agreements” means each material agreement for the supply of fiber, module containers, high-voltage and mid-voltage transformers and each material logistics contract providing for the shipment of such equipment.

“ERCOT” means the Electric Reliability Council of Texas, Inc., and any successor entity.

“ERCOT Emergency Response Service” means a special emergency response service to be deployed by ERCOT to help prevent or alleviate an actual or anticipated Energy Emergency Alert event.

“ERCOT Protocols” means the documents and directives adopted by ERCOT from time to time, including any attachments or exhibits referenced therein, that contain the scheduling, registration, operating, planning, reliability and settlement policies, rules, guidelines, procedures and standards implemented and followed by ERCOT. The ERCOT Protocols specifically include the ERCOT Nodal Protocols, Nodal Operating and Planning Guides and Other Binding Documents, each as defined by ERCOT. The version of the ERCOT Nodal Protocols in effect at the time of the performance or non-performance of an action shall govern with respect to such action.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, in relation to any Person, any other Person, trade or business (whether or not incorporated) under common control with the first Person, within the meaning of Section 414(b), or (c) of the Code, or solely with respect to Sections 412 and 430 of the Code or Section 302 of ERISA, is treated as a single employer under Section 414(m) or (o) of the Code or Section 4001(a)(14) of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

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“Event of Default” shall have the meaning given to it in Section 9.01.

“Event of Loss” means (a) an event that causes any portion of a Project to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever (including any covered loss under a casualty insurance policy) and (b) any compulsory transfer or taking, or transfer under threat of compulsory transfer, of any Project pursuant to the power of eminent domain, condemnation or otherwise.

“Evidence of Flood Insurance” shall have the meaning given to it in Section 5.01(d)(ii)(D).

“Excess Cash Sweep Decrease Date” means the Repayment Date on which the principal amount of all Loans actually borrowed by all Borrowers with Loans outstanding, as of such Repayment Date, in the aggregate, is less than fifty percent (50%) of the applicable funded Commitments.

“Excess Cash Sweep Prepayment Amount” means:

(a) (i) prior to the Excess Cash Sweep Decrease Date, seventy-five percent (75%); (ii) after the Excess Cash Sweep Decrease Date, twenty-five percent (25%); or (iii) upon the occurrence of a PPA Extension Failure, one hundred percent (100%); multiplied by

(b) any amounts available in the Operating Account of the Borrowers on each Repayment Date, less the Operating Reserve Requirement after giving effect to (i) payment of operating expenses and Maintenance Capital Expenditures in accordance with the Operating Budget then due and payable and expected to be due and payable prior to then immediately succeeding Repayment Date, (ii) payment of all fees, costs, expenses and other amounts then due and owing to each Depositary Bank, the Administrative Agent and the Collateral Agent in their capacities as such (including the reasonable fees and expenses of their respective counsel and indemnification payments), (iii) payments of fees and scheduled payments of interest then due and payable under this Agreement, (iv) scheduled payments of principal then due and payable under the applicable Loan Documents and (v) payment of any voluntary prepayments of the Obligations together with all termination, liquidation and unwind payments required to be paid in connection with such voluntary prepayments pursuant to this Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Account” shall mean any bank account required to be established pursuant to a Material Project Document and pledged to the counterparty of such Material Project Document or a letter of credit issuer in support of an obligation owing under such Material Project Document.

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“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 3.09) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.08, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office; (c) Taxes attributable to such Recipient’s failure to comply with Section 3.08(g); and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Shareholders” means (a) Spring Lane, (b) Spring Lane 2, and (c) Spring Lane 3.

“Extraordinary Receipts” means, collectively and with respect to any Event of Loss, any and all proceeds (in any form whatsoever) of any insurance, condemnation awards, amounts and proceeds received in connection with an event of eminent domain, or other compensation, awards, damages and other payments or relief (exclusive, in each case, of the proceeds of liability insurance and business interruption insurance and other payments for interruption of operations), in each case net of reasonable and documented out-of-pocket fees and expenses incurred by any Obligor in connection with the collection of such Extraordinary Receipts.

“Facility” means the Commitments and the Loans made hereunder.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any applicable intergovernmental agreement entered into in connection with the foregoing, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement.

“Federal Funds Effective Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) zero percent (0%).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Fee Letters” means each of the Generate Lender Fee Letter and the Generate Agency Fee Letter.

“FERC” means the Federal Energy Regulatory Commission and any successor agency.

“Financial Covenants” shall mean the covenants set forth in Section 6.22(a) and (b).

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“Financial Statements” means in relationship to any Person, its consolidated statements of operations and members’ equity, statements of cash flow and balance sheets.

“Fiscal Quarter” means each fiscal quarter of Borrower, ending on the last day of each of March, June, September and December.

“Fiscal Year” means a fiscal year of the Borrowers, ending on December 31 of each calendar year.

“Fitch” means Fitch, Inc.

“Floor” means a rate of interest equal to three and one-half percent (3.50%) per annum.

“FNTP” means, with respect to any Project, the “Full Notice to Proceed”, purchase request (or equivalent term) under the Construction Contracts and Equipment Supply Agreement for such Project (without giving effect to any waivers of the terms thereof unless consented to by the Administrative Agent, acting at the direction of Required Lenders).

“Foreign Lender” means a Lender that is not a U.S. Person.

“Forward Contracted Debt Service Coverage Ratio” means, as of any date of measurement, for the twelve (12)-month period following (but not including) the date of measurement the ratio of (a) Contracted Revenue minus projected operating expenses and Maintenance Capital Expenditures in accordance with the Operating Budget to (b) Debt Service, as provided by the Borrowers pursuant to Section 6.01(b)(iv).

“Forward Contracted DSCR Sizing Criteria” means, in the aggregate, the maximum amount of Loans that would permit the Borrowers to collectively meet a Forward Contracted Debt Service Coverage Ratio for all Loans outstanding measured for the twelve-month period following the expiration of the Availability Period, of at least 1.20:1.00 with respect to any Contracted Fees based on the Base Case Model approved by the Lenders.

“GAAP” means United States Generally Accepted Accounting Principles.

“Generate Agency Fee Letter” means that certain fee letter, dated as of the date hereof by and between Administrative Agent, Dorothy 1A Borrower, Dorothy 2 Borrower and Tranche B Borrower.

“Generate Equity Holder” means Generate Strategic Credit Master Fund I-B, L.P., and each of its Affiliates.

“Generate Lender Fee Letter” means that certain fee letter, dated as of the date hereof by and between Generate Strategic Credit Master Fund I-A, L.P., Dorothy 1A Borrower, Dorothy 2 Borrower and Tranche B Borrower.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state, regional, tribal, or local, and any agency, authority, department, commission, board, bureau, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

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“Guaranteed Obligations” shall have the meaning given to it in Section 8.01.

“Guarantor Operating Accounts” shall mean the accounts established by the Guarantors at the Depositary Bank as required by Section 6.27(b).

“Guarantors” means, collectively, with respect to the Obligation of a Borrower, (a) each other Borrower hereunder, (b) Soluna Services and (c) Energy Services.

“Guaranty” shall have the meaning given to it in Section 8.01.

“Hazardous Material” means any pollutant, contaminant or hazardous or toxic substance, material or waste that is regulated by or forms the basis of liability now or hereafter under, any Environmental Law due to its hazardous or dangerous properties or characteristics, including any (a) petroleum, petroleum hydrocarbons, petroleum products, crude oil or any fraction or by-product derivatives thereof, (b) asbestos or asbestos-containing material, (c) polychlorinated biphenyls (“PCBs”) or PCB-containing materials or fluids, per- and polyfluoroalkyl substances and compounds, mold or (d) any other radioactive, hazardous, toxic or noxious substance, material, pollutant, emission or discharge or contaminant that, whether by its nature or its use, is subject to regulation or giving rise to liability or obligation under any Environmental Law due to its hazardous or dangerous properties or characteristics.

“Holdings” shall have the meaning given to it in the Recitals.

“Increase Effective Date” shall have the meaning given to it in Section 2.05.

“Indebtedness” means, for any Person, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all obligations of such Person for amounts drawn under a letter of credit, or for the deferred purchase price of property or services for which such Person or its assets is liable, (c) all unfunded amounts under any loan agreement, letter of credit, bankers’ acceptance, bank guaranty, surety bond, performance bond or other similar instrument (unless secured in full by cash), or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (d) all obligations of such Person in respect of Disqualified Equity Interests, (e) all obligations (including all amounts to be capitalized) under leases that constitute capital leases where such Person is the lessee and for which such Person is liable, (f) all obligations of such Person under any Swap Agreement, in each case whether such Person is liable contingently or otherwise, as borrower, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss, (g) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets acquired by such Person (even though the rights of the seller or lender thereunder may be limited in recourse), (h) indebtedness secured by a Lien on property owned or being purchased by such Person, whether or not such indebtedness shall have been assumed by such Person or is limited recourse, and (i) all guarantees of such Person in respect of any of the foregoing. The Indebtedness of a Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness or applicable Law limits the liability of such Person in respect thereof.

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“Indemnified Amounts” shall have the meaning given to it in Section 11.05(a).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrowers under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” shall have the meaning given to it in Section 11.05(a).

“Independent Consultants” means, collectively, the Independent Engineer, the Insurance Consultant, or the Market Consultant or their successors appointed pursuant to Section 11.10.

“Independent Engineer” means Black & Veatch, or another third-party independent engineer or its successors appointed pursuant to Section 11.10.

“Independent Manager” shall have the meaning given to it in Section 5.01(z).

“Information” shall have the meaning given to it in Section 4.25(a).

“Initial Customer Prepayments” means the “Initial Deposit” as defined in each Customer Contract, or any other initial customer deposit covering prepayment or deposit of Contracted Fees under a Customer Contract.

“Insurance Consultant” means Alliant Insurance Services, Inc., or another third-party insurance consultant or its successors appointed pursuant to Section 11.10.

“Intercompany Loan Side Letter” means the Side Letter Agreement dated as of December 23, 2024 by and between Spring Lane 2, Holdings, Sponsor and the Dorothy 2 Borrower.

“Interconnection Agreement” shall mean each electric interconnection agreement entered into with respect to a Project, including any agreement that provides for construction and/or ownership of interconnection facilities.

“Interest Period” means, as to any Borrowing, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one (1) month thereafter (in each case, subject to the availability thereof), as specified in the applicable Borrowing Notice; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period shall extend beyond the Maturity Date and (iv) no tenor that has been removed from this definition pursuant to Section 3.14(d) shall be available for specification in such Borrowing Notice. For purposes hereof, the date of a Loan or Borrowing initially shall be the date on which such Loan or Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan or Borrowing.

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“Interparty Agreement” means that certain Interparty Agreement, dated as of the date hereof, among Spring Lane, Spring Lane 2, Spring Lane 3, Holdings, Sponsor, the Dorothy 1A JVCo, the Dorothy 2 JVCo, the Kati JVCo, the Administrative Agent and the Collateral Agent.

“Investment” means, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of an Economic Interest of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Indebtedness of, purchase or other acquisition of any other Indebtedness of, or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory, goods, supplies or services sold by such Person in the ordinary course of business); (c) the purchase or acquisition (in one or a series of transactions) of property of another Person that constitutes a business unit; or (d) the entering into of any guarantee of, or other contingent obligation with respect to Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

“Investment Company Act” means the United States Investment Company Act of 1940.

“Investors” means the Generate Equity Holder and any of its Affiliates.

“Involuntary Bankruptcy” means any involuntary case under any Debtor Relief Law, in which any Loan Party is a debtor or any Assets of any such entity is property of the estate therein.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means a Joinder Agreement in substantially the form attached as Exhibit J hereto.

“JV Holdcos” means each of the (a) Dorothy 1A JVCo, (b) from and after the Dorothy 1B Joinder Date, the Dorothy 1B JVCo, (c) Dorothy 2 JVCo and (d) Kati JVCo.

“Kati JVCo” shall have the meaning given to it in the Recitals.

“Kati Pledgor” shall have the meaning given to it in the Recitals.

“Kati Project” means the data center facility located in Willacy County, Texas, capable of consuming up to 166 MW of peak electric demand, which will be developed in two phases: (i) Phase I as a 83 MW crypto campus and (ii) Phase II as an 83 MW AI data center.

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“Kati Project Lease” means that certain Lease Agreement, dated as of April 3, 2025, by and between Sarah E. Funk, as “Landlord” and Energy Services, as “Tenant”.

“Kati Project Purchase Agreement” means that certain Purchase and Sale Agreement, dated as of December 18, 2024, by and between Alazan Farms, L.P., as “Seller,” and Energy Services, as “Purchaser.”

“Kati Project Sublease” means that certain Sublease Agreement, dated as of August 1, 2025, between Energy Services, as “Sublandlord” and the Tranche B Borrower, as “Subtenant”.

“KeyBank Operating Accounts” means (a) the Deposit Account held in the name of Soluna Services at KeyBank that is identified with account no. [*] and (b) the Deposit Account held in the name of Energy Services at KeyBank that is identified with account no. [*].

“Knowledge” whenever used in this Agreement or any of the Loan Documents, or in any document or certificate executed pursuant to this Agreement or any of the Loan Documents, (whether by use of the words “knowledge” or “known”, or other words of similar meaning, and whether or not the same are capitalized), means, with respect to any Loan Party, actual knowledge of the chief executive officer, chief financial officer, or any Authorized Officer of a Loan Party who is responsible for the management and administration of the Borrowers, any Project, and Material Project Document or the Loan Documents.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, common law, constitutions, treaties, laws, statutes, rules, guidelines, regulations, ordinances, codes, decrees, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and Permits of, and agreements with, any Governmental Authority, in each case, whether or not having the force of law.

“Lender” shall have the meaning given to it in the preamble and shall include any other Person that shall have become a party hereto as a Lender pursuant to an Assignment and Assumption.

“Lender Parties” means the Administrative Agent, the Collateral Agent and each Lender.1

“Lending Office” means, with respect to each Lender, such Lender’s address and, as appropriate, account on file with the Administrative Agent, or such other address or account as such Lender may from time to time notify to the Administrative Agent.

“LHEC Soluna Power Supply Agreement” means the Agreement for Electric Service by and between Soluna Services and Lighthouse Electric Cooperative, Inc. dated February 24, 2023.

1 Lender Warrants defined terms moved to “Warrants”, but no changes to definitions.

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“LHEC Soluna PPA Extension” means either the (i) extension of the term of the LHEC Soluna Power Supply Agreement at least until the Maturity Date or (ii) replacement of the LHEC Soluna Power Supply Agreement with a Power Supply Agreement satisfactory to the Administrative Agent in its sole discretion.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means a Tranche A-1 Loan, a Tranche A-3 Loan, a Tranche B Loan, or any Additional Tranche Loan, as the context requires.

“Loan Documents” means, collectively, this Agreement, the Interparty Agreement, the Fee Letters, the Notes (if any), the Warrants, the Board Observer Rights Letter, the Registration Rights Agreement, the Collateral Documents, the Side Letter (prior to the Dorothy 1B Joinder Date), any amendment, supplement or modification of any of the foregoing, any waiver of any of the foregoing or any other agreement, document or instrument designated as such by the Borrowers and the Administrative Agent.

“Loan Parties” means the Pledgors, the Borrowers, Soluna Services and Energy Services.

“Loan to Cost Ratio” means, with respect to any Project, the ratio of:

(a) the sum of:

(i) the outstanding principal for the Class of Loans applicable to such Project, as of the last day of any calendar month, or

(ii) solely for purposes of determining whether the condition precedent set forth in Section 2.05(a) has been satisfied, the total amount of Additional Tranche Loan Commitments being requested for such Project by the applicable Borrower(s) on the Increase Effective Date;

to

(b) the Eligible Project Costs for such Project.

“Maintenance Capital Expenditures” means with respect to any Borrower for any applicable period, Capital Expenditures made in the ordinary course of business to repair, replace or otherwise maintain fixed or capital assets with respect to the Project owned by such Borrower during such period.

“Market Consultant” means Luxor Technology Corporation, or another third-party market consultant or its successors appointed pursuant to Section 11.10.

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“Material Adverse Effect” means, (a) a material adverse change in, or a material adverse effect upon, the business, operations, property, assets or condition (financial or otherwise) of any of the Loan Parties or the Projects, (b) the material impairment of any Project or material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party or (c) a material adverse effect on (i) the legality, validity, binding effect or enforceability of any of the Loan Documents or (ii) the rights, remedies and benefits available to, or conferred upon, any Secured Party under any of the Loan Documents (including the validity, perfection or priority of the Collateral Agent’s Liens on the Collateral).

“Material Project Document” means each of the following: (a) with respect to each Project, the Operation and Maintenance Agreements and each Administrative Services Agreement, Shared Facilities Agreement, Construction Contract, Equipment Supply Agreement, Interconnection Agreement, Power Supply Agreement and Real Property Document with respect to such Project, (b) each Customer Contract, (c) any tax abatement agreements entered into by a Loan Party, (d) each other contract or agreement that provides for payments by or to any Obligor in excess of two hundred and fifty thousand Dollars ($250,000) in the aggregate during any contract year or for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to result in a Material Adverse Effect and (e) any contract or agreement entered into in replacement of any of the foregoing.

“Maturity Date” means (a) with respect to the Tranche A Loans, the Tranche A Loan Maturity Date, (b) with respect to the Tranche B Loans, the Tranche B Loan Maturity Date, and (c) with respect to any Additional Tranche Loans, the Additional Tranche Loan Maturity Date for such Class of Additional Tranche Loans.

“Maximum Rate” shall have the meaning given to it in Section 11.21.

“Membership Interests” means, with respect to any Person, all of the outstanding Capital Stock issued by such Person (including all Economic Interests and Voting Rights).

“Monthly Operating Statement” means, a summary performance report with respect to each Project in the form attached hereto as Exhibit E-2.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgages” means a mortgage or a deed of trust, deed to secure debt, trust deed, fixture filing or other security document entered into by an Obligor and the Collateral Agent for the benefit of the Secured Parties in respect of each Obligor’s interest in a Project Site, substantially in the form of Exhibit H (with such changes thereto as may be necessary to account for local law matters) or otherwise in such form as agreed between the applicable Obligor and the Collateral Agent.

“Multiemployer Plan” means a Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Multiple on Invested Capital” means as of any date on which a Class of Loans is repaid or prepaid in full, the ratio (expressed as a percentage) of (a) the total amount of principal, interest, and fees (excluding any agency fees paid to the Agents and any amounts payable in respect of the Warrants) paid to the Lenders with respect to such Class of Loans on or prior to such date to (b) the original aggregate principal amount of such Class of Loans; provided, that for any Loan which is subject to a partial prepayment, the Multiple on Invested Capital shall be calculated on a pro rata basis taking into consideration the portion of the principal amount of such Loan prepaid.

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“NFIP” shall have the meaning given to it in Section 5.01(d)(ii)(B).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01 and (b) has been approved by the Required Lenders.

“Non-Recourse Parties” shall have the meaning given to it in Section 11.16.

“Note” shall have the meaning given to it in Section 2.03.

“Obligations” means the principal amount of the Loans, accrued interest thereon (including uncapitalized PIK Interest) and all advances to, fees, costs, expenses and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document (including any premium, reimbursements, damages, expenses, fees, costs, charges, disbursements, indemnities, and other liabilities) or otherwise with respect to any Loan, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that would accrue on any of the foregoing during the pendency of any proceeding under any Debtor Relief Law with respect to any Loan Party, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, charges, expenses, fees (including without limitation any applicable Prepayment Premium), indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that the Administrative Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of a Loan Party.

“Obligors” means, collectively or individually, depending on the context, the Guarantors, the Pledgors and the Borrowers.

“Officer’s Certificate” means a certificate signed by the chief financial officer of the applicable Borrower(s).

“Operating Account” means (a) the Borrower Operating Accounts, (b) the Guarantor Operating Accounts, and (c) any other account held in the name of a Borrower at the Depositary Bank, other than any Excluded Accounts.

“Operating Budget” means, with respect to each Project that has achieved Completion, a detailed operating budget for such Project, each as prepared by the Borrower owner of such Project, substantially in the form of Exhibit G.

“Operating Reserve Requirement” means, as of any date of determination, with respect to each Borrower, all assets of such Borrower (other than cash and cash equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of such Borrower as current assets at such date of determination minus all liabilities of such Borrower that would, in accordance with GAAP, be classified on a consolidated balance sheet of such Borrower as current liabilities at such date of determination; provided that under no circumstances such amount shall be less than two hundred twenty-five thousand Dollars ($225,000) for Project Dorothy 1A, two hundred twenty-five thousand Dollars ($225,000) for Project Dorothy 2 or, with respect to the Kati Project, an amount to be determined by Tranche B Borrower and Lender on the initial Borrowing Date for the Kati Project.

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“Operation and Maintenance Agreements” shall mean each operations and maintenance agreement entered into with the Operator with respect to any Project.

“Operator” means Soluna US Services, LLC, a Nevada limited liability company in its capacity as operator under the Operation and Maintenance Agreements.

“Organizational Documents” shall mean, as to any Person, the certificate of formation, the articles of incorporation, bylaws, limited liability company agreement, partnership agreement, or other organizational or governing documents of such Person.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes and any other excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than assignment made pursuant to Section 3.09).

“Participant” shall have the meaning given to it in Section 11.07(d)(i).

“Participant Register” shall have the meaning given to it in Section 11.07(d)(ii).

“PATRIOT ACT” shall have the meaning given to it in Section 11.15.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permits” means any and all franchises, licenses, leases, permits, approvals, notifications, certifications, registrations, authorizations, exemptions, qualifications, easements, rights of way, Liens and other rights, privileges and approvals required to be obtained from a Governmental Authority under any Law, rule or regulation.

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“Permitted Holdco Liens” means any:

(a) Liens imposed by any Governmental Authority for Taxes (i) that are not yet due or (ii) that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted (and enforcement of such Lien shall have been stayed) so long as (x) such proceeding shall not involve any material risk of the sale, forfeiture or loss of any Assets of any Obligor and shall not interfere with the use or disposition of such Assets and (y) adequate reserves have been made in respect thereof in accordance with GAAP;

(b) statutory or common law Liens of banks (and rights of set off or similar rights) not securing Indebtedness and incurred in the ordinary course of business; and

(c) Liens created pursuant to the Loan Documents.

“Permitted Indebtedness” shall have the meaning given to it in Section 7.01.

“Permitted Investments” means investments in:

(a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States;

(b) certificates of deposit, time deposits, repurchase agreements, reverse repurchase agreements or overnight bank deposits issued by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than five hundred million Dollars ($500,000,000) and rated at least A-1 by S&P and P-1 by Moody’s;

(c) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act, (ii) are rated AAA by S&P and AAA by Moody’s and (iii) have portfolio assets of at least five billion Dollars ($5,000,000,000);

(d) advances in the form of a prepayment of expenses to vendors, suppliers and trade creditors consistent with past practices, so long as such expenses were incurred in the ordinary course of business; and

(e) investments acquired in connection with the settlement of delinquent accounts in the ordinary course of business or in connection with the bankruptcy or reorganization of suppliers or customers.

“Permitted Liens” means, (a) in the case of any Obligor, Permitted Holdco Liens and (b) in the case of any Borrower that owns, directly, a Project, Permitted Project Liens.

“Permitted Project Cost Variance” shall have the meaning given to it in Section 6.20(a)(i).

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“Permitted Project Liens” means any:

(a) Liens imposed by any Governmental Authority for Taxes (i) that are not yet due or (ii) that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted (and enforcement of such Lien shall have been stayed) so long as (x) such proceedings shall not involve any material risk of the sale, forfeiture or loss of any part of any Project and shall not interfere with the use or disposition of any Project and (y) adequate reserves have been made in respect thereof in accordance with GAAP;

(b) mechanics’, materialmen’s, repairmen’s and other similar liens arising in the ordinary course of business or incident to the construction, improvement or restoration of a Project in respect of obligations (i) that are not yet due or (ii) that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted (and enforcement of such Lien shall have been stayed) so long as adequate reserves have been made in accordance with GAAP;

(c) minor defects, easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and that are not incurred to secure Indebtedness and encumbrances, licenses, restrictions on the use of real property or minor imperfections in title that do not materially impair the real property affected thereby for the purpose for which title was acquired or materially interfere with the ownership, development, operation or maintenance of a Project;

(d) judgment Liens in respect of judgments not constituting an Event of Default and (i) that do not involve any material risk of the sale, forfeiture or loss of any part of any Project and do not interfere with the use or disposition of any Project, (ii) that are being contested in good faith and by appropriate appeal or review proceedings (and execution thereof is stayed pending such appeal or review), and (iii) for which adequate reserves have been made in accordance with GAAP;

(e) Liens required to secure the performance of statutory obligations, appeals and other bonds in connection with judicial or administrative proceedings and other obligations of a like nature in the ordinary course of business;

(f) zoning, entitlement, conservation restrictions and other land use and environmental regulations by Governmental Authorities that do not involve any material risk of the sale, forfeiture or loss of any part of any Project and do not interfere with the use or disposition of any Project; provided, that the relevant owner of legal title to a Project is not in violation thereof;

(g) statutory or common law Liens of banks (and rights of set off or similar rights) not securing Indebtedness and incurred in the ordinary course of business;

(h) Liens incurred in the ordinary course of business in connection with surety bonds, worker’s compensation, unemployment insurance, social security and other applicable Law that do not in the aggregate materially impair the use of the property or assets of any Borrower or the value of any Project;

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(i) Liens on assets, other than any real property assets, of any Borrower related to any Project owned by such Borrower, which assets have a fair market value of less than five hundred thousand Dollars ($500,000) in the aggregate;

(j) Liens on bank accounts required to be established pursuant to a Material Project Document and pledged to the counterparty or a letter of credit issuer in support of an obligation owing under such Material Project Document with respect to any other Project, in each case to the extent approved by the Lenders in connection with an Additional Tranche Loan Amendment entered into in accordance with this Agreement;

(k) Liens that do not individually or in the aggregate, materially impair the business or operations of the Borrowers taken as a whole and do not secure obligations that exceed five hundred thousand Dollars ($500,000) in the aggregate;

(l) Liens created pursuant to the Loan Documents;

(m) encumbrances with respect to fee, leasehold, easement or other real property interests with respect to the applicable Project Site that are exceptions listed on the Title Policy, excluding (A) mechanic’s, materialmen’s, repairmen’s and other similar liens (other than as permitted by clause (c) above (provided mechanic’s and materialman’s liens recorded as of the effective date of the Title Policy shall not constitute Permitted Project Liens)) and (B) mortgages against the fee interest of the property subject to a lease or easement, unless the mortgagee thereof shall have subordinated its interest to the interest of the Borrower under the terms of the lease or easement, in a written agreement and in recordable form; and

(n) Liens granted pursuant to each Sublease.

“Permitted RP Amount” means the amount determined based on the calculation of the Debt Service Coverage Ratio for the Test Period as of the end of the previous Fiscal Quarter and, for the avoidance of doubt, after giving effect to the payment of any Excess Cash Sweep Prepayment Amount, that if deducted from Cash Flow Available for Debt Service for such Test Period would result in the Debt Service Coverage Ratio of the Borrower for the applicable Test Period being no less than 1.20:1.00.

“Permitted Schedule Variance” shall have the meaning given to it in Section 6.20(a)(ii).

“Permitted Transferee” means any of the entities set forth on Schedule II; provided that, at the time of the applicable transfer, (a) no material degradation in such entity’s credit has occurred, in the reasonable judgment of the Lender and (b) each Lender Party shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and Anti-Money Laundering Laws, including the PATRIOT ACT, that has been requested by such Lender Party with respect to any such entity set forth on Schedule II.

“Person” means any individual, corporation, estate, partnership, joint venture, association, joint stock company, limited liability company, trust (including any beneficiary thereof), unincorporated organization, Governmental Authority or other entity.

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“Personal Data” means any data or information in any media that is used or reasonably capable of being used to identify, directly or indirectly, an individual, household, or device and any other data or information that constitutes personal data or personal information under any applicable law, and includes, but is not limited to, an individual’s first and last name, home or other physical address, telephone number, fax number, email address or other online identifier, social security number or other third-party issued identifier (including, but not limited to, state identification number, driver’s license number, or passport number), biometric data, or credit card or other financial information (including, but not limited to, bank account information).

“PIK Interest” shall have the meaning given to it in Section 3.06(a).

“PIK Interest Outside Date” shall have the meaning given to it in Section 3.06(a).

“Plan” means any “employee benefit plan,” as defined in Section 3(3) of ERISA and any plan, individual retirement account, or other arrangement that is subject to Section 4975 of the Code or provisions under any similar Law.

“Pledge Agreement” means the pledge and security agreements dated as of the Closing Date by and among each Pledgor, the Collateral Agent for the benefit of the Secured Parties and any entities that subsequently join as a Pledgor pursuant to a joinder agreement.

“Pledge Supplement” has the meaning assigned to such term in the Security Agreement.

“Pledgors” means each of the (a) Soluna Services Pledgor, (b) Dorothy 1A Pledgor, (c) on and after the Dorothy 1B Joinder Date, the Dorothy 1B Pledgor, (d) the Dorothy 2 Pledgor, (e) the Kati Pledgor and (f) Energy Services Pledgor.

“Policy Mitigation Plan” means a plan, certified by an Authorized Officer of Borrower, demonstrating the Borrower’s plan to mitigate such Change of Law Event (Business Operations) through changes to the business operations, organizational structure, target customer base, Maintenance Capital Expenditures or otherwise.

“Power Supply Agreement” shall mean any contract for the purchase or sale or hedge of electric energy, capacity, ancillary services (including demand-response or similar service) and/or electric transmission services, including, for the avoidance of doubt, any agreement that provides for rate incentives or benefits related thereto, in each case that is material or potentially material to the operation or economic value of any Project, as well as any contract for service entered into by a Captive Borrower.

“PPA Extension Failure” means the failure by the Tranche A Borrowers to provide evidence satisfactory to the Administrative Agent in its sole discretion that, by March 31, 2026, the Tranche A Borrowers have both (i) obtained the LHEC Soluna PPA Extension and (ii) caused the Briscoe GSEC PPA Extension.

“Prepayment Premium” means, with respect to each Class of Loans prepaid, repaid or due and payable, an amount sufficient to achieve a Multiple on Invested Capital equal to the Required Multiple on Invested Capital with respect to such Class of Loans.

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“Prime Rate” means the rate of interest per annum last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Any change in the Prime Rate shall take effect at the opening of business on the day such change is publicly announced or quoted as being effective.

“Processing” means any operation or set of operations that is performed upon data or information, whether or not by automatic means, including, but not limited to, collection, access, acquisition, creation, derivation, recordation, organization, storage, adaptation, alteration, correction, retrieval, maintenance, consultation, use, disclosure, dissemination, transmission, transfer, making available, alignment, combination, blocking, storage, retention, deleting, erasure, or destruction.

“Project Costs” means, with respect to any Project, collectively, to the extent such costs are paid or incurred prior to Completion for the relevant Project (a) the cost of developing (including site and project acquisition costs), designing, engineering, equipping, procuring, constructing, starting up, commissioning and testing such Project, including the costs incurred in respect of Material Project Documents and including the cost and fees of all labor, services, materials, supplies, equipment, tools, transportation, supervision, storage, training, demolition site preparation, civil works, and remediation in connection therewith, (b) the cost of constructing any interconnection facilities and feeder lines for the Project with one or more electricity sources, (c) the cost of acquiring any lease, easement, right of way and any other necessary real property interest in the applicable Project Site, (d) real and personal property taxes, ad valorem taxes, sales, use and excise taxes and insurance (including title insurance) premiums payable with respect to the Project, (e) interest and financing-related fees and costs attributable to such Project during the activities contemplated prior to the Completion Date, solely to the extent expressly set forth in the Construction Budget and Schedule for the applicable Project, (f) the costs of acquiring Permits for such Project, (g) all documented general and administrative costs of the applicable Borrower and each Loan Party attributable to such Project prior to the Completion Date, solely to the extent expressly set forth in the Construction Budget and Schedule for the applicable Project, (h) the cost of establishing a spare parts inventory for such Project (if any), (i) any initial working capital requirements and funding any cash collateral required by any Material Project Document, solely to the extent expressly set forth in the Construction Budget and Schedule for the applicable Project, and (j) other fees and expenses relating to the development, construction and closing of financing of such Project, including the financial, legal and consulting fees, costs and expenses of independent consultants, together with a contingency allowance; provided, that Project Costs shall not include any of the contemplated under clauses (e), (g) or (i) unless such amounts are expressly approved in accordance with the Construction Budget and Schedule for the applicable Project.

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“Project Revenues” means, for any period, the sum, computed without duplication, of cash revenues received by the Borrowers under Qualified Customer Contracts during such period from: (a) Contracted Revenues; (b) amounts received in respect of business interruption insurance proceeds, delayed start-up insurance proceeds and liability insurance proceeds (to the extent such liability insurance proceeds represent reimbursement of third-party claims previously paid by the Borrowers), if any; and (c) other income, proceeds or receipts received by the Borrowers under Qualified Customer Contracts arising from the ownership or operation of the Projects; provided that notwithstanding the foregoing, “Project Revenues” shall not include (i) proceeds of the Loans, any Indebtedness or any other debt for borrowed money; (ii) insurance proceeds (except for those contemplated in clause (b) above); (iii) Initial Customer Prepayments, Extraordinary Receipts, Equipment Sale Proceeds or Customer Contract Damages; (iv) proceeds from the sale, assignment or other disposition of assets; or (v) amounts in respect of value added Taxes; provided that, in the case of any future period, all such revenues projected by the Borrowers shall be so projected on the basis of the then-applicable Base Case Model to be received during such period.

“Project Sale” means the sale, assignment or other disposition of any Borrower or substantially all of the Assets of any Borrower.

“Project Site” means, with respect to any Project, the real property that the applicable Obligor owns in fee or in which such Obligor otherwise holds a leasehold or easement.

“Projects” means each of the (a) Dorothy 1A Project, (b) on and after the Dorothy 1B Joinder Date, the Dorothy 1B Project, (c) the Dorothy 2 Project and (d) the Kati Project, and “Project” means any one of them as the context requires.

“Proportionate Share” means, (i) with respect to the Tranche A-1 Loan Commitment or related Tranche A-1 Loans, the percentages set forth opposite each Lender’s name on Schedule 2.01 under the heading “Tranche A-1 Loan Commitment”, (ii) with respect to the Tranche A-3 Loan Commitment or related Tranche A-3 Loans, the percentages set forth opposite each Lender’s name on Schedule 2.01 under the heading “Tranche A-3 Loan Commitment”, (iii) with respect to the Tranche B Loan Commitment or related Tranche B Loans, the percentages set forth opposite each Lender’s name on Schedule 2.01 under the heading “Tranche B Loan Commitment”, (iv) with respect to the Additional Tranche Loan Commitment or related Additional Tranche Loans, the percentages set forth opposite each Lender’s name on Schedule 2.01 under the heading “Additional Tranche Loan Commitment” for the applicable Class, and (v) with respect to all Commitments or Loans, the percentages set forth opposite each Lender’s name on Schedule 2.01 under the heading “Total Commitment”, in each case, as such Schedule 2.01 may be amended from time to time in accordance with this Agreement or as such percentages may be modified from time to time as a result of transfers of Commitments or Loans by a Lender in accordance with the this Agreement.

“Prudent Industry Practices” means, at a particular time, those practices, standards, designs, methods, means, techniques, equipment, procedures and acts that, at such time, exercising the degree of skill, care, diligence, prudence and foresight, would reasonably be expected to be observed by a skilled and experienced owner, developer, financier, constructor, operator or maintainer, as applicable, of facilities of similar type and scale as any Project and under similar circumstances, in light of the facts known at the time a decision is made. Prudent Industry Practices are not intended to be limited to the optimum practices, methods or acts to the exclusion of all others, but rather to be a range of good and proper practices, methods and acts. Prudent Industry Practices with respect to any Obligor shall require such Person to: (i) perform its duties in good faith and as a reasonably prudent manager of data center-related assets, (ii) exercise such care, skill and diligence as a reasonably prudent business company of established reputation engaged in the data center business would exercise in the conduct of its business and for the advancement or protection of its own interests, and (iii) endeavor to use sufficient and properly trained and skilled personnel, and, in all cases with respect to clauses (i) and (ii) above, taking into account all of the costs, expenses and benefits of operation of the Projects.

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“PUCT” means the Public Utility Commission of Texas and any successor agency.

“PUHCA” means the Public Utility Holding Company Act of 2005, 42 U.S.C. §§ 16451 et seq., and FERC’s implementing regulations thereunder.

“Qualified Customer” means customers that have been approved by Lenders prior to the Closing Date or (a) have satisfied the Sponsor’s know-your-customer policies and procedures (including any customer that is a natural person, if such customer is an Accredited Investor), (b) are not in breach of a payment obligation or any provisions related to the granting of a security interest in the applicable Customer Equipment under any existing Customer Contract, (c) have not delivered any notice that such Person intends to discontinue or terminate (in each case prior to its stated expiration) any Customer Contract to which it is a party and (d) are approved by Lenders after the Closing Date.

“Qualified Customer Contract” means a Customer Contract that:

(a) is with a Qualified Customer;

(b) has been approved by the Lenders;

(c) provides the applicable Borrower with a first priority security interest over Customer Equipment that has a fair market value that exceeds at least twelve (12) months of Contracted Fees under such Customer Contract; and

(d) the applicable Borrower has transferred any Initial Customer Prepayment for such Qualified Customer Contract to the Operating Account of the relevant Borrower.

“Quarterly Contracted DSCR Report” means, a report on the Contracted Revenues for the Projects, in the form attached hereto as Exhibit E-4.

“Quarterly Date” means the last Business Day of each calendar quarter.

“Quarterly Operating Report” means, a summary performance and pipeline report with respect to the Projects, in the form attached hereto as Exhibit E-3.

“Real Property Document” shall mean the agreements pursuant to which an Obligor holds certain fee, leasehold, easement or other real property interests with respect to the applicable Project Site, including, without limitation, the Dorothy Project Lease, the Kati Project Lease, and the Subleases.

“Recipient” means (a) an Agent, (b) any Lender, or (c) any other Secured Party, as applicable.

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“Register” shall have the meaning given to it in Section 11.07(c).

“Registration Rights Agreement” means the Registration Rights Agreement, and related side letter, each dated as of the date hereof, and by and between Holdings and the Generate Equity Holder.

“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Party” means, with respect to any Person, each of such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any disposing, discharging, injecting, spilling, leaking, leaching, dumping, pumping, pouring, emitting, escaping, emptying, seeping, and migrating, into, under, through, or upon any land or water or air, or otherwise entering into the environment.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Repayment Date” means (a) as to any ABR Loan, (i) the last Business Day of each calendar month and (ii) the Maturity Date or the Debt Termination Date for such ABR Loan; and (b) as to any SOFR Loan, (i) the last day of each Interest Period therefor and (ii) the Maturity Date or the Debt Termination Date for such SOFR Loan.

“Required Equity Contributions” means the Tranche A Required Equity Contribution and the Tranche B Required Equity Contribution.

“Required Lenders” means (a) the Lenders or Lender, other than Defaulting Lenders to the extent set forth in Section 3.09(c)(i), representing more than fifty percent (50%) of the aggregate amount of (and for the avoidance of doubt, taken together) Commitments and Loans outstanding or (b) with respect to any Class of Loans, means the Lenders or Lender, other than Defaulting Lenders to the extent set forth in Section 3.09(c)(i), representing more than fifty percent (50%) of the aggregate amount of (and for the avoidance of doubt, taken together) Commitments and Loans outstanding with respect to such Class.

“Required Multiple on Invested Capital” means as of the time of any determination for any calculation of the Multiple on Invested Capital [***].

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“Resignation Effective Date” shall have the meaning given to it in Section 10.06(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payment” means, with respect to any Person, any (a) dividend or distribution (by reduction of capital or otherwise), whether in cash, property, securities, other property or a combination thereof, to an owner of a beneficial interest in such Person or otherwise (including to an Affiliate thereof) with respect to any ownership or equity interest in or of, security in, or debt obligation of, such Person, or (b) any payment, whether in cash, property, securities, other property or a combination thereof, including any sinking fund or similar deposit, on account of the purchase, redemption, defeasance, retirement, acquisition, cancellation or termination of any equity interest in or of, security in, or debt obligation of, such Person or any option, warrant or other right to acquire any such equity interest in or of, security in, or debt obligation of, such Person; provided that, for the avoidance of doubt, payments under Material Project Documents and payments pursuant to other Affiliate Transactions permitted under Section 7.13 (without giving effect to the proviso thereto) are not “Restricted Payments”.

“S&P” means Standard & Poor’s Financial Services, LLC, a subsidiary of the McGraw-Hill Companies, Inc.

“Sanctioned Person” shall mean a Person (i) that is the subject or target of Sanctions, (ii) owned or controlled by a Person that is the subject of Sanctions, (iii) domiciled, located, organized, operating from or resident in a country, jurisdiction, or territory that is, or whose government is, the subject of Sanctions (including, currently, the Crimea, Kherson, and Zaporizhzhia regions of Ukraine, Cuba, Iran, North Korea, Syria, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic), or (iv) any Person owned or controlled by or acting for or on behalf of, any such Person or Persons in clause (i), (ii), or (iii) above.

“Sanctions” means any and all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any Sanctions Authority.

“Sanctions Authority” means (i) the United States, (ii) the United Nations Security Council, (iii) the European Union, (iv) the United Kingdom, (v) the respective governmental institutions of any of the foregoing and (vi) any other relevant sanctions authority, including, but not limited to the United Nations Security Council, His Majesty’s Treasury, the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of Commerce, the U.S. Department of State and any other agency of the U.S. government.

“Secured Parties” means, collectively, the Lenders and the Agents.

“Security Agreement” means that certain pledge and security agreement dated as of the Closing Date by and among the Obligors, the Collateral Agent for the benefit of the Secured Parties and any entities that subsequently join as an Obligor pursuant to a joinder agreement.

“Security Breach” means any actual, suspected, reported, or claimed (i) loss or misuse (by any means) of Personal Data or confidential information; (ii) inadvertent, unauthorized, and/or unlawful Processing, corruption, sale, or rental of Personal Data or confidential agreement or (iii) other act or omission that compromises or may compromise the security, confidentiality, or integrity of Personal Data, confidential information, or the security or operation of the existing Equipment or the Loan Parties’ information technology systems or networks.

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“Shared Facilities Agreement” shall mean each shared facilities agreement entered into with respect to any Project.

“Side Letter” means that certain Generate-Soluna Exclusivity Agreement (Project Dorothy 1B), by and among Generate Strategic Credit Master Fund I-A, L.P., Agents, Holdings and Sponsor, dated as of the Closing Date.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “ABR”.

“Soluna Services” shall have the meaning given to it in the Recitals.

“Soluna Services Pledgor” shall have the meaning given to it in the Recitals.

“Soluna Services Agreements” means the Operation and Maintenance Agreements and Administrative Services Agreements (and any other similar agreement) entered into by and between the Operator and a Borrower or by and between the Operator and a Guarantor.

“Solvent” means, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person generally is able to pay its debts and liabilities, contingent obligations and other commitments as they mature. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Equity Contribution” shall have the meaning given to it in Section 6.22(c).

“Sponsor” shall have the meaning given to it in the Recitals.

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“Spring Lane” shall have the meaning given to it in the Recitals.

“Spring Lane 2” shall have the meaning given to it in the Recitals.

“Spring Lane 3” shall have the meaning given to it in the Recitals.

“Sublease” means any of the Dorothy Project Shared Facilities Sublease, the Dorothy 1A Project Sublease, the Dorothy 1B Project Sublease, the Dorothy 2 Project Sublease, and the Kati Project Sublease.

“Subsidiary” means, in respect of any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which a majority of the Capital Stock having ordinary voting power for the election of directors or other governing body is at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates (including interest rates), currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Target Debt Balance” means the target loan balance set forth on Schedule 2.03 of this Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax, additional amounts or penalties applicable thereto.

“Term SOFR” means,

(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

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(b) for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one (1) month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Determination Day” has the meaning assigned to such term under the definition of “Term SOFR Reference Rate”.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Terminated Lender” shall have the meaning given to it in Section 3.09(b).

“Test Period” means, (a) with respect to the Tranche A Borrowers, the period constituting each complete Fiscal Quarter that has elapsed since the Closing Date and (b) with respect to the Tranche A Borrowers and the Tranche B Borrower, collectively, the period constituting each complete Fiscal Quarter that has elapsed since the date that is sixty (60) days after the Completion Date for the Kati Project.

“Title Company” means, for each Project, a title company satisfactory to Administrative Agent.

“Title Policy” means an ALTA extended coverage (or applicable state law equivalent) mortgagee title insurance policy, in form and substance, and containing exceptions to title, reasonably acceptable to the Collateral Agent and the Administrative Agent, together with such endorsements, affirmative coverages, and other modifications as are reasonably requested by the Collateral Agent and the Administrative Agent, issued by the Title Company to the Collateral Agent (as mortgagee or beneficiary under the Mortgage) with respect to a Project insuring the lien of the applicable Mortgage in an amount not to exceed the tranche of Loans committed by the Lenders in respect of such Borrower; provided, however, that, except as provided in this Agreement, mechanics’ lien coverage shall be subject to what is available in the state where the applicable Project is located (however the Title Policy shall provide coverage without exception for any mechanic’s and materialman’s liens filed prior to the effective date of the Title Policy).

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“Trade Date” shall have the meaning given to it in Section 11.07(b)(i).

“Tranche A Borrowers” shall have the meaning given to it in the preamble.

“Tranche A Loans” means, collectively, the Tranche A-1 Loans and the Tranche A-3 Loans.

“Tranche A Loan Commitments” means, collectively, the Tranche A-1 Loan Commitment and the Tranche A-3 Loan Commitment.

“Tranche A Loan Maturity Date” means the earlier to occur of (a) the date upon which the entire outstanding principal balance of the Loans, together with all unpaid interest, fees, charges and costs, become due and payable in accordance with this Agreement and (b) the date which is sixty (60) months after the Closing Date.

“Tranche A Required Equity Contribution” means, with respect to each Dorothy Project, forty percent (40%) of the total Project Costs of such Projects as set forth in the Base Case Model (or such other amount approved by Lenders). For the avoidance of doubt, Tranche A Required Equity Contributions may not be satisfied through Initial Customer Prepayments.

“Tranche A-1 Loan Commitment” means, with respect to each Lender, such Lender’s commitments in respect of Tranche A-1 Loans as set forth on Schedule 2.01, as may be increased pursuant to the terms of this Agreement from time to time.

“Tranche A-3 Loan Commitment” means, with respect to each Lender, such Lender’s commitments in respect of Tranche A-3 Loans as set forth on Schedule 2.01, as may be increased pursuant to the terms of this Agreement from time to time.

“Tranche B Borrower” shall have the meaning given to it in the preamble.

“Tranche B Loan” has the meaning assigned to such term in Section 2.01(b)(i).

“Tranche B Loan Availability Period” means the period commencing on the Closing Date and ending on October 31, 2026.

“Tranche B Loan Commitment” means, with respect to each Lender, such Lender’s commitments in respect of Tranche B Loans as set forth on Schedule 2.01, as may be increased pursuant to the terms of this Agreement from time to time.

“Tranche B Loan Maturity Date” means the earlier to occur of (a) the date upon which the entire outstanding principal balance of the Tranche B Loans, together with all unpaid interest (including uncapitalized PIK Interest), fees, charges and costs, become due and payable in accordance with this Agreement and (b) the date that is sixty (60) months after the Closing Date.

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“Tranche B Operating Account” means the Deposit Account of the Tranche B Borrower held with the Depositary Bank with account number ending in [*].

“Tranche B Required Equity Contribution” means, with respect to Kati Project, a total of $35,540,000 comprised of (i) $20,230,000 with respect to Phase I and (ii) $15,310,000 with respect to Phase II as set forth in the Base Case Model (or such other amount approved by Lenders). For the avoidance of doubt, Tranche B Required Equity Contributions may not be satisfied through Initial Customer Prepayments.

“Transaction Documents” means, collectively, each Loan Document and each Material Project Document.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of Treasury, as such regulations may be amended from time to time. All references herein to specific sections of the regulations shall be deemed also to refer to any corresponding provisions of succeeding regulations, and any reference to temporary regulations shall be deemed also to refer to any corresponding provisions of final regulations.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to Term SOFR or ABR.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” and “U.S.” mean the United States of America.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

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“U.S. Tax Compliance Certificate” shall have the meaning given to it in Section 3.08(g)(ii)(B)(3).

“Voting Rights” means the right, directly or indirectly, to vote on or cause the direction of the management and policies of a Person in ordinary and extraordinary matters through the ownership of voting securities; provided, however, that a Person shall not be deemed to hold Voting Rights if by contract or by order, decree or regulation of any Governmental Authority, such Person has effectively ceded or been divested of the power to exercise such vote on, or cause the direction of, such management and policies.

“Warrants” means the warrants exercisable for Common Stock to be issued by Holdings to the Generate Equity Holder on the Closing Date in connection with the issuance of the Tranche A-1 Loans and the Tranche A-3 Loans on the Closing Date, substantially in the form of Exhibit I.

“Warrants Fair Market Value” shall have the meaning given to it in Section 2.01(m).

“Withholding Agent” means any Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02 Rules of Construction. Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) a reference to any Law includes any amendment or modification to such Law, and all regulations, rulings and other Laws promulgated under such Law;

(c) an accounting term not otherwise defined herein and accounting terms partly defined herein, to the extent not defined, shall have the respective meanings given to them under GAAP as in effect from time to time; provided, however, that if the Borrowers notify the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrowers that the Administrative Agent requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith;

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(d) “or” is not exclusive;

(e) “including” shall mean including without limitation;

(f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights;

(g) words in the singular include the plural and words in the plural include the singular;

(h) all references to “$” are to United States dollars unless otherwise stated;

(i) a reference to a Person includes its permitted successors and assigns (subject to any restrictions contained in the Loan Documents), and in the case of any Governmental Authority, any Person succeeding to any of its functions and capacities;

(j) any agreement, instrument or statute defined or referred to in this Agreement or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, restated, amended and restated, modified, or supplemented (subject to any restrictions on such amendments, restatements, supplements or modifications set forth in the Loan Documents) and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein;

(k) whenever a payment is required to be made pursuant to the Loan Documents on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day, and whenever performance of a required action, other than a payment, is due under the Loan Documents on a day that is not a Business Day, such performance shall be made on the next succeeding Business Day;

(l) references to “days” shall mean calendar days, unless the term “Business Days” is used;

(m) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified;

(n) a Default or an Event of Default that has been cured by the applicable Loan Parties in accordance with this Agreement or waived by the applicable Lender Parties is not continuing;

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(o) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “through and including”;

(p) if, at any time after the Closing Date, Moody’s, Fitch or S&P shall change its respective system of classifications, then any Moody’s, Fitch or S&P “rating” referred to herein shall be considered to be at or above a specified level if it is at or above the new rating which most closely corresponds to the specified level under the old rating system;

(q) in the event of any conflict between the provisions of this Agreement (exclusive of the Exhibits, Schedules, Annexes and Appendices thereto) and any Exhibit, Schedule, Annex or Appendix thereto, the provisions of this Agreement shall control;

(r) the phrase “delivery to the Administrative Agent”, “delivery to the Lenders”, “made available”, “have been provided” or similar phrases shall be satisfied upon any such document or information being uploaded to an Intralinks or Dropbox data room (or any replacement data room), which data room is accessible by the Administrative Agent and the Lenders and provides for email notification to be sent to individuals designated by the Administrative Agent or the applicable Lender upon such documents or information being uploaded thereto; provided that notice obligations under Section 6.01 and elsewhere in this Agreement shall be delivered to the Administrative Agent in accordance with the notice provisions of Section 11.02.

Section 1.03 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Membership Interests at such time.

Article II
THE LOANS

Section 2.01 Loans and Borrowings.

(a) Tranche A Loan Facility.

(i) Subject to the terms and conditions set forth in this Agreement (including, without limitation, the conditions set forth in Section 5.01 and Section 5.02, as applicable), each Lender severally, but not jointly, agrees, on the terms and conditions set forth in this Agreement, to make to each of the Dorothy 1A Borrower and Dorothy 2 Borrower, (x) on the Closing Date and (y) after the Closing Date, during the Tranche B Loan Availability Period, one (1) additional Borrowing in the case of the Dorothy 2 Borrower, Tranche A-1 Loans and Tranche A-3 Loans, respectively, as such Borrowers may request under this Section 2.01(a)(i) up to such Lender’s Proportionate Share of the Tranche A-1 Loan Commitment or Tranche A-3 Loan Commitment scheduled to be borrowed on the Closing Date (or after the Closing Date, during the Tranche B Loan Availability Period, in the case of the Dorothy 2 Borrower). Loans may be ABR Loans or SOFR Loans, as further provided herein.

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(ii) Notwithstanding anything that may be construed to the contrary, in no event may (A) the aggregate principal amount of the Tranche A Loans made by any Lender exceed its Tranche A Loan Commitments or (B) the aggregate principal amount of the Tranche A Loans made by all Lenders exceed the aggregate Tranche A Loan Commitments of all Lenders.

(b) Tranche B Loan Facility.

(i) Subject to the terms and conditions set forth in this Agreement (including, without limitation, the conditions set forth in Section 5.02 and Section 5.03, as applicable), each Lender severally, but not jointly, agrees, on the terms and conditions set forth in this Agreement, to make to the Tranche B Borrower, loans as the Tranche B Borrower may request under this Section 2.01(b)(i) (individually, a “Tranche B Loan” and, collectively, the “Tranche B Loans”) up to such Lender’s Proportionate Share of the Tranche B Loan Commitment scheduled to be borrowed on such Borrowing Date. All amounts of Tranche B Loans shall be disbursed on the same date and deposited into the Tranche B Operating Account as specified in the applicable Borrowing Notice.

(ii) Notwithstanding anything that may be construed to the contrary, in no event may (A) the aggregate principal amount of the Tranche B Loans made by any Lender exceed its Tranche B Loan Commitment or (B) the aggregate principal amount of the Tranche B Loans made by all Lenders exceed the aggregate Tranche B Loan Commitment of all Lenders.

(c) Additional Tranche Loan Facilities.

(i) Subject to the terms and conditions set forth in this Agreement and the approval of the Administrative Agent in its sole discretion, the Borrowers may, by written notice to the Lenders (through the Administrative Agent) pursuant to Section 2.04, request the establishment of one or more new term loan commitments or construction loan commitments (each, an “Additional Tranche Loan Commitment”) to provide Classes of additional loans (individually, an “Additional Tranche Loan” and, collectively, the “Additional Tranche Loans”); provided that, the applicable Borrower may only request an Additional Tranche Loan Commitment in connection with any project-level financing for the Dorothy 1A Project, the Dorothy 1B Project, and the Kati Project from an Eligible Assignee that is not a Lender after (A) it shall have first requested an Additional Tranche Loan Commitment from each Lender (on a pro rata basis based on such Lender’s outstanding Loans and Commitments) and such Lender shall have either declined in writing to make such Additional Tranche Loan Commitment or such Lender shall not have responded in writing to such request within fifteen (15) Business Days after receipt of such request, (B) if any Lender declines to make a requested Additional Tranche Loan Commitment, the applicable Borrower offers such portion to the other Lenders that have elected to provide Additional Tranche Loan Commitment and (C) the applicable Borrower has received the prior written consent of Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed). Each of the parties hereto acknowledge and agree that the Lenders shall have no obligation to provide any Additional Tranche Loan Commitment, unless and until any such Lender agrees in its sole discretion to increase its Commitment by delivering an Additional Tranche Loan Notice in accordance with Section 2.04 and entering into an Additional Tranche Loan Amendment in accordance with Section 2.05.

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(d) Type of Loans. Each Borrowing shall be comprised entirely of ABR Loans or SOFR Loans as the applicable Borrower may request in accordance herewith. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(e) Borrowing Notice.

(i) Each Borrowing of Loans shall be made pursuant to a Borrowing Notice, which must be received by the Administrative Agent, no later than 2:00 p.m. (New York City time) on the date that is (x) in the case of a SOFR Borrowing, five (5) U.S. Government Securities Business Days or (y) in the case of an ABR Borrowing, five (5) Business Days in advance of the proposed funding date (or such shorter timeframe as may be agreed to by the Administrative Agent); provided that, with respect to the initial Borrowing on the Closing Date, such Borrowing Notice must be received by the Administrative Agent by no later than 2:00 p.m. (New York City time) on the date that is three (3) U.S. Government Securities Business Days in advance of the proposed funding date. No more than one (1) Borrowing Notice may be submitted or shall occur in any thirty (30)-day period.

(ii) Each Borrowing Notice shall be irrevocable, shall be signed by an Authorized Officer of the applicable Borrower and shall specify the following information in compliance with this Section 2.01:

(A) the principal amount of the Loan to be borrowed, which shall be in an aggregate minimum amount of two million five hundred thousand Dollars ($2,500,000) (or, if less, the remaining available Commitments of such Class or such lesser amount as may be required in the final Borrowing of Loans in such Class);

(B) the applicable date of the funding of such Loan (each, an “Borrowing Date”), which shall be a Business Day;

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(C) the account(s) to which the proceeds of such Loan are to be disbursed (if applicable); provided that for any Tranche B Loans the Borrowing Notice shall specify that proceeds of any such Loans shall be disbursed to the Tranche B Operating Account;

(D) the Class of Loans to which such Borrowing relates; and

(E) whether such Borrowing is to be a SOFR Borrowing or an ABR Borrowing.

(f) Pro Rata Share. Provided the Administrative Agent shall have received the applicable Borrowing Notice by no later than 2:00 p.m. (New York City time) on an applicable Business Day, the Administrative Agent shall advise each Lender of its pro rata share of the applicable Loan (determined as the percentage which such Lender’s Commitment of the applicable Class then constitutes of the aggregate Commitments for such Class) no later than 3:00 p.m. (New York City time) on the Business Day immediately following the Administrative Agent’s receipt of such Borrowing Notice.

(g) Failure to Elect Type. If no election as to the Type of a Borrowing is specified in the applicable Borrowing Notice, then the requested Borrowing shall be an ABR Borrowing.

(h) Non-Revolving Facility. Loans that are repaid or prepaid may not be re-borrowed.

(i) Advances. Subject to the terms and conditions set forth herein (including the prior satisfaction or waiver of the applicable conditions precedent under Article V), each Lender shall make its pro rata share of each Loan of the applicable Class available to the Administrative Agent (or such Person or account directed by the Administrative Agent) not later than 3:00 p.m. (San Francisco time) on the applicable Borrowing Date by wire transfer of same day funds. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of such Loans available to the applicable Borrower(s) on the applicable Borrowing Date by causing an amount of same day funds equal to the proceeds of all such Loans received into such account from the Lenders by 5:00 p.m. (San Francisco time) on such date to be credited to the account of the applicable Borrower(s) designated in the Borrowing Notice delivered pursuant to Section 2.01(e).

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(j) Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender, prior to the proposed date of any Loan that such Lender will not make available to the Administrative Agent such Lender’s share of such Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.01(i) and may, in reliance upon such assumption, make available to the applicable Borrower(s) a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Loan available to the Administrative Agent, then the applicable Lender and the applicable Borrower(s) severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower(s) to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by any of the Borrowers, the interest rate otherwise applicable to the Loans. If the applicable Borrower(s) and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the applicable Borrower(s) the amount of such interest paid by such Borrower(s) for such period. If such Lender pays its share of the applicable Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s share of the Loan. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(k) Several Obligations of Lenders. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 11.04(b) are several and not joint. The failure of any Lender to make any Loan or to make any such payment on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its applicable Loan or to make its payment under Section 11.04(b).

(l) Type of Borrowings. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not be more than a total of eight (8) SOFR Borrowings outstanding at any time.

(m) Tax Considerations. For U.S. federal (and applicable state and local) income tax purposes, each of the Loan Parties and the Lenders agree: (i) that for purposes of determining the “issue price” (within the meaning of the Code) of each of the Tranche A-1 Loans and the Tranche A-3 Loans and the purchase price of the Warrants, (A) the Generate Equity Holder shall, promptly following the Closing Date, determine the fair market value of the Warrants as of the Closing Date (the “Warrants Fair Market Value”), which determination shall be provided to the Tranche A Borrowers, and (B) for purposes of calculating the issue price of each of the Tranche A-1 Loans and the Tranche A-3 Loans, an adjustment will be made for the Warrants Fair Market Value, and (ii) to treat the Loans as a debt instrument, and not as a “contingent payment debt instrument,” for U.S. federal (and applicable state and local) income tax purposes. Each of the Borrowers and the Lenders agree to file all U.S. federal (and applicable state and local) income tax returns consistent with the foregoing sentence in this clause (m) except as otherwise required following a “determination” within the meaning of Section 1313(a) of the Code to the contrary.

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Section 2.02 Computation of Interest and Fees.

(a) Interest Accrual. Interest shall accrue on each Loan at the Applicable Interest Rate, from the date on which such Loan is made until, but not including, the day on which such Loan is repaid (including after the commencement of an insolvency proceeding under applicable Debtor Relief Laws); provided that (A) any Loan that is repaid on the same day on which it is made shall bear interest for one (1) day, (B) during the continuance of any Event of Default, interest on each Loan shall accrue at the Default Rate to the fullest extent permitted by applicable Law, and (C) if any amount payable by any of the Borrowers under any Loan Document is not paid when due, whether at stated maturity, by acceleration or otherwise, such past due amount shall bear interest at the Default Rate to the fullest extent permitted by applicable Law.

(b) Interest Computations. All interest hereunder shall be computed on the basis of a year of three hundred sixty (360) days (or in the case of interest computed by reference to the ABR at times when the ABR is based on the Prime Rate, such interest shall be computed on the basis of a year of three hundred sixty-five (365) days (or three hundred sixty-six (366) days in a leap year)), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The applicable ABR or Term SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive and binding for all purposes, absent manifest error.

(c) Interest Records. The Administrative Agent shall record in an account or accounts maintained by the Administrative Agent on its books (i) the Applicable Interest Rate for the Loans; (ii) the date and amount of each principal and interest payment on each Loan; and (iii) such other information as the Administrative Agent may determine is necessary for the computation of interest payable by the Borrowers hereunder consistent with the basis hereof. The Borrowers agree that all computations by the Administrative Agent of interest shall be deemed prima facie to be correct in the absence of manifest error.

(d) Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrowers and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

Section 2.03 Evidence of Debt. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a promissory note substantially in the form of Exhibit D, (each, a “Note”) or in a form otherwise agreed by such Lender, the Borrowers and the Administrative Agent, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

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Section 2.04 Additional Tranche Loan Commitment Request. The Borrowers may request Additional Tranche Loan Commitments by written notice to the Lenders (through the Administrative Agent), which notice shall (x) specify the anticipated date on which the Borrowers propose that the Additional Tranche Loan Commitments shall be effective; (y) specify the aggregate amount of the Additional Tranche Loan Commitments being requested (which shall not be less than two million five hundred thousand Dollars ($2,500,000) and, if greater, shall be in whole multiples of one million Dollars ($1,000,000) in excess thereof); and (z) include an update to the most recently approved Construction Budget and Schedule or Operating Budget, as applicable, reflecting the Additional Tranche Loan Commitments, which update shall become effective upon the approval of Administrative Agent and the Lenders (each an “Additional Tranche Loan Commitment Request”). Each Lender shall elect whether to provide its pro rata portion of the proposed increased Commitments, in each case by delivering a notice in writing to the Borrowers and the Administrative Agent (an “Additional Tranche Loan Notice”).

Section 2.05 Effectiveness of Additional Tranche Commitment Amendment. If the Lenders have agreed in their sole discretion to provide Additional Tranche Loan Commitments, the Additional Tranche Loan Commitments approved by the Lenders in their sole discretion shall become effective as of the first date that the following conditions precedent have been satisfied (the “Increase Effective Date”), without prejudice to any other condition precedent Lenders may require at their sole discretion pursuant to the applicable Additional Tranche Loan Amendment:

(a) the applicable Borrower(s) requesting Additional Tranche Loan Commitments shall deliver to the Administrative Agent a certificate signed by an Authorized Officer of such Borrower(s): (i) certifying that, as of the Increase Effective Date, the Loan to Cost Ratio of the applicable Project for which an Additional Tranche Loan Commitment is being requested is equal to or less than sixty percent (60%); (ii) setting forth in reasonable detail (and with supporting information) a list of Eligible Project Costs and applicable calculations; (iii) attaching an updated Base Case Model, which shall demonstrate on a pro forma basis that, after giving effect to the Additional Tranche Loan Commitments and any Loans proposed to be drawn in connection with such Additional Tranche Loan Commitments, (x) the aggregate principal amount of Additional Tranche Loans outstanding (A) with respect to the Kati Project shall not exceed thirteen million five hundred thousand Dollars ($13,500,000), (B) with respect to the Dorothy 1A Project shall not exceed three million Dollars ($3,000,000) and (C) with respect to the Dorothy 1B Project, shall not exceed three million Dollars ($3,000,000) and (y) the Forward Contracted DSCR Sizing Criteria shall have been met with respect to any such Loans; and (iv) certifying that the Project Costs set forth therein satisfy the relevant criteria to be considered Eligible Project Costs as of such Increase Effective Date;

(b) the Administrative Agent shall have received a certificate signed by the Independent Engineer with a confirmation by the Independent Engineer that the certifications delivered pursuant to Section 2.05(a) above are, to the its knowledge, true and correct and that the assumptions made therein are reasonable and consistent with the Construction Budget and Schedule;

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(c) no Material Adverse Effect shall have occurred and be continuing;

(d) no Default or Event of Default shall have occurred and be continuing or would result from the borrowings to be made on the Increase Effective Date;

(e) each representation and warranty of the Loan Parties in the Loan Documents is true and correct in all material respects as of the Increase Effective Date (unless such representation or warranty (i) is already qualified by “materiality” or “Material Adverse Effect” and, if so, such representation and warranty shall be true and correct in all respects or (ii) relates solely to an earlier date, in which case it shall have been true and correct in all material respects (or, if clause (a) is applicable, all respects) as of such earlier date);

(f) such Additional Tranche Loan Commitments shall be in an aggregate principal amount that is not less than two million five hundred thousand Dollars ($2,500,000) and, if greater, shall be in whole multiples of one million Dollars ($1,000,000) in excess thereof;

(g) after giving effect to such Additional Tranche Loan Commitments, the aggregate Commitments of all Classes (including the Tranche A Loan Commitments, the Tranche B Loan Commitments, and all Additional Tranche Loan Commitments) shall not exceed one hundred million Dollars ($100,000,000);

(h) the Borrowers shall deliver or cause to be delivered Officer’s Certificates and legal opinions with respect to the Additional Tranche Loan Amendment of the type delivered on the Closing Date to the extent reasonably requested by, and in form and substance reasonably satisfactory to, the Administrative Agent;

(i) the Borrower shall have paid all fees and expenses owing in respect of such increase to the Agents and the Lenders; and

(j) no later than ten (10) Business Days before the Increase Effective Date, the Borrower(s) shall have delivered to the Administrative Agent (for delivery to each Lender) (i) a final update to the most recent Construction Budget and Schedule or Operating Budget, as applicable, reflecting the Additional Tranche Loan Commitment(s), which update shall become effective upon the approval of Administrative Agent and the Lenders (in consultation with the Independent Engineer) and (ii) a certificate of an Authorized Officer of the Borrower(s) stating that the projections set forth in the Construction Budget and Schedule or Operating Budget, as applicable, have been prepared in good faith and are based on assumptions that Borrower(s) believed to be reasonable at the time of preparation and delivery, it being understood that such projections are not to be viewed as fact and may vary from actual results and that such variances may be material.

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Section 2.06 Additional Tranche Loan Amendment. If the Lenders have agreed in their sole discretion to provide Additional Tranche Loan Commitments, on the Increase Effective Date, the effectiveness of the Additional Tranche Loan Commitments approved by the Lenders in their sole discretion shall be memorialized by execution of an amendment (an “Additional Tranche Loan Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrowers, the Administrative Agent and each Lender providing such Commitments, which shall include, inter alia, the Additional Tranche Loan Availability Period, the Additional Tranche Loan Maturity Date, and the updated Amortization Schedule and Schedule 2.01 to reflect the Additional Tranche Loan Commitments. Notwithstanding anything in this Agreement to the contrary, no Lender shall be obligated to provide any Additional Tranche Loan Commitment, unless it so agrees in its sole discretion.

Article III
PAYMENTS TO LENDERS

Section 3.01 Payments.

(a) Payments Generally. All payments to be made by the Borrowers with respect to the Loans or otherwise hereunder or under the other Loan Documents shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all such payments shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in immediately available funds in Dollars not later than 2:00 p.m. (New York City time) on the date specified herein. The Administrative Agent will promptly distribute to each Lender its pro rata share of the amount paid according to the outstanding principal amounts of the Loans of the applicable Class held by the Lenders (or other applicable share of such payment as expressly provided herein) in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. (New York City time) on any date shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such next succeeding Business Day would fall after the Maturity Date for the applicable Class, payment shall be made on the immediately preceding Business Day.

(b) Application of Insufficient Payments. Subject to Section 9.03, if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest, fees and other amounts then due hereunder, such funds shall be applied (i) first, to pay interest (including uncapitalized PIK Interest), fees (including without limitation any applicable Prepayment Premium) and other amounts then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees and other amounts then due to such parties, and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

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(c) Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the applicable Lenders hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the applicable Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(d) Deductions by Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.01(j) or Section 11.04(b), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent to satisfy such Lender’s obligations to the Administrative Agent until all such unsatisfied obligations are fully paid or (ii) hold any such amounts in a segregated account as cash collateral for, and for application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

Section 3.02 Optional Prepayments. The Borrowers may, upon written notice to the Administrative Agent, voluntarily prepay a Class of Loans in whole (but not in part, other than in connection with a Specified Equity Contribution); provided, however, that such notice must be received by the Administrative Agent no later than five (5) Business Days prior to any date of prepayment. Each such notice shall be irrevocable and shall specify the date and amount of such prepayment. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s pro rata share of such prepayment. Each prepayment shall be paid to the Lenders in accordance with their respective pro rata share of the outstanding principal amount of the Class of Loans to be prepaid. The Borrowers may (at the Borrowers’ option) (i) so long as no Default or Event of Default has occurred and is continuing use amounts in the Operating Accounts to make optional prepayments, and (ii) in the event a Default or Event of Default has occurred and is continuing and prior to any acceleration of the Loans or exercise of remedies in accordance with Section 9.02, use amounts in the Operating Accounts to make prepayments under this Section 3.02 solely for the purpose of effecting a cure of such Default or Event of Default; provided, further, that prepayment may only be made from funds on deposit in any Operating Account for one Borrower to the Class of Loans of Loans applicable to another Borrower to the extent that an amount equal to or greater than the Operating Reserve Requirement is on deposit in the Operating Account from which such payment is made after giving effect to such prepayment.

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Section 3.03 Mandatory Prepayments. The Borrowers shall make the following mandatory prepayments of the Loans:

(a) On each Repayment Date, the Borrowers shall make a mandatory prepayment of its applicable Loan(s) in an amount equal to the Excess Cash Sweep Prepayment Amount.

(b) Immediately upon the issuance or incurrence by any Obligor of any Indebtedness other than Permitted Indebtedness, the Borrowers shall prepay the Loans in an amount equal to one hundred percent (100%) of the aggregate principal amount thereof.

(c) Immediately upon the occurrence of any Project Sale, the Borrowers shall prepay all outstanding Loans with respect to the applicable Project.

(d) Within thirty (30) days following any Loan Party’s receipt of any Equipment Sale Proceeds in excess of five hundred thousand Dollars ($500,000) in the aggregate with respect to any Project, the applicable Borrower shall apply such Equipment Sale Proceeds, as applicable, to prepay Loans with respect to the relevant Project; provided that such Borrower shall not be required to make such prepayment if (i) it submits to the Administrative Agent and the Lenders within such period a reasonably detailed plan for the application of such Equipment Sale Proceeds to the purchase of new Equipment and (ii) if the amount of such Equipment Sale Proceeds exceeds one million Dollars ($1,000,000) in the aggregate for any Project, such plan is approved in writing by the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed); provided that if the applicable Borrower has not, within six months, either (x) applied such Equipment Sale Proceeds in accordance with such plan, or (y) delivered to Administrative Agent a valid and signed purchase order or equivalent definitive documentation related to purchase of new Equipment in accordance with such plan, then the applicable Borrower shall apply any unused amounts to prepay the outstanding Loans with respect to the relevant Project.

(e) Within thirty (30) days following any Loan Party’s receipt of any Extraordinary Receipts in excess of one million Dollars ($1,000,000) in the aggregate with respect to any Project, the applicable Borrower shall apply such Extraordinary Receipts to prepay Loans with respect to the relevant Project; provided that such Borrower shall not be required to make such prepayment if it elects to submit to the Administrative Agent and the Lenders within such period a reasonably detailed plan for the application of such Extraordinary Receipts to the restoration of the applicable Project’s Assets (and submits such plan within a reasonable time period thereafter, and such plan is approved in writing by the Required Lenders); provided that if such Extraordinary Receipts are not applied in accordance with such plan within one hundred and eighty (180) days (which may be extendable by an additional 90 days upon confirmation from the Independent Engineer that construction with respect to the restoration has commenced), the applicable Borrower shall apply any unused amounts to prepay the outstanding Loans with respect to the relevant Project.

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(f) Within ten (10) Business Days following the receipt by any Loan Party of any Customer Contract Damages in the excess of one hundred twenty-five thousand Dollars ($125,000) in the aggregate in respect of any Customer Contract, unless such Customer Contract is replaced within one hundred and twenty (120) days with a Customer Contract satisfactory to the Administrative Agent in its sole discretion, the applicable Borrower shall prepay the Loans in an amount equal to one hundred percent (100%) of such Customer Contract Damages.

(g) In case of a PPA Extension Failure, on each Repayment Date after March 31, 2026, the Tranche A Borrowers shall prepay all Tranche A Loans in an amount equal to the Excess Cash Sweep Prepayment Amount.

Section 3.04 Application of Prepayments.

(a) Voluntary Prepayments. Any prepayment of a Loan pursuant to Section 3.02 shall be applied (i) to the Class(es) and in the amounts selected by the Borrowers, and (ii) pro rata across maturities within a Class to the extent a prepayment has been requested with respect to such Class, and, in each case, shall be accompanied by all accrued but unpaid fees and interest (including uncapitalized PIK Interest) on the principal amount prepaid and the Prepayment Premium; provided that such Prepayment Premium shall only be payable in connection with (x) a voluntary prepayment in full of any Class of Loans or (y) a partial voluntary prepayment of any Class of Loans to the extent that if the remaining Loans of such Class are repaid in accordance with the Amortization Schedule, the projected Multiple on Invested Capital for such Class of Loans as of the Maturity Date would be less than the Required Multiple on Invested Capital.

(b) Mandatory Prepayments. Any prepayment of a Loan pursuant to Section 3.03 shall be applied on a pro rata basis (i) to the outstanding Loans of the Class of Loans which were borrowed in connection with the applicable Project and (ii) thereafter, to all remaining outstanding Loans, and in each case shall be accompanied by all accrued but unpaid fees and interest (including uncapitalized PIK Interest) on the principal amount prepaid and the Prepayment Premium; provided that such Prepayment Premium shall only be payable in connection with (x) a mandatory prepayment in full of a Class of Loans or (y) a partial prepayment of any Class of Loans other than pursuant to Section 3.03(a), (d) (e), and (f). Prepayment amounts other than amounts prepaid pursuant to Section 3.03(a), (d), (e) and (f) shall be applied to the principal of the applicable Class(es) of Loans in inverse order of maturity and all other prepayments pursuant to Section 3.03(a) shall be applied to the principal of the applicable Class(es) of Loans pro rata across maturities.

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(c) Prepayment Premium.

(i) Upon the prepayment of any Loan other than pursuant to Section 3.03(a), (e) and (f) (whether such prepayment is an optional prepayment, a mandatory prepayment or as a result of acceleration), the Borrowers shall pay to the Administrative Agent for the account of each Lender owed a portion of such Loan, all fees and accrued interest to the date of such prepayment on the amount prepaid. In addition, upon the earlier of the Maturity Date and each prepayment or repayment of a Class of Loans in full made pursuant to this Agreement (whether as a result of a voluntary prepayment, mandatory prepayment, acceleration, foreclosure or the occurrence of the Maturity Date), an amount equal to the Prepayment Premium applicable to such Class of Loans shall become immediately due and payable hereunder (provided that, for the avoidance of doubt, the Prepayment Premium shall not be payable in case of a partial prepayment of any Class of Loans pursuant to Section 3.03(a), (e) and (f)).

(ii) In connection with (but in addition to, and not in lieu of) any actual or required payment, prepayment or repayment of any Class of Loans for any reason (including, but not limited to, any scheduled payment (including at maturity), whether optional or mandatory, and distribution in respect thereof, and any refinancing thereof, whether in whole or in part, and whether before or after the occurrence of an Event of Default, the acceleration of the Obligations or the commencement of any bankruptcy or insolvency proceeding, including, for the avoidance of doubt, any such payment, prepayment or repayment in connection with: (A) an acceleration of the Obligations as a result of the occurrence of an Event of Default or otherwise (whether or not such acceleration occurs automatically), (B) foreclosure and sale of, or collection of, the Collateral, (C) sale of the Collateral in any insolvency proceeding, (D) the satisfaction, release, payment, restructure, reorganization, replacement, reinstatement, defeasance or compromise of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure, or arrangement in any insolvency proceeding or foreclosure (whether by power of judicial proceeding or otherwise) or deed in lieu of foreclosure or the making of a distribution of any kind in any insolvency proceeding to the Lenders or any Agent, for the account of the Lenders, in full or partial satisfaction of the Obligations, or (E) the termination of this Agreement for any reason prior to the Maturity Date (the occurrence of any of the events set forth in the foregoing clauses (A) through (E), each an “Early Maturity Event”)), the Borrowers shall pay to Administrative Agent (for the benefit of the Lenders) as liquidated damages and compensation for the costs of being prepared to make funds available hereunder with respect to the applicable Class of Loans a Prepayment Premium, which Prepayment Premium shall be fully earned, and due and payable, on the date of such payment, prepayment or repayment, or on the date such payment, prepayment or repayment is required to be made, as applicable, and nonrefundable when made. The parties hereto further acknowledge and agree that the Prepayment Premium is not intended to act as a penalty or to punish the Borrowers for any such payment, repayment or prepayment.

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(iii) Without limiting the generality of the foregoing, and notwithstanding anything to the contrary in this Agreement or any other Loan Document, the Loan Parties hereby acknowledge and agree that if the Obligations are accelerated for any reason, including because of an Event of Default (including by operation of law or otherwise), the commencement of any insolvency proceeding or other proceeding pursuant to any applicable debtor relief laws, sale, disposition or encumbrance (including that by operation of law or otherwise) or a satisfaction or release by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means, the Prepayment Premium, determined as of the date of acceleration will also be due and payable as though said Obligations were voluntarily prepaid or repaid as of such date and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits or damages as a result thereof. The Prepayment Premium payable in accordance with the immediately preceding sentence shall be presumed to be the liquidated damages sustained by the Lenders as the result of the applicable triggering event and the Borrowers agree that it is reasonable under the circumstances. In the event the Obligations are reinstated in connection with or following any applicable triggering event, it is understood and agreed that the Obligations shall include any Prepayment Premium payable in accordance with the Loan Documents. EACH OF THE BORROWERS AND THE GUARANTOR HEREBY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE PREPAYMENT PREMIUM AND ANY DEFENSE TO PAYMENT, WHETHER SUCH DEFENSE MAY BE BASED IN PUBLIC POLICY, AMBIGUITY, OR OTHERWISE, INCLUDING WITHOUT LIMITATION IN CONNECTION WITH ANY VOLUNTARY OR INVOLUNTARY ACCELERATION OF THE OBLIGATIONS PURSUANT TO ANY INSOLVENCY PROCEEDING OR OTHER PROCEEDING PURSUANT TO ANY DEBTOR RELIEF LAWS OR PURSUANT TO A PLAN OF REORGANIZATION. Each of the Borrowers and each Secured Party acknowledges and agrees that any Prepayment Premium due and payable in accordance with the Loan Documents does not and shall not be deemed to constitute unmatured interest, whether under Section 502(b)(2) of the Bankruptcy Code or otherwise. Each of the Borrowers further acknowledges and agrees, and waives any argument to the contrary, that payment of such amount does not constitute a penalty or an otherwise unenforceable or invalid obligation. The parties have agreed on the Prepayment Premium because it captures the attractiveness of the investment and the opportunity cost to each Lender for its capital investment because each Lender is an investment fund with limited ability to recycle capital and the Prepayment Premium reflects the parties’ view on risk return. All parties to this Agreement agree (and each person that accepts an interest in the Obligations from time to time by their acceptance of such interest agrees) that the Prepayment Premium is not to be construed as part of a headline interest rate, but instead as compensation specifically reflecting the Lenders’ agreement to forego receiving additional compensation, fees and pricing on the Closing Date in return for the Borrowers and the Guarantor agreeing to pay the Prepayment Premium and that the payment of such amount reflects each Lender’s capital anticipated to be returned for the specific investment of the Lender’s capital after taking into account all of the circumstances, including the costs of funds, the opportunity cost of capital, the relative risk of the investment, and the operational benefits for the Borrowers and the Guarantor from continued use of funds as a result of the Lenders’ agreement to receive cash payment of that portion of their compensation at a date later than the Closing Date in lieu of additional up-front fees. Each of the Borrowers expressly agrees that, prior to executing this Agreement, it has had the opportunity to review, evaluate and negotiate the Prepayment Premium and the calculations thereof with its advisors and that: (A) the Prepayment Premium is reasonable and is the product of an arm’s-length transaction between sophisticated business people, ably represented by counsel, (B) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made, (C) there has been a course of conduct between Lenders and the Borrowers and the Guarantor giving specific consideration in this transaction for such agreement to pay the Prepayment Premium and (D) the Prepayment Premium represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Lenders or profits lost by the Lenders as a result of such Early Maturity Event. Each of the Borrowers expressly acknowledges that its respective agreement to pay the Prepayment Premium as herein described is a material inducement to the Lenders to provide the Commitments hereunder and to make the Loans. Furthermore, each of the Borrowers acknowledges and agrees that it shall be estopped hereafter from claiming differently than as agreed to with respect to the Prepayment Premium and each of the Borrowers acknowledges and agrees that the Prepayment Premium is not intended to act as a penalty or to punish the Borrowers and the Guarantor for any action.

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Section 3.05 Termination of Commitments. The Tranche A Loan Commitments shall automatically and permanently be reduced to zero and terminate on the Closing Date upon the funding of the Tranche A Loans. On the date of each Borrowing of Tranche B Loans, the portion of Tranche B Loan Commitments of each Lender that is funded pursuant to such Borrowing shall, immediately after such funding, automatically and permanently be reduced by the amount of the Tranche B Loans made by such Lender. Unless previously terminated, the Tranche B Loan Commitments shall automatically and permanently terminate upon the expiration of the Tranche B Loan Availability Period.

Section 3.06 Payments of Interest and Principal.

(a) Accrued Interest. Interest accrued on each Loan shall be due and payable in arrears (i) on each Repayment Date, (ii) upon prepayment of such Loan pursuant to Section 3.02 or Section 3.03 in accordance with Section 3.04, (iii) at maturity (whether by acceleration or otherwise) and (iv) at such other times specified herein. Notwithstanding the foregoing, with respect to Tranche B Loans, until the earlier of (i) the date the Kati Project achieves Completion and (ii) the last day of the Tranche B Loan Availability Period (such date, the “PIK Interest Outside Date”), interest shall, at the option of the Tranche B Borrower, be paid by adding to the principal amount of the Tranche B Loans on (A) each Repayment Date, (B) the PIK Interest Outside Date and (C) any other date when interest otherwise would be payable in cash hereunder with respect to Tranche A Loans (“PIK Interest”). In the event of any conversion of any SOFR Borrowing prior to the end of the Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.

(b) Principal. Subject to Section 3.04, the Borrowers shall make scheduled principal payment of the outstanding principal amount of each Class of Loans, on each Repayment Date occurring prior to the Maturity Date, in the amounts set forth opposite such Repayment Date on the Amortization Schedule. Notwithstanding anything to the contrary herein, the principal amount of any Class of Loans that is unpaid on the Maturity Date for such Class of Loans (including without limitation any applicable Prepayment Premium) shall become automatically due and payable in full on such Maturity Date and, for the avoidance of doubt, all Classes of Loans shall be paid in full on the applicable Maturity Date or Debt Termination Date.

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(c) PIK Interest. Each payment of PIK Interest shall, on (i) each Repayment Date of Tranche B Loans prior to the earlier of (x) the date Kati Project achieves Completion and (y) the date of expiration of the initial Tranche B Loan Availability Period, and (ii) any other date when interest otherwise would be payable in cash hereunder with respect to Tranche A Loans, be deemed to be additional Tranche B Loans made by each applicable Lender in a principal amount equal to the PIK Interest payable on the outstanding Tranche B Loans (not subject to the initial Borrowing requirements set forth herein).

Section 3.07 Fees.

(a) Commitment Fees. With respect to the Tranche B Loans and any Class of Additional Tranche Loan Commitments, the Borrowers shall pay to the Administrative Agent for the account of each Lender a commitment fee for the period from and including the date of the commencement of the Availability Period for such Class of Loans and/or Commitments to the expiration of the Availability Period for such Class of Loans and/or Commitments, computed at the rate of one percent (1.00%) per annum for undisbursed Loans and/or Commitments for such Class of Loans and/or Commitments for each day during the period for which payment is made, payable to each applicable Lender in arrears on each Quarterly Date during the Availability Period for such Class of Loans and/or Commitments and upon the expiration of the Availability Period for such Class of Loans and/or Commitments (or, if the Commitments are cancelled or expire prior to such date, on the date of such cancellation or expiration).

(b) Other Fees. The Borrowers shall pay to each applicable Agent and the Lenders for the account of such Agent or the Lenders, as applicable, the fees payable to such Agent or the Lenders, as applicable, set forth in the applicable Fee Letters.

(c) Non-Refundable. All fees paid hereunder shall be non-refundable.

Section 3.08 Taxes.

(a) Defined Terms. For purposes of this Section, the term “Law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Loan Parties under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with such Law and, if such Tax is an Indemnified Tax, then the sum payable by any Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.08) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

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(c) Payment of Other Taxes. The Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by Borrowers. The Borrowers shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.08 payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.07(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrowers to a Governmental Authority pursuant to this Section 3.08, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

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(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Dorothy 1A Borrower on behalf of itself and the other Borrowers (the “Borrower Tax Representative”) and the Administrative Agent, on or before the date such Lender becomes a party to this Agreement, such properly completed and executed documentation reasonably requested by the Borrower Tax Representative or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, each Lender, if reasonably requested by the Borrower Tax Representative or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower Tax Representative or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (g)(ii)(A), (ii)(B) and (ii)(D) of this Section 3.08) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower Tax Representative and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender, to the extent it is legally entitled to do so, shall deliver to the Borrower Tax Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Tax Representative or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

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(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) an executed certificate substantially in the form of Exhibit C-l to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to any of the Borrowers described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E (whichever is applicable); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W 8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, however, that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Tax Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or before the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Tax Representative or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

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(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Tax Representative and the Administrative Agent at the time or times prescribed by law and at such other time or times reasonably requested by the Borrower Tax Representative or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Tax Representative or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any material respect, it shall update such form or certification or promptly notify the Borrower Tax Representative and the Administrative Agent in writing of its inability to do so.

(h) Administrative Agent. If the Administrative Agent is a U.S. Person, then it shall, on or prior to the Closing Date (or, in the case of a successor Administrative Agent, on or before the date on which it becomes the Administrative Agent hereunder), provide the Borrower Tax Representative and the Collateral Agent with a properly completed and duly executed copy of IRS Form W-9 confirming that the Administrative Agent is a U.S. Person and is exempt from U.S. federal backup withholding. If the Administrative Agent is not a U.S. Person, then it shall, on or prior to the Closing Date (or, in the case of a successor Administrative Agent, on or before the date on which it becomes the Administrative Agent hereunder), provide the Borrower Tax Representative and the Collateral Agent with a properly completed and duly executed copy of, (i) with respect to payments made to the Administrative Agent for its own account, IRS Form W-8ECI, and (ii) with respect to payments made to the Administrative Agent on behalf of any Lender, IRS Form W-8-IMY, if applicable. Upon reasonable request from the Collateral Agent, the Borrower Tax Representative will provide such additional information that it may have to assist the Collateral Agent in making any withholdings or informational reports.

(i) Treatment of Certain Refunds. If any party determines in its sole discretion exercised in good faith that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (i) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority as a result of the payment by the indemnified party of the amount of the refund to the indemnifying party) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (i), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (i) the payment of which, as reasonably determined in good faith by the indemnified person, would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

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(j) Survival. Each party’s obligations under this Section 3.08 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 3.09 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requires the Borrowers to pay any Indemnified Taxes or additional amounts to any Lender, or any Governmental Authority for the account of any Lender, pursuant to Section 3.08, then such Lender shall, at the request of the Borrowers, use reasonable efforts to, as applicable, designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.08 in the future, (ii) would not subject such Lender to any unreimbursed cost or expense and (iii) would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requires the Borrowers to pay any Indemnified Taxes to any Lender, or any Governmental Authority for the account of any Lender, pursuant to Section 3.08, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.09(a) (where designation of a different Lending Office will eliminate incremental costs to the Borrowers) or if any Lender is a Defaulting Lender or a Non-Consenting Lender (the “Terminated Lender”), then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.07) all of its interests, rights (other than its existing rights to payments pursuant to Section 3.08 or Section 3.11) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, however, that:

(i) the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.07(b)(v);

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(ii) such Lender shall have received payment of an amount equal to the outstanding Obligations owed (including all principal of its Loans, accrued interest thereon, accrued fees and all other amounts) to it hereunder and under the other Loan Documents from the assignee (to the extent of such Obligations) or the Borrowers (in the case of all other amounts);

(iii) such assignment does not conflict with applicable Law; and

(iv) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided that any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender. Each Lender agrees that if the Borrower exercises its option hereunder to cause an assignment by such Lender as Terminated Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 11.07(b). In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one (1) Business Day after receipt of such notice, each Lender hereby authorizes and directs Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 11.07(b) on behalf of such Terminated Lender and any such documentation so executed by Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 11.07(b).

Notwithstanding the foregoing, the Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

(c) Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i) Voting. The Commitment and Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder; provided that this clause (i) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby that is required under the terms of Section 11.01.

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(ii) Application of Withheld Amounts. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.19 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent and the Collateral Agent under the Collateral Documents; second, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrowers, to be held in a Deposit Account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the applicable conditions set forth in Section 5.01(bb) were satisfied or waived, such payment shall be applied solely to pay the Loans of all Lenders that are not Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders in accordance with their respective shares of the applicable Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 3.09(c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Participations. In the event that the Administrative Agent (acting at the direction of the Required Lenders) and the Borrowers each agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall purchase at par such pro rata share of the Loans of the other Lenders as the Administrative Agent (acting at the direction of the Required Lenders) shall determine may be necessary in order for such Lender to hold such Loans in accordance with its pro rata share of the aggregate Commitments.

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Section 3.10 Compensation for Losses. In the event of (a) the payment of any principal of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (c) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrowers pursuant to Section 3.13(b), then, in any such event, the applicable Borrower(s) shall compensate each Lender for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds or from any fees payable. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the applicable Borrower(s) and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 3.11 Change of Circumstances.

(a) Increased Costs. If any Change of Law shall:

(i) impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum re-serve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, from time to time after written notice from such Lender or other Recipient explaining the basis for the calculation, the Borrowers will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

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(b) Capital Requirements. If any Lender determines in good faith that any Change of Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change of Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered. Thereafter, the Borrowers may replace any such Lender so affected pursuant to Section 3.09.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in clause (a) or (b) of this Section 3.11 and delivered to the Borrowers, shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.11 shall not constitute a waiver of such Lender’s right to demand such compensation.

Section 3.12 Inability to Determine Rates. Subject to Section 3.14, if, on or prior to the first day of any Interest Period for any SOFR Loan:

(a) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or

(b) the Required Lenders determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent will promptly so notify the Borrowers and each Lender.

Upon notice thereof by the Administrative Agent to the Borrowers, any obligation of the Lenders to make SOFR Loans, and any right of the Borrowers to continue SOFR Loans or to convert ABR Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Administrative Agent (with respect to clause (b), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the applicable Borrower(s) may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the applicable Borrower(s) will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period. Upon any such conversion, the applicable Borrower(s) shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 3.08. Subject to Section 3.14, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on ABR Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “ABR” until the Administrative Agent revokes such determination.

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Section 3.13 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate or Term SOFR, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate or Term SOFR, then, upon notice thereof by such Lender to the Borrowers (through the Administrative Agent) (an “Illegality Notice”), (a) any obligation of the Lenders to make SOFR Loans, and any right of any of the Borrowers to continue SOFR Loans or to convert ABR Loans to SOFR Loans, shall be suspended, and (b) the interest rate on which ABR Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “ABR”, in each case until each affected Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of an Illegality Notice, the Borrowers shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Loans to ABR Loans (the interest rate on which ABR Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “ABR”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such day. Upon any such prepayment or conversion, the applicable Borrower(s) shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.08.

Section 3.14 Benchmark Replacement Setting.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrowers may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrowers so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 3.14(a) will occur prior to the applicable Benchmark Transition Start Date.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

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(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrowers and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrowers of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.14(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.14.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrowers may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.

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Article IV
REPRESENTATIONS AND WARRANTIES

Each Obligor makes the following representations and warranties to each Agent and each other Lender Party (x) as of the Closing Date and (y) with respect to the Loan Parties and the applicable Projects, on each Borrowing Date other than the Closing Date:

Section 4.01 Organization; Good Standing; Powers; Business.

(a) Organization and Powers.

(i) Each Obligor is duly formed or organized, validly existing and in good standing under the Laws of its state of formation or incorporation, as applicable.

(ii) Schedule 4.01(a)(ii) accurately sets forth the ownership structure of the Loan Parties as of the date on which this representation and warranty is made (and as of such date, the Borrowers have no Subsidiaries).

(iii) Each Obligor has all requisite power and authority to own and operate its properties, and to carry on its businesses as now conducted and proposed to be conducted. Each Obligor has all requisite power and authority to execute and deliver each Loan Document to which it is a party and to perform its obligations thereunder.

(b) Qualification. Each Obligor is duly qualified and, if applicable, in good standing in each state where necessary to carry on its present business and operations.

Section 4.02 Authorization of Borrowing, Etc.

(a) Authority; No Conflict. Each Obligor has duly authorized, executed and delivered each Loan Document to which it is a party. Each Obligor’s execution and delivery of each Loan Document to which it is a party and the consummation by such Obligor of the transactions contemplated thereby and such Obligor’s compliance with the terms thereof and performance of such Obligor’s obligations thereunder do not and will not (i) contravene the Organizational Documents of any Obligor, (ii) violate any Law applicable to or binding on such Obligor or any of their respective properties in any material respect, or (iii) conflict with or result in any breach or contravention of, or constitute any default under, or result in or require the creation of any Lien (other than Permitted Liens) upon the property of such Obligor under, any material agreement or instrument (including any Material Project Document) to which it is a party or by which it or any of its Subsidiaries or any of their respective properties may be bound or affected or any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Obligor or any of their respective properties is subject.

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(b) Binding Obligations. Each of the Loan Documents to which such Obligor is a party has been duly executed and delivered by such Obligor and is the legally valid and binding obligation of such Obligor, enforceable against it, in accordance with its respective terms, subject to bankruptcy, insolvency, moratorium, reorganization and other similar Laws affecting creditor’s rights and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 4.03 Governmental Authorizations; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Obligor of this Agreement or any other Loan Document, except for such approvals, consents, exemptions, authorizations, actions or notices that have been duly obtained, taken or made and are in full force and effect.

Section 4.04 Compliance with Laws. Each Obligor and each Project is in compliance in all material respects with all applicable Laws (but not including Environmental Laws which are addressed under Section 4.19), and no such Obligor has received written notice from any Governmental Authority of an actual or potential violation of any such Laws.

Section 4.05 Margin Security; Governmental Regulations.

(a) No portion of the proceeds from the making of the Loans will be used by any Obligor to buy or carry any margin stock (as defined or used in Regulation T, U or X of the Federal Reserve Board) or otherwise in any manner that might cause the Borrowing or the application of such proceeds to violate Regulation T, Regulation U or Regulation X or any other regulation of the Board of Governors of the Federal Reserve System. The Borrowers are not engaged, and will not engage, principally, or as one of their principal activities, in the business of purchasing or carrying margin stock or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of the Borrowers are a “covered fund” under Section 13 of the Bank Holding Company Act of 1956, as amended, as such term is defined in the final regulations issued on December 10, 2013 implementing Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (commonly known as the “Volcker Rule”).

Section 4.06 Investment Company Act. No Obligor is an “investment company” within the meaning of the Investment Company Act, or subject to regulation thereunder.

Section 4.07 Sanctions; Anti-Money Laundering and Anti-Corruption.

(a) No Obligor or Affiliate of any Obligor, nor any of their respective directors, officers, employees, nor, to the Knowledge of any Obligor, any agent or any other person acting on behalf of any Obligor is a Sanctioned Person. No Obligor or Affiliate of any Obligor, or any of their respective directors, officers, employees, or, to such Obligor’s knowledge, agents, nor any other person acting on behalf of any Obligor is a Person who has been engaged in any transaction, activity or conduct that could reasonably be expected to result in its being the subject of Sanctions or is currently engaging in any dealings or transactions with, involving or for the benefit of a Sanctioned Person in violation of Sanctions.

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(b) Each Obligor and Affiliate of each Obligor, and each of their respective directors, officers, employees or, to such Obligor’s knowledge, agents, and each other person acting on behalf of each Obligor, is in compliance with (i) all applicable Sanctions and all applicable anti-money laundering Laws of all applicable jurisdictions, including all Laws in respect of money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT ACT or any other United States Law or regulation governing such activities (collectively, “Anti-Money Laundering Laws”) and (ii) any applicable Law in any U.S. or any non-U.S. country or jurisdiction related to corruption or bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the U.K. Bribery Act 2010, as amended, and the rules and regulations thereunder (collectively, “Anti-Corruption Laws”).

(c) The Obligors have instituted and maintain policies and procedures designed to ensure continued compliance with Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws.

(d) No proceeds of any Loan shall be used directly or knowingly indirectly, (i) in violation of, any Anti-Money Laundering Laws, Anti-Corruption Laws, or Sanctions, (ii) to finance or facilitate any transaction with or involving any Sanctioned Person, or (iii) in any manner that would result in the violation of Sanctions by any party to this Agreement or any of its Affiliates. None of the transactions contemplated by the Transaction Documents will violate any Anti-Money Laundering Laws, Anti-Corruption Laws or Sanctions.

Section 4.08 No Default. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by the Loan Documents.

Section 4.09 No Material Adverse Effect. Since December 31, 2024, no event, condition or circumstance has occurred that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

Section 4.10 Litigation; Adverse Facts.

(a) As of the Closing Date, other than as set forth in Schedule 4.10, there are no material actions, suits, proceedings, claims, disputes, litigation or investigations of any kind, including of or before any arbitrator or Governmental Authority, that are pending or, to the Borrowers’ Knowledge, threatened in writing and to which any Obligor is a party or is subject, or by which any Obligor or any of the Collateral is bound.

(b) As of each Borrowing Date, other than as set forth in Schedule 4.10, there are no actions, suits, proceedings, claims, disputes, litigation or investigations of any kind, including of or before any arbitrator or Governmental Authority, that are pending or, to the Knowledge of the Borrowers, threatened in writing and to which any such Borrower is a party or is subject, or by which any such Borrower or their Assets or the applicable Project is bound, that, in each case, if adversely determined to or against any Obligor, could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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(c) As of each Borrowing Date, other than as set forth in Schedule 4.10, there are no actions, suits, proceedings, claims, disputes, litigation or investigations of any kind, including of or before any arbitrator or Governmental Authority, that are pending or, to the Borrowers’ Knowledge, threatened in writing and to which any Obligor is a party or is subject, or by which any Obligor or any of the Collateral is bound, that, in each case, if adversely determined to or against any Obligor, could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) There has been no change in the status, or financial effect on any Obligor, of the matters disclosed in Schedule 4.10 that, either individually or in the aggregate, has increased or could reasonably be expected to increase the likelihood that such matter(s) could have a Material Adverse Effect.

Section 4.11 Solvency; Insolvency Proceedings. Each Obligor is, and after giving effect to the incurrence of Indebtedness being incurred in connection herewith and the transactions contemplated hereby will be, Solvent. None of the Obligors has taken, and none of the Obligors is currently evaluating taking, any action to seek relief or commence proceedings under any Debtor Relief Law in any applicable jurisdiction.

Section 4.12 Financial Statements. All Financial Statements that have been furnished by or on behalf of any Obligor to the Administrative Agent in connection with the Loan Documents have been prepared, in accordance with GAAP (other than the Financial Statements of the Guarantors), and present fairly in all material respects the financial condition of the Persons covered thereby as of the respective dates thereof and their results of operations and cash flows for the period covered thereby, in accordance with GAAP (other than the Financial Statements of the Guarantors), consistently applied through the period covered thereby, subject, in the case of any such unaudited Financial Statements, to changes resulting from audit and normal year-end adjustments, including the absence of footnotes. The Financial Statements of the Guarantors provided to the Administrative Agent present fairly in all material respects the financial condition of the Persons covered thereby as of the respective dates thereof and their results of operations and cash flows for the period covered thereby, consistently applied through the period covered thereby, subject, in the case of any such unaudited Financial Statements, to changes resulting from audit and normal year-end adjustments, including the absence of footnotes.

Section 4.13 Indebtedness.

(a) As of the Closing Date, none of the Obligors has incurred any Indebtedness other than Permitted Indebtedness, the Indebtedness under this Agreement and the Indebtedness set forth in Schedule 4.13.

(b) As of each Borrowing Date, the applicable Borrower has not incurred any Indebtedness other than Permitted Indebtedness, Indebtedness under this Agreement and the Indebtedness set forth in Schedule 4.13.

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Section 4.14 Taxes.

(a) Each Obligor has filed, or has caused to be filed, all Tax returns that such Person is required to file and such Person has paid, or caused to be paid, all Taxes due and payable by such Person, as applicable (other than those Taxes that it is contesting in good faith and by appropriate proceedings for which adequate reserves in accordance with GAAP have been established).

(b) Each Borrower and each Pledgor is, and has been treated since its formation as, a disregarded entity within the meaning of Section 301.7701-3(b)(1)(ii) of the United States Treasury Regulations for U.S. federal income Tax purposes. Each JV Holdco is treated as a partnership within the meaning of Section 301.7701-3(b)(1)(i) of the United States Treasury Regulations for U.S. federal income Tax purposes. Sponsor is, and has been treated since its formation as, a corporation for U.S. federal income Tax purposes. No affirmative election has been filed with the IRS (or any state or local taxing authority) to treat any Obligor as an association taxable as a corporation for U.S. federal, state or local income Tax purposes. Neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated by this Agreement, will affect the Tax status of any Obligor.

(c) No audits, examinations or other administrative or court proceedings have been initiated or are ongoing with respect to any material Tax of any Obligor, and no claim is being asserted with respect to any material Tax by a Governmental Authority.

Section 4.15 Labor and Employee Matters. No Obligor has any employees. No Obligor has any outstanding liabilities or responsibilities arising from or relating to its previous employment of any employees. No Obligor is, or has been, a party or subject to any collective bargaining agreement, collective agreement, or other contract with any labor union, trade union, works council, or other representative of employees. Each of the Obligors has at all times been in compliance with all employment agreements to which it has been subject and all applicable federal, state and local labor and employment Laws including those related to equal employment opportunity, discrimination, harassment, retaliation, hours and wages, labor relations, overtime, child labor, medical insurance continuation, benefits offerings, occupational health and safety, employee training, employee notices, employee leave, recordkeeping, and unemployment compensation, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to be materially adverse to Obligor or any of Obligor’s Subsidiaries. There are no outstanding or threatened claims, charges, lawsuits, grievances, arbitration awards or appeals therefrom arising out of any employment agreements to which any Obligor has been subject or any of Obligors’ labor or employment practices. All payments and obligations due from any Obligor, or for which any claim may be made against any such Person, on account of wages and employee health and welfare insurance and other benefits, have been paid and fully and finally satisfied.

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Section 4.16 Employee Pension Plans. The Obligors do not have any employees and do not sponsor, maintain, participate in, contribute to, or have any obligations under or liability (contingent or otherwise) with respect to any Plan. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Obligor or any ERISA Affiliate of any Obligor maintains, contributes to, or has any obligation or liability (contingent or otherwise) with respect to any Employee Pension Plan or Multiemployer Plan.

Section 4.17 Insurance. All policies of insurance required to be obtained by any Obligor pursuant to any Transaction Document have been obtained and are in full force and effect and all premiums due thereon have been paid in full.

Section 4.18 Permits.

(a) All Permits with respect to each Project are identified on Schedule 4.18 solely with respect to each applicable Project and the applicable Borrowers. Except as listed on Schedule 4.18, each Permit listed in Part I of Schedule 4.18 has been obtained, and is validly issued, final and in full force and effect and is not subject to any pending appeal or further proceedings or (except as identified therein) to any unsatisfied condition required to be satisfied as of the date of this representation that remains unsatisfied and that could reasonably be expected to allow material modification, suspension, termination, or revocation. With respect to each Project, the Permits listed in Part I of Schedule 4.18 constitute all of the Permits currently required under applicable Law for the ownership, development, construction, and operation of such Project. None of the Permits listed in Part I of Schedule 4.18 already obtained by the applicable Borrower has been materially adversely modified, amended, or supplemented except as otherwise permitted under this Agreement or reflected on Schedule 4.18 and if a judicial or administrative appeal period is specified by applicable Laws under which the Permit was issued, except as reflected on Schedule 4.18, such appeal period has expired. Each Permit listed in Part I of Schedule 4.18 is held in the name of the applicable Borrower.

(b) Each Permit listed in Part II of Schedule 4.18 is of a type that is expected to be obtained in the normal course of business prior to the time when it is needed for the development, construction and operation of each Project. No Permit listed in Part II of Schedule 4.18 is required under applicable Law to be obtained for such Project as of the date that this representation is made. There are no facts, circumstances or conditions that exist or are anticipated which could reasonably be expected to cause any Permit listed in Part II of Schedule 4.18 to not be obtainable in due course. Each of the Borrowers is in compliance in all material respects with all requirements of all Permits currently held. Each Permit listed in Part II of Schedule 4.18 will be, when obtained, held in the name of applicable Borrower.

(c) Except as listed on Schedule 4.18, there is no administrative, regulatory or judicial action, suit, proceeding or investigation at law or in equity before or by any Governmental Authority or other Person pending or threatened in writing against or affecting any of the Borrowers, or any Affiliate of the Borrowers with respect to any Permit, or pursuant to any state law, including any such administrative, regulatory or judicial action, suit, proceeding or investigation by a Governmental Authority or other Person that seeks to rescind, revoke, enjoin, terminate, suspend, invalidate, or materially and adversely modify any Permit.

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(d) None of the Borrowers are in default with respect to, in material noncompliance with, or in material violation of, any Permit, order, judgment or decree of any court or any order, judgment, rule, regulation or demand of any Governmental Authority pursuant to laws of the state in which the applicable Project is located of any regulatory commission in the state in which the applicable Project is located which default or violation could reasonably be expected to have consequences that would materially and adversely affect the financial condition, assets, properties, or operation of Borrowers or its Affiliates with respect to such Project(s).

Section 4.19 Environmental Compliance. (a) Each Project and Project Site is, and has since the acquisition of the applicable leasehold or ownership interest in such Project Site by the applicable Obligor been, developed, constructed and operated in compliance in all material respects with all applicable Environmental Laws and Permits, and none of the Borrowers has failed to comply with any Environmental Law or to obtain, maintain or comply with any Permit required under any Environmental Law, (b) there is no pending or threatened action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration in respect of or arising out of any Environmental Laws or Environmental Liability against any Obligor, (c) there has been no Release or threatened Release of any Hazardous Material on, from or related to any Project or Project Site that has resulted in or could reasonably be expected to result in any obligation or liability for the Obligors, (d) no Obligor has received any written or oral notice from any Governmental Authority or other Person related to any actual or potential Environmental Liability or other obligations arising under any Environmental Law the subject of which is unresolved, (e) no Obligor has agreed to assume, undertake or provide indemnification for any Environmental Liability at any Project Site and/or of any other Person under any Environmental Law and (f) no action has been taken by any Obligor that would cause any Project not to be in compliance with all applicable Environmental Laws or Permits required under Environmental Laws.

Section 4.20 Title; Property Rights. Each Obligor has good title to all Assets that such Person purports to own (including the personal property comprising the Projects) in all material respects, and each applicable Obligor has either a valid leasehold, subleasehold, easement or fee interest, as the case may be, in the properties comprising Project Sites of any of the Projects, in each case free and clear of all Liens other than Permitted Liens.

Section 4.21 Material Project Documents.

(a) As of the Closing Date, all Material Project Documents to which any Obligor is a party as of the Closing Date are described on Schedule 4.21.

(b) As of each Borrowing Date, all Material Project Documents to which the Obligors are a party are described on Schedule 4.21 solely with respect to each applicable Project(s) and the applicable Obligor(s).

(c) True, correct and complete copies of the Material Project Documents in effect as of the date on which this representation and warranty is made have been delivered to the Lenders. Each Material Project Document to which any Obligor is a party is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and subject to general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law). There is no existing default under any Material Project Document by any Person party thereto, and each Obligor has made all payments due thereunder and is in compliance with all its obligations under each Material Project Document to which it is a party.

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(d) Other than those services, materials, real property interests, and other rights that can be reasonably expected to be commercially available when and as required, the services to be performed, the materials to be supplied and the real property interests and other rights granted pursuant to the Material Project Documents (i) are sufficient to enable (y) each applicable Project to be located and constructed on the applicable Project Site and (z) each applicable Project to be operated and maintained on the applicable sites, in each case in accordance with all applicable Laws, the Material Project Documents, the Base Case Model and, in the case of the Dorothy 2 Project and the Kati Project, is reasonably likely to cause Completion of the applicable Project to occur by its Completion Deadline and (ii) provide adequate ingress to and egress from the applicable Project for the construction, operation and maintenance of the Projects under the Material Project Documents.

(e) All utility services necessary for the construction and operation of the applicable Project for its intended purposes are available at the Project Site for such Project or are reasonably expected to be so available as and when required upon commercially reasonable terms or market rates.

(f) None of the counterparties to the Real Property Documents have exercised any rights of first refusal, right of first offer or option rights to acquire the real estate property subject of such Real Property Document.

Section 4.22 Security Interests.

(a) The Collateral Documents that have been delivered on or prior to the date this representation and warranty is made are effective to create, in favor of Collateral Agent for the benefit of the Secured Parties, a legal, valid and enforceable first priority Lien on and security interest in all of the Collateral purported to be covered thereby, and all necessary recordings and filings have been made in all necessary public offices, and all other necessary and appropriate action has been taken, so that the security interest created by each Collateral Document is a perfected first priority Lien on and security interest in all right, title and interest of the Obligors in the Collateral purported to be covered thereby. The descriptions of the Collateral set forth in each Collateral Document are true, complete, and correct in all material respects and are adequate for the purpose of creating, attaching and perfecting the Liens in the Collateral granted or purported to be granted in favor of Collateral Agent for the benefit of the Secured Parties under the Collateral Documents.

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Section 4.23 Intellectual Property. As of the Closing Date, Schedule 4.23 sets forth a true and complete list of all United States, state and foreign registrations of and applications for intellectual property owned by each of the Loan Parties. Each Obligor owns or holds a valid and enforceable agreement, license, permit, certificate, franchise or other authorization or right to use the intellectual property rights used in or necessary for the operation of its business, and the use thereof by the Obligors or their respective businesses does not conflict with, infringe or misappropriate the rights of any other Person.

Section 4.24 Use of Proceeds. The Borrowers have used and will use the proceeds of the Loans solely for the purposes set forth in Section 6.13.

Section 4.25 Full Disclosure.

(a) All written information (collectively, the “Information”), that has been furnished by or on behalf of the Obligors to any Secured Party in connection with the transactions contemplated herein is and in any other Loan Document, taken as a whole, does not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not materially misleading (giving effect to supplements and updates thereto); provided, however, that, subject to Section 4.25(b), no representation or warranty is made with regard to any projections, pro forma financial information, estimates, or other forward-looking information or forward-looking statements.

(b) The projections and forward-looking statements, including those contained in the Base Case Model and each Construction Budget and Schedule and Operating Budget, prepared by or as directed by the Obligors that have been made available to any Secured Party have been prepared in good faith based upon assumptions believed by the Obligors to be reasonable as and when such projections or forward-looking statements were prepared and as of the Closing Date or another Borrowing Date, as applicable; provided that such projections and forward-looking statements are not to be viewed as facts and that actual results during the period or periods covered by such projections and forward-looking statements may differ from such projections and forward-looking statements and that the differences may be material.

(c) As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

Section 4.26 Data Center Facilities.

(a) Schedule 4.26 sets forth as of the Closing Date the physical address and location of each data center facility of the Obligors, together with the address, acreage, the number of modular containers and padmount transformers.

(b) Each Project that has been Completed (i) is functioning and open for business and has been commissioned in accordance with industry-standard commissioning criteria and meets all of the current power requirements, cooling capacities and resilience levels to current Customers, (ii) has legal access to public rights-of-way, (iii) complies with all applicable state, county, local and municipal zoning and building ordinances, (iv) is not materially encroached on adjoining property, (v) is equipped with appropriate environmental control systems and physical security systems (including restricted physical access and video cameras), (vi) is compliant with all applicable laws, (vii) has in place disaster recovery and business continuity plans and procedures consistent with the plans and procedures customarily maintained by companies similarly situated and (viii) is operated and managed by the applicable Operator.

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(c) Each Project that has been Completed: (1) has been commissioned in accordance with industry-standard commissioning criteria and meets all of the current power requirements, cooling capacities and resilience levels to current Customers; (2) all apparatus, equipment, appliances and other fixtures used in connection with the operation or occupancy of such Projects (including generators, chillers, power distribution units, static transfer switches, racks and computer air conditioners) are in sufficient repair so as to not be detrimental to the declared resilience and operational levels to current Customers; and (3) the applicable Borrower has acquired the rights to all electrical power required to be provided by it to any Customer pursuant to any Customer Contract.

(d) No Borrower has: (1) experienced any interruption in the transmission of power at a Project (other than any temporary interruption that has been resolved); (2) issued any credits or abatements to Customers as the result of the violation of any Customer Contract; or (3) experienced any hydrostatic leaks in any portion thereof, in each case, that could reasonably be expected to result in a Material Adverse Effect.

(e) No Project has experienced any Security Breach or material failures, breakdowns or continued substandard performance with respect to the information technology and computer systems used in such data center facilities.

(f) All of the improvements on each Project lie wholly within the boundaries and building restriction lines of such Project, and no improvements on adjoining property encroach upon any Project, and no easements or other encumbrances upon any Project encroach upon any of the improvements, so as, in either case, to adversely affect in any mate-rial respect, the value, use or marketability of the applicable Project.

Section 4.27 Privacy and Data Security.

(a) Any Processing of Personal Data by the Obligors has been and is (i) reasonably necessary for the conduct of the business by the Obligors and (ii) consistent, in all material respects, with all applicable laws. The Obligors are in compliance, and have at all times complied with, in all material respects, any contractual commitments made by them with respect to Personal Data.

(b) The Obligors each maintain a comprehensive and written information privacy and security program that maintains reasonable and appropriate measures to protect the privacy, operation, confidentiality, integrity, and security of all Personal Data and confidential information against any Security Breach. All employees and consultants of the Obligors who have access to or have a role in the Processing of Personal Data or confidential information have been informed of and receive training at least annually regarding the applicable privacy and security policies.

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(c) None of the Obligors are under investigation by any Governmental Authority for a violation of any applicable law related to the Processing of Personal Data or confidential information, and, to their knowledge, there are no asserted or claims threatened in writing, notices or written complaints against any of them (whether by a Governmental Authority or any other party) relating to the Processing of Personal Data or confidential information by them or any third parties acting on their behalf.

(d) The Obligors are not aware and do not have any reason to believe that they, or any third party acting on their behalf, have experienced any material Security Breach. The Loan Parties are not aware of and do not have any reason to believe that there are any material data security or other technological vulnerabilities with respect to the existing Equipment or their information technology systems or networks.

Section 4.28 Bitcoin; Cryptocurrency. The Obligors have disclosed to the Administrative Agent the location of all Bitcoin wallets (or any other software programs in which any other cryptocurrency of the Obligors are stored).

Section 4.29 Assignment of Equipment and Services to Borrower.

(a) The relevant Borrower has valid title, free and clear of all Liens other than Permitted Project Liens, to all Equipment, including all switchgear, fiber, networking equipment, replacement spare parts, transformers and containers that has been supplied prior to the Closing Date, under all Equipment Supply Agreement and Construction Contracts entered into by the Loan Parties in connection with the relevant Project. As of the Closing Date, as applicable, all Equipment Supply Agreements and Customer Contracts entered into by the Loan Parties in connection with the relevant Project that provide for any remaining equipment or services (including material warranties) to be provided on behalf of such Borrower have been assigned to the applicable Borrower.

(b) As of the Closing Date, all containers and transformers in use at the Project Sites of each of the Dorothy 1A Project and the Dorothy 2 Project have been supplied to the Dorothy 1A Borrower and the Dorothy 2 Borrower, respectively, pursuant to the Equipment Supply Agreements listed on Schedule 4.20.

Section 4.30 Energy Regulatory Matters.

(a) Each of the Borrowers, Projects, Energy Services and Soluna Services is not regulated or subject to regulation as a public utility, electric utility, transmission and distribution utility, retail electric utility, power generation company, retail electric provider, or terms with similar regulatory effect under the laws of the State of Texas or the Federal Power Act, 16 U.S.C. §§ 791a, et seq.

(b) Each of the Borrowers, Projects, Energy Services and Soluna Services does not generate, produce, transmit, distribute, furnish, sell or make available for compensation electric power to any third parties, except for furnishing electric power to tenants at the Projects as an incident of tenancy or as otherwise allowed in strict accordance with applicable Law and the Power Supply Agreements.

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(c) Each of the Borrowers, Projects, Energy Services and Soluna Services has complied with all applicable Law, including applicable PUCT rules and ERCOT Protocols with respect to load interconnection studies, net metering arrangements, private use network designations and related updates to ERCOT’s network operations model, load resource or ancillary service registrations, and registration of virtual currency mining facilities.

(d) Each of the Borrowers, Projects, Energy Services and Soluna Services is in compliance with all of its obligations under Power Supply Agreements, including but not limited to applicable obligations in connection with (i) the installation and operation of under-frequency load shed equipment, (ii) the installation and operation of disconnecting circuit breakers to interrupt deliveries, (iii) power supply limits, and (iv) minimum volume commitments, in each case, as required pursuant to any such Power Supply Agreement.

(e) The Power Supply Agreements, and the provision of power to Project tenants thereunder and under the Customer Contracts, comply with applicable Law and do not violate the service rights of any entity certificated by the PUCT to provide retail electric utility service to retail customers in such area under the laws of the State of Texas.

(f) Except as may be required for the exercise of remedies under the Loan Documents, no filing with or authorization or approval from PUCT, ERCOT or FERC is required for the execution and delivery of, the consummation of the transactions contemplated by, or the performance of obligations under, the Loan Documents.

(g) Each of the Borrowers either is not subject to regulation as a “holding company” under PUHCA or is a “holding company” that qualifies for exemption from regulation under the federal access to books and records provisions of PUHCA, as set forth in 18 C.F.R. § 366.3.

Section 4.31 Subsidiaries. As of the Closing Date, none of the Pledgors nor any of the Guarantors have any Subsidiaries other than the Pledgors’ ownership of the respective Borrowers or as set forth in Schedule 4.36.

Article V
CONDITIONS PRECEDENT

Section 5.01 Conditions of Closing. The occurrence of the Closing Date and the obligation of each Lender to make any Loan on the initial Borrowing Date hereunder is subject to the satisfaction or waiver of the following conditions (and, in the case of each document specified in this Section 5.01 to be received by the Administrative Agent, such document shall be in form and substance satisfactory to the Administrative Agent (acting on the instructions of all Lenders)):

(a) Loan Documents. The Administrative Agent shall have received counterparts to each Loan Document as it shall have requested, duly executed and delivered by each Loan Party and each other party thereto;

(b) Material Project Documents.

(i) The Administrative Agent shall have received true, correct and complete copies of all Material Project Documents with respect to Projects owned on the Closing Date, which Material Project Documents shall be in form and substance reasonably acceptable to the Administrative Agent; and

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(ii) The Administrative Agent shall have received true, correct and complete copies of the Customer Contracts contemplated by the Base Case Model for the Projects;

(c) Collateral.

(i) Financing Statements. The Administrative Agent and the Collateral Agent shall have received UCC financing statements in form appropriate for filing under the applicable UCC in order to perfect the Liens created under the Collateral Documents (covering the Collateral described therein);

(ii) Perfection of Collateral. The Administrative Agent and the Collateral Agent shall have received evidence that all other action required under the Collateral Documents or that the Administrative Agent or the Collateral Agent may otherwise deem necessary in order to perfect the Liens created under the Collateral Documents has been taken or will be taken on the Closing Date such that such Liens shall each constitute a first priority security interest subject to Permitted Liens;

(iii) Lien Searches. The Administrative Agent and the Collateral Agent shall have received the results of a recent lien search satisfactory to the Administrative Agent in each of the jurisdictions in which UCC financing statement or other filings or recordations are to be made to evidence or perfect security interests in all assets of the Guarantors and security interests in the pledged assets of the Pledgor together with copies of all filings disclosed by such search, and UCC termination statements for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements or fixture or real property filings disclosed in such search (other than any such financing statements in respect of Permitted Liens); and

(iv) Consents. Delivery to the Administrative Agent of Consents listed on Schedule 6 with respect to the Projects substantially in the form attached hereto as Exhibit M or otherwise as reasonably requested by the Administrative Agent;

(d) Mortgages and Related Deliverables.

(i) Mortgages. The Administrative Agent and the Collateral Agent shall have received a Mortgage, duly authorized, executed and delivered, in form for recording in the recording office of each jurisdiction where the mortgaged property to be encumbered thereby is situated, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, together with such other instruments as shall be necessary to create a Lien under applicable Law, which mortgage and other instruments shall be effective to create and/or maintain a first priority Lien on the Project Site or Obligor’s leasehold or subleasehold for the Dorothy Projects, as the case may be, subject to no Liens other than Permitted Liens;

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(ii) Flood Insurance. With respect to any Project Site for the Dorothy Projects, receipt by the Collateral Agent and the Administrative Agent of the following:

(A) A completed “life of loan” Federal Emergency Management Agency Standard Flood Hazard Determination;

(B) If any improvement to the Project Site is located in a special flood hazard area, a notification to Borrower (the “Borrower Flood Notice”) and (if applicable) the Borrower Flood Notice shall include notification to Borrower that flood insurance coverage under the National Flood Insurance Program (“NFIP”) is not available because the community does not participate in the NFIP;

(C) If the Borrower Flood Notice is required to be given, documentation evidencing Borrower’s receipt of the Borrower Flood Notice (e.g., countersigned Borrower Flood Notice, return receipt of certified U.S. Mail, overnight delivery or electronic transmission); and

(D) If the Borrower Flood Notice is required to be given and flood insurance is available in the community in which the Project Site is located, a copy of one of the following: the flood insurance policy, Borrower’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or other evidence of flood insurance satisfactory to the Administrative Agent, in a minimum amount equal to the maximum limit of coverage available for such Project Site under the NFIP with deductibles acceptable to the Administrative Agent and the Collateral Agent (any of the foregoing being “Evidence of Flood Insurance”);

(iii) Title Policy. The Administrative Agent and the Collateral Agent shall have received one or more Title Policies for the Project Site for the Dorothy Projects, together with (a) evidence reasonably satisfactory to the Collateral Agent and the Administrative Agent that the Borrowers have paid to the Title Company all expenses and premiums of the Title Company and all other sums required in connection with the issuance of such Title Policies and all recording and stamp taxes (including mortgage and recording and intangible taxes) payable in connection with recording the applicable Mortgage in the appropriate real estate records, and (b) such affidavits, certificates, information (including financial data), lien waivers and instruments of indemnification (including a so-called “gap” indemnification) as shall be reasonably required by the Title Company to induce the Title Company to issue the Title Policy contemplated above;

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(iv) Survey. The Administrative Agent and the Collateral Agent shall have received either (A) an existing survey or plat of the Project Site for the Dorothy Projects, provided that such existing survey or plat is sufficient to issue the Title Policy for the Dorothy Projects in accordance with the requirements of this Agreement (including, without limitation, to provide survey coverage in the Title Policy), or (B) an as built (or if prior to Completion of such Project, containing an overlay of proposed Project infrastructure) ALTA/NSPS survey of Project Site for the Dorothy Projects (dated not later than sixty (60) days prior to the Closing Date) by a registered land surveyor in accordance with the current survey standards of the American Land Title Association and National Society of Professional Surveyors for urban surveys in form and substance reasonably satisfactory to the Collateral Agent and the Administrative Agent, certified to the Collateral Agent and the Administrative Agent, and their respective successors and assigns, and which shall also include such additional information as may be required by the Title Company to provide survey coverage, endorsements, and affirmative coverage in the Title Policy;

(v) Additional Deliverables. The Administrative Agent and the Collateral Agent shall have received all such Consents (including prime lessor and sublessor Consents), approvals, amendments, supplements, direct agreements, recognition agreements, estoppels, lienholder subordination agreements or other instruments as the Administrative Agent or the Collateral Agent may reasonably deem necessary or desirable in order for the applicable Obligor to grant the Lien contemplated by the Mortgage delivered by such Obligor on any portion of the interest of such Obligor in a Project Site for the Dorothy Projects; and

(vi) Legal Opinion. The Administrative Agent and the Collateral Agent shall have received an opinion of Ewing & Jones, PLLC with respect to the enforceability of the form of Mortgage to be recorded in such jurisdiction and such other matters as the Collateral Agent and the Administrative Agent may reasonably request relating to such Project Site, in each case in form and substance reasonably satisfactory to the Collateral Agent and the Administrative Agent;

(e) Debt Service Reserve Account; Operating Account. The Tranche A Borrowers shall have established (x) a Debt Service Reserve Account for all such Tranche A Borrowers, and the Debt Service Reserve Account of such Tranche A Borrowers shall have been funded or shall be, concurrently with the Closing, funded with the proceeds of the Loans in an amount equal to the Debt Service Reserve Requirement as of the Closing Date and (y) the Operating Accounts of the Borrowers;

(f) Secretary’s Certificate. The Administrative Agent shall have received a certificate of an Authorized Officer of each Loan Party attaching the following documents and certifying as to the following matters:

(i) Organizational Documents. Copies of the certificate of formation and limited liability company agreement or operating agreement of such Loan Party, and any other Organizational Documents of such Loan Party as required by the Administrative Agent, certified by such Authorized Officer as being true, correct and complete copies of such documents and that such documents are in full force and effect as of the Closing Date;

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(ii) Resolutions. A copy of one or more board or other resolutions or authorizations of such Loan Party authorizing, as applicable, the execution, delivery and performance of this Agreement and the other Transaction Documents to which such Loan Party is a party and the consummation of the transactions contemplated herein and therein and any instruments, certificates, guarantees or other agreements required hereunder or thereunder, certified by such Authorized Officer as being a true, correct and complete copy of such resolutions or authorizations and that such resolutions or authorizations are in full force and effect on the Closing Date and, in the case of the Borrowers, specifically affirming that (w) prior to executing this Agreement and the other Loan Documents, such Loan Party has had the opportunity to review, evaluate, and negotiate this Agreement, the other Loan Documents, the Prepayment Premium and the calculations thereof with its advisors, (x) the Prepayment Premium is a good-faith, reasonable approximation of the Lenders’ liquidated damages upon the applicable triggering events, taking into account all of the circumstances, including the cost of funds, the opportunity costs of capital, the relative risk of the investment, and the operational benefits for the Borrowers, and the Guarantor from continued use of funds as a result of the Lenders’ agreement to accept the Prepayment Premium in lieu of additional up-front fees, (y) the Prepayment Premium is not intended to be nor be viewed by the parties as the economic equivalent of unmatured interest and (z) such Loan Party has duly authorized its entry into this Agreement and the other Loan Documents in connection therewith;

(iii) Incumbency Certificate. A certificate satisfactory in form and substance to the Lender Parties, evidencing the identity, authority, capacity and signature of each Authorized Officer of such Loan Party authorized to act as an Authorized Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv) Good Standing. Evidence satisfactory to the Lender Parties, including certificates of good standing or the equivalent document from each relevant jurisdiction, dated no more than ten (10) Business Days (or such other time period acceptable to the Administrative Agent) prior to the Closing Date, that such Loan Party is duly authorized as a limited liability company or corporation (as applicable) to carry on its business, and is duly formed, validly existing and in good standing in each jurisdiction in which it is required to be so authorized and is authorized to transact business in such state;

(g) Solvency Certificate. The Administrative Agent shall have received a certificate of an Authorized Officer of each Borrower and each Guarantor certifying that it is and after giving effect to the transactions contemplated hereby will be, Solvent;

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(h) Conditions Certificate. The Administrative Agent shall have received a certificate of an Authorized Officer of the Borrowers and Guarantors certifying that (i) the conditions set forth in this Section 5.01 have been satisfied as of the Closing Date, (ii) the representations and warranties of the Borrowers and each other Loan Party contained in Article IV or any other Loan Document are true and correct in all material respects (without duplication of any materiality qualifier contained therein) on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case that they are true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date, (iii) no Default or Event of Default is continuing as of the Closing Date and (iv) since December 31, 2024, no event, condition or circumstance has occurred that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, a Material Adverse Effect;

(i) Legal Opinions. The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent and dated as of the Closing Date, legal opinions of Norton Rose Fulbright US LLP, counsel to the Loan Parties, including as to non-consolidation and certain Texas law matters and Brownstein Hyatt Farber Schreck, local counsel to the Loan Parties in Nevada, as to Nevada law matters;

(j) Financial Statements. The Administrative Agent shall have received correct and complete copies certified by the chief financial officer of Holdings of the (i) audited Financial Statements of Holdings (on a consolidated basis) for the calendar year ended 2024, (ii) audited Financial Statements of each JV Holdco for the calendar year ended 2024, (iii) unaudited Financial Statements of Holdings (on a consolidated basis) for the most recently available Fiscal Quarter and (iv) audited Financial Statements (or, to the extent audited Financial Statements are not available, unaudited Financial Statements) of each of the JV Holdcos as of the Closing Date;

(k) Forward Contracted DSCR Sizing Criteria and Base Case Model. The Administrative Agent shall have received the Base Case Model and a certificate signed by an Authorized Officer of each Tranche A Borrower certifying that the Forward Contracted DSCR Sizing Criteria for the Tranche A Loans has been met;

(l) Operating Budget. The Administrative Agent shall have received the initial Operating Budget for the Dorothy 1A Project required pursuant to Section 6.01(d)(i) for the period from the Closing Date through December 31, 2025;

(m) KYC. Each Lender Party shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and Anti-Money Laundering Laws, including the PATRIOT ACT, that has been requested by such Lender Party in writing at least ten (10) Business Days prior to the Closing Date;

(n) Payment of Fees/Expenses. The Borrowers shall have paid, or shall pay contemporaneously with the Closing, all fees, costs and other expenses and all other amounts then due and payable by the Loan Parties pursuant to the Loan Documents; provided that invoices for such fees, costs and expenses are received at least three (3) Business Days prior to the Closing;

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(o) Tranche A Equity Contribution. The Administrative Agent shall have received evidence that aggregate cash equity contributions made to the Tranche A Borrowers with respect to the Dorothy Projects on or prior to the Closing Date shall be equal to or greater than the Tranche A Required Equity Contribution;

(p) Consultant Reports. The Administrative Agent shall have received for the Projects funded on the Closing Date (i) the Independent Engineer’s report confirming its satisfactory review of the Projects, together with a reliance letter with respect to the Independent Engineer’s report that shall entitle the Administrative Agent, the Collateral Agent and the Lenders to rely upon such report as of the date delivered; (ii) the Market Consultant’s report confirming its satisfactory review of the Projects, together with a reliance letter with respect to the Market Consultant’s report that shall entitle the Administrative Agent, the Collateral Agent and the Lenders to rely upon such report as of the date delivered; and (iii) with respect to the Projects, a Phase I environmental site assessment prepared by an environmental consultant reasonably acceptable to the Lenders and, if recommended in the Phase I environmental site assessment, a Phase II environmental site assessment, together with a reliance letter with respect to such report that shall entitle the Administrative Agent, the Collateral Agent and the Lenders to rely upon such report as of the date of such report;

(q) Insurance. Insurance complying with terms and conditions of this Agreement with respect to the Projects shall be in full force and effect and Administrative Agent shall have received copies of all policies evidencing such insurance, if available on the Closing Date, or a binder, commitment or certificates signed by the insurer or a broker authorized to bind the insurer;

(r) Applicable Permits and Approvals. The Administrative Agent shall have received certified true, correct and complete copies of all Permits required to own, develop, construct or operate the Projects that are identified on Part I of Schedule 4.18. All Permits with respect to the construction and operation of the Project required to have been obtained by the date of such Loans from any Governmental Authority shall have been issued and shall be in full force and effect and no appeal of such Permits shall be pending and, except as specified in Schedule 4.18, all statutorily prescribed appeal or rehearing periods with respect to the issuance of such Permits have expired, and such Permits shall not be subject to any unsatisfied conditions that would reasonably be expected to allow for material modification or revocation. The Borrowers shall be in material compliance with all Permits;

(s) Structure Chart. The Administrative Agent shall have received a copy of the structure chart of the Obligors and their Subsidiaries, including a list of all members of all entities listed in the chart, their place of incorporation, their classification for U.S. federal income tax purposes and information on shareholders and intercompany loan balances;

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(t) Establishment of Accounts. The Collateral Accounts shall have been established in compliance with this Agreement and the Administrative Agent and each Lender shall have received counterparts to a Control Agreement for each Collateral Account, duly executed and delivered by each party thereto;

(u) Due Diligence. The Administrative Agent and each Lender shall have satisfactorily concluded their economic, commercial, financial, legal, environmental, regulatory, accounting and tax due diligence review of the Borrowers and the Projects and each of the Loan Parties and the transactions contemplated hereby;

(v) Project Completion. The Administrative Agent shall have received evidence reasonably satisfactory to it that the Dorothy 1A Project has achieved Completion;

(w) Construction Budget and Schedule. The Administrative Agent shall have received a copy of the Construction Budget and Schedule for the Dorothy 2 Project and the Kati Project;

(x) Closing Date Acquisitions. Pursuant to a funds flow memorandum to be approved by the Administrative Agent, the proceeds of Tranche A Loans shall be applied, on the Closing Date, as a special distribution to the Sponsor;

(y) Warrants. Holdings shall have duly executed and delivered the Warrants to Generate Equity Holder;

(z) Independent Manager. The Administrative Agent shall have received evidence reasonably satisfactory to it that the Obligors have taken the requisite organizational actions (including, if necessary, taking all actions to increase the size of the board of managers (or comparable governing body)) (i) to nominate and appoint a Person reasonably acceptable to the Required Lenders (in such capacity, the “Independent Manager”), to the board of managers (or comparable governing body) of each Obligor, on terms reasonably acceptable to the Required Lenders, which Independent Manager shall have a control right via an authorization and delegation reasonably acceptable to the Required Lenders solely with respect to capital restructuring or debt work-out activities involving the Obligors (including in any bankruptcy, other judicial and/or non-judicial restructuring and work-out proceedings, but not including any fund raising or debt refinancing except in the context of a capital restructuring or debt restructuring or work-out) and (ii) to provide by written consent of the board of managers (or comparable governing body) of each Obligor that any vacancy in the position of the Independent Manager after the appointment of the initial Independent Manager shall be filled promptly by another Person reasonably acceptable to the Required Lenders;

(aa) Soluna DV Services Reorganization. The Administrative Agent shall have received evidence of (i) assignment of all agreements listed on Schedule 5.01 by Soluna Services to Soluna US Services, LLC and (ii) all communications provided to or shared with employees of Soluna Services in connection with the transfer of such employees from Soluna Services to Soluna US Services, LLC, including but not limited to forms of transfer memorandum and individual employee termination notices;

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(bb) Dorothy Landlord Consent Agreement. The Administrative Agent shall have received a Landlord Consent Agreement entered into by Alice Faye Grabbe as landlord, Administrative Agent, Collateral Agent and Soluna Services in the form attached hereto as Exhibit K; and

(cc) Side Letter. The Administrative Agent shall have received an executed copy of the Side Letter in a form satisfactory to the Administrative Agent in its sole discretion.

Section 5.02 Conditions of Borrowings. The obligation of each Lender to make Loans on each Borrowing Date, including on the Closing Date, is subject to the satisfaction or waiver of the following conditions (and, in the case of each document specified in this Section 5.02 to be received by the Administrative Agent, such document shall be in form and substance satisfactory to the Administrative Agent (acting on the instructions of all Lenders)):

(a) Borrowing Notice. The applicable Borrower shall have delivered in respect of the Loans to be made on such Borrowing Date a Borrowing Notice, in accordance with the requirements of Section 2.01;

(b) Representations and Warranties. The representations and warranties of the applicable Borrower and each other Loan Party contained in Article IV or any other Loan Document shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) on and as of such Borrowing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date;

(c) No Default. No Default or Event of Default shall exist or be continuing, or would result from the Borrowing or from the application of the proceeds thereof;

(d) Conditions Certificate. The Administrative Agent shall have received a certificate of an Authorized Officer of the applicable Borrower(s) requesting a Borrowing certifying that (i) the conditions set forth in this Section 5.02 have been satisfied as of the applicable Borrowing Date (other than the Borrowing Date to occur on the Closing Date), (ii) the representations and warranties of the applicable Borrower(s) requesting a Borrowing and each other Loan Party contained in Article IV or any other Loan Document are true and correct in all material respects (without duplication of any materiality qualifier contained therein) on and as of the applicable Borrowing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case that they are true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date, (iii) no Default or Event of Default is continuing as of the applicable Borrowing Date, (iv) since the date of the last Borrowing, no event, condition or circumstance has occurred that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, a Material Adverse Effect and (v) as of the applicable Borrowing Date the Borrowers requesting Loans are in pro forma compliance with Financial Covenants;

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(e) Estoppels. With respect to all leases that constitute a Real Property Document for the applicable Project being funded, the Administrative Agent shall have received copies of an estoppel certificate, dated no more than thirty (30) days prior to the Borrowing Date, from the applicable landlord or lessor confirming no current default exists under such lease, providing for subordination, non-disturbance, and attornment agreements (if not previously from such landlord or lessor), and otherwise in a form reasonably acceptable to the Administrative Agent from the applicable landlord or lessor;

(f) Delivery of Equipment. With respect to the applicable Project being funded on each Borrowing Date, the Administrative Agent shall have received evidence satisfactory to the Administrative Agent that all Customer Equipment required to be delivered to the applicable Project Site on or before the Borrowing Date shall have been delivered in accordance with the applicable delivery schedule agreed in writing with the applicable customer; and

(g) Title Policy Endorsements. With respect to a Project for which a Title Policy has previously been issued, the Administrative Agent and the Collateral Agent shall have received from the Title Company that issued the applicable Title Policy (or shall have obtained a commitment and pro forma lender’s title policy from such Title Company to issue on the date of Borrowing of Tranche B Loans) an endorsement to the applicable Title Policy, (w) showing that since the effective date of such Title Policy (or the effective date of the last such endorsement, if any) there has been no change in the status of the title to the Project Site of the Project and no additional exceptions (including survey exceptions), other than (A) matters constituting Permitted Project Liens or (B) matters otherwise approved by the Administrative Agent (at the direction of the Lenders), (x) increasing the amount of coverage then existing under such Title Policy, which amount shall be not less than the total of all disbursements of the Loans attributable to the applicable Project, including the Borrower which is made concurrently with the endorsement, (y) amending the date of coverage of the Title Policy as reflected on Schedule A to the Title Policy such that the Title Policy shall have a date of coverage as of the date and time of the Borrowing being made currently with such endorsement, and (z) providing coverage without exception for any mechanic’s and materialmen’s liens filed prior to the effective date of the endorsement, together with evidence of payment of all title insurance premiums and expenses, all filing, recording and similar fees and any other items required by the Title Company to issue such endorsement.

Section 5.03 Conditions to Tranche B Loans. The obligation of each Lender to make Tranche B Loans, is subject to the satisfaction or waiver of the following conditions (and, in the case of each document specified in this Section 5.03 to be received by the Administrative Agent, such document shall be in form and substance satisfactory to the Administrative Agent (acting on the instructions of all Lenders)):

(a) Borrowing Date. The Borrowing Date is not later than October 31, 2026;

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(b) Tranche B Operating Account. The Administrative Agent shall have received evidence that the Tranche B Borrower has established the Tranche B Operating Account;

(c) Litigation; Disputes. The Kati Project (i) is not subject to any material litigation or dispute (other than any good faith dispute for which appropriate reserves have been established) and (ii) is not subject to any material environmental or land use dispute;

(d) Material Project Documents. The Administrative Agent shall have received true, correct and complete copies of (i) to the extent not already delivered, all Material Project Documents with respect to the Kati Project, (ii) to the extent not already delivered, any amendments or waivers of any Material Project Documents entered into in connection with Kati Project each of which shall be reasonably acceptable to the Administrative Agent (unless consent to such amendment would be permitted by this Agreement without consent of any Secured Party) and (iii) to the extent not already delivered, Customer Contracts contemplated by the Base Case Model for Kati Project;

(e) Solvency Certificate. The Administrative Agent shall have received a certificate of an Authorized Officer of the Tranche B Borrower certifying that the Tranche B Borrower is and after giving effect to the transactions contemplated hereby will be, Solvent;

(f) Insurance. Insurance complying with terms and conditions of this Agreement with respect to the Kati Project shall be in full force and effect and Administrative Agent shall have received copies of all policies evidencing such insurance, if available on the Borrowing Date, or a binder, commitment or certificates signed by the insurer or a broker authorized to bind the insurer;

(g) Debt Service Reserve Requirement. The Debt Service Reserve Account of shall have been funded or shall be, concurrently with the Borrowing, funded with the proceeds of the Tranche B Loans in an amount equal to the Debt Service Reserve Requirement as of the Borrowing Date and the Tranche B Borrower shall have been added as an additional holder of the Debt Service Reserve Account;

(h) Construction.

(i) Delivery to the Administrative Agent, no later than five (5) Business Days prior to the date of Borrowing of Tranche B Loans, of invoices or other evidence of payment (or an obligation to make payment) representing Project Costs then due and payable to third parties (other than subcontractors) and together with, among other things, a certification from an Authorized Officer of the Tranche B Borrower that the proceeds of such Loans shall be used solely for Project Costs set forth in the Construction Budget and Schedule, or otherwise as permitted under this Agreement;

(ii) Delivery to the Administrative Agent a comparison of the actual Project Costs to the Project Costs set forth in the Construction Budget and Schedule for the Kati Project;

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(iii) Delivery to the Administrative Agent of a certification from an Authorized Officer of the Tranche B Borrower that the amount of Tranche B Loans is reasonably expected to be sufficient to cause Completion for the Kati Project to be achieved by the Completion Deadline;

(iv) Delivery to the Administrative Agent of a confirmation by the Independent Engineer that the certifications and comparisons delivered pursuant to Sections 5.03(h)(i) through (iii) above are, to the its knowledge, true and correct and that the assumptions made therein are reasonable;

(i) Collateral.

(i) Consents. To the extent not already delivered, delivery to the Administrative Agent of Consents with respect to the Kati Project to the extent reasonably requested by the Administrative Agent;

(j) Conditions Certificate. The Administrative Agent shall have received a certificate of an Authorized Officer of the Borrowers and Guarantors certifying that the conditions set forth in this Section 5.03 have been satisfied as of the date of Borrowing of Tranche B Loans;

(k) Legal Opinions. The Administrative Agent shall have received opinions, in form and substance reasonably satisfactory to the Administrative Agent and dated as of the date of Borrowing of Tranche B Loans, of Norton Rose Fulbright US LLP, counsel to the Loan Parties, including as to non-consolidation and certain Texas law matters, and Brownstein Hyatt Farber Schreck, local counsel to the Loan Parties in Nevada, as to Nevada law matters. Administrative Agent shall have received a memorandum from O’Melveny & Myers, Texas energy regulatory counsel to the Loan Parties, as to Texas energy regulatory matters, which shall be specific to the Kati Project and address the applicable Loan Parties’, Customer Contracts’ and Power Supply Agreements’ compliance with applicable Texas energy regulatory law and the legal basis for the Loan Parties’ status as neither an electric utility or retail electric provider under applicable Texas energy regulatory law, in form and substance reasonably satisfactory to the Administrative Agent;

(l) Las Majadas Decommissioning Bond. The Administrative Agent shall have received evidence that the Tranche B Borrower has provided all performance bonds required under the Real Property Documents related to the Kati Project and to the extent required under the applicable Real Property Document such performance bond shall name the Tranche B Borrower as additional beneficiary;

(m) Construction Budget and Schedule. The Administrative Agent shall have received an updated Construction Budget and Schedule for Kati Project in form and substance reasonably satisfactory to Administrative Agent and the Lenders;

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(n) Consultant Reports. The Administrative Agent shall have received (i) the Independent Engineer’s report confirming its satisfactory review of Kati Project, together with a reliance letter with respect to the Independent Engineer’s report that shall entitle the Administrative Agent, the Collateral Agent and the Lenders to rely upon such report as of the date delivered (to the extent such report is not addressed to the Administrative Agent, the Collateral Agent and the Lenders), (ii) the Market Consultant’s report confirming its satisfactory review of Kati Project, together with a reliance letter with respect to the Market Consultant’s report that shall entitle the Administrative Agent, the Collateral Agent and the Lenders to rely upon such report as of the date delivered (to the extent such report is not addressed to the Administrative Agent, the Collateral Agent and the Lenders), (iii) a Phase I environmental site assessment prepared by an environmental consultant reasonably acceptable to the Administrative Agent with respect to the Project Site for Kati Project dated no earlier than one hundred eighty (180) days prior to the Borrowing of the Tranche B Loans prepared in accordance with ASTM Standard E1527-21 with respect to the Project Site for Kati Project, together with a reliance letter with respect to the consultant’s report that shall entitle the Administrative Agent, the Collateral Agent and the Lenders to rely upon such report as of the date of such report (to the extent such report is not addressed to the Administrative Agent, the Collateral Agent and the Lenders) and (iv) the Insurance Consultant’s report confirming its satisfactory review of the Kati Project, together with a reliance letter with respect to the Insurance Consultant’s report that shall entitle the Administrative Agent, the Collateral Agent and the Lenders to rely upon such report as of the date delivered (to the extent such report is not addressed to the Administrative Agent, the Collateral Agent and the Lenders);

(o) Operating Account. The Tranche B Borrower shall have established an Operating Account, and an amount equal to or greater than the Operating Reserve Requirement in respect of such Tranche B Borrower shall be on deposit in such Operating Account;

(p) Full Notice to Proceed. The Administrative Agent shall have received evidence reasonably satisfactory to it that a full notice to proceed has been issued by the Tranche B Borrower to the Construction Contractor for Kati Project in accordance with the Material Project Documents relating to such Project;

(q) Tranche B Equity Contribution. The Administrative Agent shall have received evidence that aggregate cash equity contributions made to the Tranche B Borrower with respect to Kati Project on or prior to the date of Borrowing of Tranche B Loans shall be equal to or greater than the Tranche B Required Equity Contribution;

(r) Customer Contracts. The Kati Project shall be subject to Customer Contracts acceptable to Lenders;

(s) Interconnection Agreement. The Kati Project shall be either subject to an Interconnection Agreement or does not require a separate Interconnection Agreement, and, in either case, has sufficient electrical interconnection capacity to serve the Customer Contracts under clause (r) above, as confirmed by the Independent Engineer, to satisfy the applicable requirements of all Customer Contracts and any other Material Project Documents;

(t) Power Supply. The Kati Project shall be subject to a Power Supply Agreement, and the Independent Engineer shall have confirmed that the power supply arrangements are sufficient to operate the Kati Project in a manner consistent with the Base Case Model and that the arrangement is consistent with Prudent Industry Practices for the applicable market;

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(u) Permits. All material Permits with respect to the ownership, development, construction and operation of the Kati Project required to have been obtained by FNTP and proposed to be included in Part I of Schedule 4.18 as of the date of the initial Borrowing of Tranche B Loans shall have been issued and shall be in full force and effect and no appeal of such Permits shall be pending and all statutorily prescribed appeal or rehearing periods with respect to the issuance of such Permits have expired, and such material Permits shall not be subject to any unsatisfied conditions that would allow for material modification, suspension, termination or revocation;

(v) Kati Landlord Consent Agreement. The Administrative Agent shall have received a Landlord Consent Agreement entered into by Sarah E. Funk as “Landlord” under the Kati Project Lease, Administrative Agent, Collateral Agent and Energy Services in the form attached hereto as Exhibit L;

(w) Acquisition of Kati Parcel 2; Facilities Use Agreement. The Administrative Agent shall have received evidence satisfactory to it that: (i) the Tranche B Borrower consummated the acquisition of the 50-acre property that is the subject of the Kati Project Purchase Agreement under and pursuant to the Kati Project Purchase Agreement and (ii) the Tranche B Borrower has satisfied all requirements under that certain Facilities Use Agreement, by and between Las Majadas Wind Farm, LLC, a Delaware limited liability company and Energy Services, to achieve “Phase 2 Installed Capacity” (as such term is defined therein);

(x) Agreement Amendments. The Administrative Agent shall have received evidence that the Power Supply Agreements applicable to the Kati Project have been amended to reflect a deadline to commence construction of the Kati Project that is not a date prior to the actual date the Kati Project commenced construction, the timely posting of any necessary financial security, and waivers by the counterparties to such agreements, as applicable, that such counterparties will not terminate the applicable agreement as a result of failure by the Tranche B Borrower to have commenced construction before the deadline previously agreed;

(y) Mortgages and Related Deliverables.

(i) Mortgages. With respect to the Kati Project, the Administrative Agent and the Collateral Agent shall have received a Mortgage, duly authorized, executed and delivered, in form for recording in the recording office of each jurisdiction where the mortgaged property to be encumbered thereby is situated, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, together with such other instruments as shall be necessary to create a Lien under applicable Law, which mortgage and other instruments shall be effective to create and/or maintain a first priority Lien on the Project Site or Obligor’s leasehold or subleasehold for the Kati Project, as the case may be, subject to no Liens other than Permitted Liens;

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(ii) Flood Insurance. With respect to any Project Site for the Kati Project, receipt by the Collateral Agent and the Administrative Agent of the following:

(A) A completed “life of loan” Federal Emergency Management Agency Standard Flood Hazard Determination;

(B) If any improvement to the Project Site is located in a special flood hazard area, the Borrower Flood Notice and (if applicable) the Borrower Flood Notice shall include notification to Borrower that flood insurance coverage under the NFIP is not available because the community does not participate in the NFIP;

(C) If the Borrower Flood Notice is required to be given, documentation evidencing Borrower’s receipt of the Borrower Flood Notice (e.g., countersigned Borrower Flood Notice, return receipt of certified U.S. Mail, overnight delivery or electronic transmission); and

(D) If the Borrower Flood Notice is required to be given and flood insurance is available in the community in which the Project Site is located, a copy of one of the Evidence of Flood Insurance;

(iii) Title Policy. The Administrative Agent and the Collateral Agent shall have received one or more Title Policies for the Project Site for the Kati Project, together with (a) evidence reasonably satisfactory to the Collateral Agent and the Administrative Agent that the applicable Borrower has paid to the Title Company all expenses and premiums of the Title Company and all other sums required in connection with the issuance of such Title Policies and all recording and stamp taxes (including mortgage and recording and intangible taxes) payable in connection with recording the applicable Mortgage in the appropriate real estate records, and (b) such affidavits, certificates, information (including financial data), lien waivers and instruments of indemnification (including a so-called “gap” indemnification) as shall be reasonably required by the Title Company to induce the Title Company to issue the Title Policy contemplated above;

(iv) Survey. The Administrative Agent and the Collateral Agent shall have received either (A) an existing survey or plat of the Project Site for the Kati Project, provided that such existing survey or plat is sufficient to issue the Title Policy for the Kati Project in accordance with the requirements of this Agreement (including, without limitation, to provide survey coverage in the Title Policy), or (B) an as built (or if prior to Completion of the Kati Project, containing an overlay of proposed Project infrastructure) ALTA/NSPS survey of Project Site for the Kati Project by a registered land surveyor in accordance with the current survey standards of the American Land Title Association and National Society of Professional Surveyors for urban surveys in form and substance reasonably satisfactory to the Collateral Agent and the Administrative Agent, certified to the Collateral Agent and the Administrative Agent, and their respective successors and assigns, and which shall also include such additional information as may be required by the Title Company to provide survey coverage, endorsements, and affirmative coverage in the Title Policy; and

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(v) Additional Deliverables. The Administrative Agent and the Collateral Agent shall have received all such Consents (including prime lessor and sublessor Consents), approvals, amendments, supplements, direct agreements, recognition agreements, estoppels, lienholder subordination agreements or other instruments as the Administrative Agent or the Collateral Agent may reasonably deem necessary or desirable in order for the applicable Obligor to grant the Lien contemplated by the Mortgage delivered by such Obligor on any portion of the interest of such Obligor in a Project Site for the Kati Project.

Article VI
AFFIRMATIVE COVENANTS

Each Obligor covenants and agrees that so long as any Commitments are outstanding and until all Obligations shall have been paid in full, it shall perform and comply with all covenants in this Article VI applicable to it.

Section 6.01 Financial Statements; Other Reports.

(a) Financial Statements.

(i) As soon as available but no later than sixty (60) days after the close of each one of the first three (3) quarterly periods of its Fiscal Year, the Borrowers shall deliver to the Administrative Agent and each Lender unaudited Financial Statements of (A) Holdings (on a consolidated basis) and each (B) each JV Holdco, in each case, as of the end of such period and setting forth in comparative form the figures for the corresponding quarterly period of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, certified by the chief financial officer of the Borrowers as fairly presenting in all material respects the financial condition, results of operations, members’ equity and cash flows of the Obligors in accordance with GAAP consistently applied, subject only to audit adjustments and the absence of notes, it being understood that no Borrower is required to include footnotes, management discussion and analysis or management commentary and that such unaudited Financial Statements of Holdings may include a “going concern” qualification solely with respect to Holdings;

(ii) As soon as available but no later than one hundred fifty (150) days after the close of each applicable Fiscal Year, the Borrowers shall deliver to the Administrative Agent and each Lender audited Financial Statements of (A) Holdings (on a consolidated basis) and (B) each JV Holdco, in each case, setting forth in comparative form the figures for the previous Fiscal Year, certified by the chief financial officer of the Borrowers as fairly presenting in all material respects the financial condition, results of operations, members’ equity and cash flows of the Obligors in accordance with GAAP consistently applied; and

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(iii) Together with the Financial Statements provided to the Administrative Agent and the Lenders pursuant to clauses (i) and (ii) above, the Borrowers shall also furnish to the Administrative Agent and the Lenders (a) a Pledge Supplement in accordance with Section 4.9 of the Security Agreement; and (b) an Officer’s Certificate certifying that (x) the chief financial officer of the Borrowers have made or caused to be made a review of the transactions and financial condition of the Borrowers during the relevant fiscal period and that such review has not, to the knowledge of such chief financial officer, disclosed the existence of any event or condition that constitutes an Event of Default or Default, or if any such event or condition exists, the nature thereof and the corrective actions that such Person has taken or proposes to take with respect thereto and (y) there are no material activities, assets or liabilities reflected in any of the Financial Statements of JV Holdcos other than activities, assets and liabilities of the applicable Borrowers indirectly owned by such JV Holdco.

(b) Construction Reports; Operating Reports; ESG Reporting.

(i) As soon as practicable but no later than fifteen (15) Business Days after the close of each monthly period prior to Completion of each of the Dorothy 2 Project and the Kati Project, the Dorothy 2 Borrower and the Tranche B Borrower, as applicable, shall deliver to the Administrative Agent, the Independent Engineer and the Lenders a Construction Progress Report for the Dorothy 2 Project and the Kati Project, as the case may be;

(ii) For each Project that has achieved Completion, as soon as practicable but no later than twenty (20) Business Days after the close of each monthly period following the date of Completion for each Project, the applicable Borrower owner of such Project shall deliver to the Administrative Agent and the Lenders a Monthly Operating Statement;

(iii) For each Project that has achieved Completion, as soon as practicable but no later than forty-five (45) days after the close of each quarterly period of its Fiscal Year, the applicable Borrower owner of such Project shall deliver to the Administrative Agent, the Independent Engineer and the Lenders a Quarterly Operating Report;

(iv) No later than sixty (60) days after the end of each Fiscal Quarter, the Borrowers shall update the Base Case Model, in a manner reasonably satisfactory to the Administrative Agent and deliver a Quarterly Contracted DSCR Report, to reflect only (i) Contracted Revenue determined as of the end of the Fiscal Quarter for the twelve-month period following such Fiscal Quarter based on assumptions consistent with the Base Case Model delivered (x) on the Closing Date, for purposes of the Tranche A Borrowers and (y) on the date of the initial Borrowing of Tranche B Loans, for purposes of the Tranche B Borrower and (ii) the then-current estimate of operating expenses and Maintenance Capital Expenditures consistent with the Operating Budget;

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(v) Within sixty (60) days following the end of each Fiscal Quarter, an environmental, social and governance report in respect of the applicable Fiscal Quarter in the form of attached hereto as Exhibit E-5;

(vi) Within sixty (60) days following the end of each Fiscal Year, an environmental, social and governance report in respect of the applicable Fiscal Year in the form of attached hereto as Exhibit E-6;

(c) Material Documents and Notices. The Borrowers shall deliver, or cause to be delivered, to the Administrative Agent and the Lenders:

(i) within three (3) Business Days of the date any of the Borrowers obtain Knowledge of the occurrence thereof, notice of any Default or Event of Default;

(ii) promptly following the giving or receipt thereof, copies of all notices given or received with respect to any default or event of default under any term or condition of, or related to, any Permitted Indebtedness;

(iii) promptly following it obtaining Knowledge of the occurrence thereof, notice of the occurrence of any event or circumstance that, individually or in the aggregate, has, or could reasonably be expected to have a Material Adverse Effect;

(iv) promptly following it obtaining Knowledge thereof, notice of any litigation, action, investigation or proceeding pending or, to any of the Borrowers’ Knowledge, threatened in writing against it, or against any other Loan Party or any Project, in each case, involving claims against, or potential liability for, any Loan Party or any Project in an amount that equals or exceeds two hundred fifty thousand Dollars ($250,000);

(v) promptly following it obtaining Knowledge thereof, notice of the occurrence of any Event of Loss with respect to any Project that results in the receipt of Extraordinary Receipts in excess of two hundred fifty thousand Dollars ($250,000);

(vi) promptly following it obtaining Knowledge thereof, notice that any insurance required to be maintained by the Loan Documents has been, or is threatened to be, cancelled;

(vii) promptly following the receipt thereof, copies of any Material Project Document entered into after the Closing Date;

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(viii) promptly following the receipt thereof, copies of any material amendment, supplement, modification or waiver to, or assignment or transfer in respect of, a Material Project Document or the Organizational Documents of an Obligor;

(ix) promptly following the receipt thereof, copies of any notices received from the Operator under any of the Soluna Services Agreements and any notices provided under any Shared Facilities Agreement;

(x) promptly following it obtaining Knowledge thereof, notice of any material communications received from NYGID ABL, LLC (“NYGID”) with respect to any claims filed by NYGID against Soluna MC Borrowing 2021-1 (“Soluna MC Borrowing”) or any of its Affiliates in connection with that certain Master Equipment Finance Agreement dated as of December 30, 2021 between NYGID and Soluna MC Borrowing or the Guaranty Agreement dated as of the same date by Soluna MC LLC in favor of NYGID;

(xi) promptly following it obtaining Knowledge thereof, failure by Sponsor or Holdings to (i) make any payment when due in respect of any Indebtedness with a principal amount in excess of five million Dollars ($5,000,000) or (ii) observe or perform any other agreement or condition relating to any such Indebtedness, or any other event the effect of which default or other event, is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise); and

(xii) promptly following the receipt thereof, copies of any communications with other parties to Power Supply Agreements in connection with the extension of the term of any such agreement or termination thereof;

(d) Operating Budget.

(i) (A) On the Closing Date in accordance with Section 5.01(l), with respect to the Dorothy 1A Project, and (B) no later than thirty (30) days prior to the beginning of each Fiscal Year for the Dorothy 1A Project and any other Project that has achieved Completion, the applicable Borrower that is the owner of such Project shall submit to the Administrative Agent a proposed Operating Budget for such Project detailed by month. The Operating Budget shall be substantially in the form of Exhibit G hereto (or such other format which includes substantially the same information and as may be reasonably acceptable to the Administrative Agent) and in any event shall be, in all material respects, consistent with the provisions of the Material Project Documents;

(ii) In the event a Borrower that owns a Project has achieved Completion and the Required Lenders have not agreed on an Operating Budget for a Fiscal Year as of the beginning of such Fiscal Year, the Operating Budget set forth in the most recent Base Case Model for such Project shall serve as the Operating Budget for such Fiscal Year until such agreement has been reached;

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(iii) Each Borrower shall operate and maintain its Project within the then-current Operating Budget and, in addition to and subject to the foregoing, not permit to exceed (a) on aggregate basis, operating costs for each Project to exceed the aggregate Operating Budget for such Project by more than fifteen percent (15%) and (b) with respect to power costs, power costs for such Project not to exceed the projected amount for power costs set forth in the Operating Budget for by more than fifteen percent (15%); provided that the foregoing limitations shall not apply to (A) Emergency Expenditures, (B) expenditures paid directly by a third party with no recourse to any Obligor and (C) expenditures funded with equity contributions of Affiliates of the Borrowers (other than the Guarantors) in excess of Required Equity Contributions.

Section 6.02 Maintenance of Books and Records. Each Obligor shall keep and maintain at all times, or cause to be kept and maintained at all times, (a) proper books of record and account in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Persons and (b) all documents, books, records, accounts and other information reasonably necessary or advisable for the performance of their obligations hereunder to the extent required under applicable Law.

Section 6.03 Inspection; Meetings.

(a) Each Obligor agrees that, with reasonable prior notice, such Obligor shall permit during the applicable Person’s normal business hours, to examine on-site all the non-privileged books of account, records, reports and other papers of such Person and to make copies and extracts therefrom, and each Obligor further agrees to discuss their affairs, finances and accounts with the officers, employees, independent certified public accountants and other consultants of such Lender Parties, provided that (i) any employees or agents of the Lender Parties wishing to so inspect the foregoing properties shall agree to comply with all reasonable applicable safety and visitor rules provided to such Person in writing and in advance of such inspection, (ii) any such inspection shall be subject to the terms and conditions for Project Site access set forth in the respective Material Project Documents, and (iii) unless an Event of Default has occurred and is continuing, any such visit or inspection shall be at the expense of the Lender Parties participating therein, except that the Administrative Agent (acting at the direction of the Required Lenders) may conduct one (1) inspection per calendar year at the expense of the Obligors. For the avoidance of doubt, if an Event of Default has occurred and is continuing, there shall be no limit on the number of visits and inspections and all such visits and inspections shall be at the expense of the Obligors.

(b) Without prejudice to any other rights of the Administrative Agent or the Lenders hereunder, the Obligors shall organize and participate in a meeting no more than once per Fiscal Quarter (which may occur by videoconference) with the Administrative Agent, the Lenders and the Sponsor as may be reasonably requested by the Lenders to update the Lenders on the Obligors’ financial performance, operations and projections, and to address questions of the Lenders related to any of the foregoing, such meeting to be at a time reasonably agreed by the Borrowers and the Administrative Agent and the Administrative Agent shall keep any information received during any such meeting confidential to the extent constituting Confidential Information.

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Section 6.04 Existence; Qualification. Each Obligor shall at all times preserve and keep in full force and effect (a) its existence and good standing under the laws of its jurisdiction of organization and (b) all rights, licenses, permits, privileges and franchises material to its business, including its qualification to do business in each state where it is required by Law to so qualify, except as otherwise permitted under this Agreement or to the extent that the failure to be so qualified could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.05 Payment of Obligations. Each Obligor shall pay, discharge or otherwise satisfy as the same shall become due and payable, all of its material obligations and liabilities, including Tax, unless the same are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Obligor.

Section 6.06 Taxes.

(a) Each Obligor (i) shall timely file, or cause to be timely filed, all material Tax returns that such Obligor is required to file, and (ii) shall timely pay, or cause to be timely paid, all material Taxes such Obligor is required to pay to the extent due (other than those Taxes that it is contesting in good faith and by appropriate proceedings for which adequate reserves are maintained in respect thereof on its books in accordance with GAAP so long as such proceeding shall not involve any material risk of the sale, forfeiture or loss of any party of any Project and shall not interfere with the use or disposition of any Project).

(b) Each Obligor shall remain treated as described in Section 4.14(b) for U.S. federal (and applicable state and local) income Tax purposes. No Obligor shall make an affirmative election filed with the IRS (or any state or local taxing authority) to treat any Obligor as an association taxable as a corporation for U.S. federal, state or local income Tax purposes.

(c) Each Obligor (or if such Obligor is a disregarded entity for U.S. federal income Tax purposes, such Obligor’s regarded tax owner) shall remain a U.S. Person not subject to withholding under Section 1445 and Section 1446 of the Code.

Section 6.07 Operation and Maintenance. Each Obligor shall keep each Project in good operating condition consistent in all material respects with Prudent Industry Practices, the applicable Material Project Documents and requirements of Law, and make or cause to be made all repairs necessary to keep such Projects in such condition (ordinary wear and tear excepted).

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Section 6.08 Preservation of Rights.

(a) Each Obligor shall preserve, protect and defend its material rights, under the Material Project Documents, including enforcement of any claims with respect thereto, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Each Obligor shall maintain any material Permits as may be required in connection with the operation, maintenance, repair or removal of any Project.

Section 6.09 Compliance with Laws; Environmental Laws. Each Obligor shall (a) comply with, and conduct its business and operations in compliance with, all applicable Law (including Environmental Laws, consumer leasing and protection Law and any federal, state or local regulatory Laws) and Permits in all material respects and (b) procure, maintain and comply with all material Permits by the date such Permit is required to have been obtained under applicable Law and, as applicable, submit timely applications for the renewal of any such Permit.

Section 6.10 Title. Each Obligor shall maintain (a) good and indefeasible title to, or a good and indefeasible leasehold, easement or other interest in, each Project Site, subject only to Permitted Liens and (b) good and indefeasible title to, or a good and indefeasible leasehold, easement or other interest in, all of its other properties and assets (other than properties and assets disposed of in the ordinary course of business or in accordance with Section 7.03), subject only to Permitted Liens, except, in each case, as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.11 Maintenance of Insurance. Except to the extent such coverages shall not be reasonably available and commercially feasible (as certified to the Administrative Agent by the Obligors and confirmed by an independent insurance adviser or broker to the Administrative Agent), the Obligors shall, at all times maintain, or cause to be maintained, with insurers that are financially sound and reputable, such insurance as may customarily be carried or maintained in accordance with Prudent Industry Practices, in each case in such amounts, with deductibles, covering such risks and otherwise on such terms and conditions as are in accordance with Prudent Industry Practices (or consistent with the insurance coverage provided to Existing Shareholders to the extent in accordance with Prudent Industry Practices); provided that the Administrative Agent (acting at the direction of the Lenders) may upon reasonable notice require that Obligors maintain certain insurance coverages identified in consultation with the Insurance Consultant or other independent insurance broker which are consistent with the foregoing requirements of this Section 6.11, and Obligors shall thereafter maintain such coverages, provided that the Obligors shall be solely responsible for any and all fees and expenses associated with any such consultation with the Insurance Consultant or other independent insurance broker. If any portion of any improvement to a Project Site is at any time located in a special flood hazard area, the Obligors shall deliver Evidence of Flood Insurance to the Administrative Agent and at all times maintain such insurance. All such insurance shall (i) to the extent the applicable insurer will agree based on commercially reasonable efforts, provide that no cancellation, material reduction in or material change in the coverage thereof shall be effective until at least thirty (30) days (or ten (10) days for nonpayment of premium) after receipt by the Administrative Agent of written notice thereof from insurers, (ii) name the Collateral Agent as loss payee (in the case of property insurance) and an additional insured on behalf of the Secured Parties (in the case of liability insurance) and (iii) include coverage of 100% of estimated replacement cost of the real and personal property covered owned by, in possession of or used by the applicable Obligor (and for avoidance of doubt all property insurance policies including any time element insurance shall provide valuation of losses based on replacement cost). The Obligors shall promptly deliver a copy of all such insurance policies evidencing such insurance (or a binder, commitment or certificates signed by the insurer or a broker authorized to bind the insurer, and any renewals or replacements thereof) to the Collateral Agent and the Administrative Agent.

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Section 6.12 Deposits under Power Supply Agreements. Soluna Services shall maintain any and all deposits made to counterparties to Power Supply Agreements in the applicable Excluded Account in support of obligations owing under such Power Supply Agreement prior to the Closing Date and shall, after the Closing Date, comply at all time with its obligations under such Power Supply Agreements to provide security, deposits into such Excluded Accounts and credit support in support of any such obligations owing under such Power Supply Agreement.

Section 6.13 Use of Proceeds. The Borrowers shall apply the proceeds of each Loan as follows:

(a) on the Closing Date, the Borrowers shall apply the proceeds of the Loans borrowed for (i) the payment of fees and expenses in connection with the transactions contemplated herein in accordance with Section 11.04 and (ii) the distribution set forth in Section 5.01(x), which distribution, notwithstanding anything to the contrary in this Agreement, shall not be subject to any of the conditions set forth in Section 7.05; and

(b) the Tranche B Borrower shall apply the proceeds of the Tranche B Loans borrowed by the Tranche B Borrower for (i) the payment of fees and expenses in connection with the transactions contemplated herein in accordance with Section 11.04 and (ii) the development and construction of Kati Project as specified in the Borrowing Notice for such Tranche B Loan.

Section 6.14 Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. The Obligors shall maintain in effect policies and procedures designed to promote compliance by the Obligors and their respective directors, officers, employees, and agents with applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.

Section 6.15 Captive Borrowers. Each Borrower that is obligated to take electric service from a franchised electric utility (i.e., that does not have the ability to select its retail electric provider; each such Borrower a “Captive Borrower”) shall remain in material compliance with the terms of any applicable rate schedule or contract for service. Each Captive Borrower shall take all commercially reasonable steps necessary to preserve rate incentives or negotiated contract terms, if any, that are materially more favorable to the Captive Borrower than the applicable electric utility provides under its standard service agreement or standard rate schedule. Each Captive Borrower shall implement efforts (and continue existing efforts) to minimize or reduce rates in accordance with applicable rate methodologies, including, where applicable and without limitation, efforts to reduce or avoid electric consumption during rate-setting intervals.

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Section 6.16 Pari Passu. Each Obligor shall cause its payment obligations with respect to the Loans to constitute secured obligations of such Obligor and to rank no less than pari passu in priority of payment, in right of security and in all other respects to all other Indebtedness of such Obligor.

Section 6.17 Initial Customer Prepayments . All Initial Customer Prepayments paid to a Borrower pursuant to a Customer Contract prior to the Closing Date shall be deposited into and kept at all times after the Closing Date in the Customer Deposit Account of such Borrower and may only be applied by the applicable Borrower to satisfy obligations of such Borrower under Customer Contracts entered into by such Borrower.

Section 6.18 Further Assurances.

(a) The Obligors shall execute and deliver from time to time such other documents as shall be necessary, or that the Collateral Agent may reasonably request, in connection with the rights and remedies of the Secured Parties, granted by or provided for in the Loan Documents and to perform the transactions contemplated therein.

(b) Within thirty (30) days (or such longer period as the Administrative Agent may reasonably agree) after the acquisition of any real property or leasehold, easement or other interest in real property having a value (together with improvements thereon of at least one hundred and twenty-five thousand Dollars ($125,000)) (or, in any case, otherwise necessary for the development, construction, operation or maintenance of a Project), not covered by any applicable Mortgage, the applicable Borrower will give the Administrative Agent and the Collateral Agent, written notice of the acquisition of such real property and, if requested by the Administrative Agent or the Collateral Agent, the applicable Borrower shall (i) execute, deliver and record an amendment or supplement to an existing Mortgage (reasonably satisfactory to the Administrative Agent and the Collateral Agent, and the Title Company), subjecting such real property or leasehold, easement or other interest to the Lien and security interest created by the Mortgage and (ii) execute, deliver and otherwise provide such survey and execute deliver and otherwise provide such survey and other certificates, documents, instruments, agreements and other certificates as may be necessary, or that the Administrative Agent or the Collateral Agent, as applicable, may reasonably request.

(c) Upon the request of the Administrative Agent, the Obligors shall take such steps as the Administrative Agent may reasonably request for the Administrative Agent to perfect or ensure the continued perfection and priority of the Administrative Agent’s security interest in the Loan Parties’ Bitcoins or other cryptocurrency, and otherwise preserve its rights therein, including, but not limited to, entering into a securities account control agreement with respect to such Bitcoins or other cryptocurrency, furnishing the Administrative Agent with the details of any wallets where such Bitcoins or other cryptocurrency are held, and providing the Administrative Agent with any applicable private keys, including any seed values/master extend keys.

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Section 6.19 Separateness. Each Borrower and Guarantor (and Pledgor for purposes of clause (g)) shall:

(a) hold all of its assets in its own name and not co-mingle its assets with assets of any other Person;

(b) maintain its books, records and bank accounts in accordance with GAAP and as official records separate from those of any other Person (other than, in the case of a Borrower or Guarantor, its direct owner; and in the case of each Pledgor, its direct subsidiary);

(c) promptly correct any known or suspected misunderstanding regarding its separate identity;

(d) maintain its Assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual Assets from those of any other Person;

(e) not guarantee or become obligated, or hold itself as responsible, for the debts of any other Person, except to the extent permitted under the Loan Documents;

(f) not hold out its credit as being available to satisfy the obligations of any other Person (other than another Borrower or Guarantor), except to the extent permitted under the Loan Documents;

(g) not pledge its assets for the benefit of any other Person, except as expressly permitted under the Loan Documents;

(h) not identify itself or hold itself out as a division of any other Person or conduct any business in another name;

(i) act solely in its own limited liability company name and not of any other Person, any of its officers or any of their respective Affiliates, and at all times using its own stationery, invoices and checks separate from those of any other Person, any of its officers or any of their respective Affiliates;

(j) except as expressly provided for in the Loan Documents, pay its own liabilities and expenses (including, as applicable, operating expenses and shared personnel and overhead expenses) only out of its own funds; and

(k) maintain adequate capital for the normal obligations reasonably foreseeable in light of its contemplated business operations.

Section 6.20 Construction Budget and Schedule.

(a) The adoption of any updated Construction Budget and Schedule for the Dorothy 2 Project and the Kati Project shall be subject to consent by the Administrative Agent (acting at the direction of the Required Lenders), provided that no such consent shall be required if (i) the aggregate amount of all changes to costs and deposits pursuant to the updated Construction Budget and Schedule, together with all previous updates, does not increase by more than seven and one half percent (7.5%) of the sum of total Project Costs of an individual Project, as set forth in the Construction Budget and Schedule provided on the Closing Date, calculated based on both the aggregate amount for such Project or the Construction Budget and Schedule, as applicable, scheduled to be spent (x) as of the date of such updated Construction Budget and Schedule and (y) as of the final period set forth in the Construction Budget and Schedule (the “Permitted Project Cost Variance”), and (ii) the Independent Engineer certifies to the Administrative Agent that any delays are not reasonably expected to delay the date projected for Completion beyond the Completion Deadline (the “Permitted Schedule Variance”).

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(b) In the event of any change order made under any Construction Contract that increases Project Costs, the applicable Borrower shall cause the Sponsor to make cash equity contributions in an amount necessary cover any increase in the Project Cost increase resulting from the change order (to the extent not covered by the contingency in the Construction Budget and Schedule).

Section 6.21 Completion of Construction.

(a) Borrowers shall use commercially reasonable efforts to (i) ensure that all work done on each Project is done in a good and workmanlike manner and in all material respects, except as otherwise provided herein, in accordance with Prudent Industry Practices, applicable Permits, Laws, and the applicable requirements of all Loan Documents and (ii) make or cause to be made all contracts and do or cause to be done all things necessary for the acquisition, construction, equipping and the Completion, and all other milestones required to be completed under the Construction Contracts in all material respects in accordance with the Construction Budget and Schedule (taking into account any Permitted Project Cost Variance and Permitted Schedule Variance). Without limiting the generality of the foregoing, Borrowers shall diligently pursue and enforce all of its material rights and remedies under the Construction Contracts and Equipment Supply Agreements and any other Material Project Documents related to the construction of each Project and shall use commercially reasonable efforts to ensure that each Project is constructed substantially in accordance with all such Material Project Documents, to the extent applicable.

(b) On or prior to the expiration of the Completion Deadline for each Project, the relevant Borrower shall have caused the relevant Project to have achieved Completion and shall have paid and discharged or caused to be paid or discharged all material liabilities and obligations for payments of amounts then due to each counterparty with respect to the completion of the applicable Project under the relevant Construction Contracts, other than amounts being contested in good faith and by appropriate proceedings.

Section 6.22 Financial Covenants.

(a) Debt Service Coverage Ratio. The Borrowers shall maintain, as of the last day of each Fiscal Quarter tested initially on the Quarterly Date which is at least three (3) months following the Closing Date, with respect to all Projects that have achieved Completion on a date that is three (3) or more months prior to the date of such test, a Debt Service Coverage Ratio (measured with respect to all such Projects in the aggregate) of not less than 1.60:1.00.

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(b) Forward Contracted Debt Service Coverage Ratio. The Borrowers shall maintain, as of the last day of each Fiscal Quarter tested initially on the Quarterly Date following the Completion Date for the applicable Projects, a Forward Contracted Debt Service Coverage Ratio (measured with respect to all such Projects in the aggregate) of not less than 1.20:1.00.

(c) Equity Cure. Notwithstanding anything to the contrary contained in Article VII, if a Borrower determines that an Event of Default with respect to a Financial Covenant has occurred or may occur, during the period commencing after the end of the applicable Fiscal Quarter and ending ten (10) Business Days from the date of delivery of the Officer’s Certificate required to be delivered pursuant to Section 6.01(a)(iii), any cash equity contribution (which equity shall be common equity or other equity on terms and conditions reasonably acceptable to the Administrative Agent) made to such Borrower shall be included in the calculation of the Financial Covenants for the purposes of determining compliance with such Financial Covenants at the end of such calendar quarter and applicable subsequent periods that include such Fiscal Quarter (any such equity contribution so included in the calculation of the Financial Covenants, a “Specified Equity Contribution”), provided that (i) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the applicable Borrower(s) to be in compliance with the Financial Covenants, (ii) there shall be no pro forma reduction in indebtedness with the proceeds of any Specified Equity Contribution for determining compliance with the Financial Covenants for the calendar quarter with respect to which such Specified Equity Contribution was made, unless the proceeds of such Specified Equity Contribution are actually applied to prepay the Loans, (iii) the foregoing may not be relied on for purposes of calculating any financial ratios other than compliance with the Financial Covenants and shall not result in any adjustment to any baskets or other amounts other than the amount of the Financial Covenants referred to above; provided, further, that following any Financial Covenant Event of Default, regardless of whether a Specified Equity Contribution has been made, to the extent that the applicable Borrower is in compliance with the Financial Covenants (regardless of whether it is required to be tested) at any time prior to the end of the subsequent Fiscal Quarter immediately following such Financial Covenants Event of Default, any prior Financial Covenants Event of Default shall be deemed to be cured as of such date unless the Loans under the Facilities have been accelerated prior to such time as a result of such Financial Covenant Event of Default and (iv) (A) no more than five (5) Specified Equity Contributions may be made in the aggregate during the term of the Loans, and (B) no more than two (2) Specified Equity Contributions may be made in the aggregate during any Fiscal Year; provided that, in the case of clause (A), the Borrowers shall be permitted to cause up to three (3) additional Specified Equity Contributions to be made (not to exceed eight (8) in the aggregate with all previous Specified Equity Contributions) if, on the date such Specified Equity Contribution shall be made, the outstanding principal amount of the Loans is no greater than the then-applicable Target Debt Balance. The payment of Project Costs pursuant to Section 6.20 and other costs in accordance with Section 6.01(d) shall not be considered a Specified Equity Contribution for purposes of this Section 6.22(c). No Borrowing may be requested or shall be made during such period between the date on which a Financial Covenant Event of Default occurs and the date such Event of Default is deemed to be cured pursuant to this Section 6.22(c) and Obligors shall not be permitted to take any action hereunder that is subject to the absence of a Default or Event of Default during such period unless and until a Specified Equity Contribution is made or such Event of Default is deemed cured in accordance with this Section 6.22(c).

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Section 6.23 Debt Service Reserve Account. Upon funding of such account pursuant to the terms of this Agreement, the Borrowers shall maintain at all times until the Debt Termination Date, funds deposited in the Debt Service Reserve Account in an amount equal to at least the Debt Service Reserve Requirement.

Section 6.24 As Built Survey; Endorsement to Title Policy.

(a) For any Project that has not achieved Completion as of the applicable Borrowing Date, within one hundred and fifty days (150) days following the date such Project has achieved Completion, the applicable Borrower shall deliver to the Administrative Agent and the Collateral Agent an updated “as built” survey of such Project with a survey certification in form and substance reasonably satisfactory to the Administrative Agent, and reasonably current and certified to the Administrative Agent, Collateral Agent and the Title Company by the surveyor; and

(b) For any Project that has not achieved Completion as of the applicable Borrowing Date, within one hundred and fifty days (150) days following the date such Project has achieved Completion, the applicable Borrower shall deliver to the Administrative Agent and the Collateral Agent an endorsement to the applicable Title Policy (i) showing that since the effective date of such Title Policy (or the effective date of the last such endorsement, if any) there has been no change in the status of the title to the Project Site and no additional exceptions (including survey exceptions) other than (A) matters constituting Permitted Liens or (B) matters otherwise approved by the Administrative Agent (at the direction of the Lenders), (ii) increasing the amount of coverage then existing under such Title Policy, which amount shall be not less than the total of all disbursements of the Loans attributable to such Project, (iii) amending the date of coverage of the Title Policy as reflected on Schedule A to the Title Policy, such that the Title Policy shall have a date of coverage as of the date of such endorsement, (iv) providing full mechanics’ lien coverage and (v) deleting any pending disbursement exception from such Title Policy.

Section 6.25 Independent Manager. The Obligors shall at all times, take the requisite organizational actions (including, if necessary, taking all actions to increase the size of the board of managers (or comparable governing body)) (i) to maintain an Independent Manager as member of the board of managers (or comparable governing body) of each Obligor, which Independent Manager shall have a control right via an authorization and delegation reasonably acceptable to the Required Lenders solely with respect to capital restructuring or debt work-out activities involving the Obligors (including in any bankruptcy, other judicial, and/or non-judicial restructuring and work-out proceedings, but not including any fund raising or debt refinancing except in the context of a capital restructuring or debt restructuring or work-out) and (ii) to provide by written consent of the board of managers (or comparable governing body) of each Obligor that any vacancy in the position of the Independent Manager after the appointment of the initial Independent Manager shall be filled promptly by another Person reasonably acceptable to the Required Lenders. Subject to any fiduciary or confidentiality obligations that the Independent Manager may have in his or her capacity as a member of the board of managers (or comparable governing body) of each Obligor, the Obligors shall permit and direct the Independent Manager to communicate directly with the Secured Parties including, without limitation, sharing any and all reports or other documents with the Administrative Agent or as any Secured Party may from time to time request.

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Section 6.26 Energy Regulatory Matters.

(a) Each of the Borrowers, Projects, Energy Services and Soluna Services will not by action or omission be or become regulated as a public utility, electric utility, transmission and distribution utility, retail electric utility, power generation company, retail electric provider, or terms with similar regulatory effect under the laws of the State of Texas or the Federal Power Act, 16 U.S.C. §§ 791a, et seq.

(b) Each of the Borrowers, Projects, Energy Services and Soluna Services will not generate, produce, transmit, distribute, furnish, sell or make available for compensation electric power to any third parties, except for furnishing electric power to tenants at the Projects as an incident of tenancy or as otherwise allowed in strict accordance with applicable Law and the Power Supply Agreements.

(c) Each of the Borrowers, Projects, Energy Services and Soluna Services will comply with all applicable Law, including applicable PUCT rules and ERCOT Protocols with respect to load interconnection studies, net metering arrangements, private use network designations and related updates to ERCOT’s network operations model, load resource or ancillary service registrations, and registration of virtual currency mining facilities.

(d) Each of the Borrowers, Projects, Energy Services and Soluna Services will remain in compliance with all of its obligations under Power Supply Agreements, including but not limited to applicable obligations in connection with (i) the installation and operation of under-frequency load shed equipment, (ii) the installation and operation of disconnecting circuit breakers to interrupt deliveries, (iii) power supply limits, and (iv) minimum volume commitments, in each case, as required pursuant to any such Power Supply Agreement.

(e) Each of the Projects, Energy Services and Soluna Services, as applicable, will obtain the necessary qualifications to bid into ERCOT load resource ancillary services or related reliability products for which it may qualify, including but not limited to the ERCOT Emergency Response Service program as set forth in the Power Supply Agreements.

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Section 6.27 Post-Closing Date Obligations. Each Guarantor shall, within thirty (30) days after the Closing Date (as such date may be extended by the Administrative Agent in writing in its sole discretion (including via email)), (a) cause each of the KeyBank Operating Accounts to be terminated, and deliver evidence thereof to the Administrative Agent, in form and substance satisfactory to the Administrative Agent in the Administrative Agent’s sole discretion, (b) establish a new account for each Guarantor to be held at the Depositary Bank (each such account, a “Guarantor Operating Account”) and replace the KeyBank Operating Accounts and deliver evidence thereof to the Administrative Agent, in form and substance satisfactory to the Administrative Agent in the Administrative Agent’s sole discretion, (c) cause each such Guarantor Operating Account to be subject to a Control Agreement and (d) cause each Customer Deposit Account to be subject to a Control Agreement.

Article VII
NEGATIVE COVENANTS

Section 7.01 Indebtedness. No Obligor shall create, incur, assume, guarantee or otherwise become or remain directly or indirectly liable with respect to any Indebtedness except for the following (collectively, “Permitted Indebtedness”):

(a) the Obligations;

(b) trade or other similar Indebtedness incurred in the ordinary course of business;

(c) in the case of any Borrower, purchase money Indebtedness incurred in the ordinary course of business in an aggregate amount not to exceed five hundred thousand Dollars ($500,000) in the aggregate for all Obligors at any time outstanding;

(d) to the extent constituting Indebtedness, Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business;

(e) to the extent constituting Indebtedness, obligations of the Obligors (other than the Borrowers) under the Material Project Documents, including any limited guarantees or indemnification obligations (other than any obligation or liability constituting indebtedness for borrowed money);

(f) in the case of any Borrower, contingent liabilities, to the extent otherwise constituting Indebtedness;

(g) intercompany Indebtedness among the Obligors, whether currently outstanding or hereafter created, ranking in payment and upon liquidation junior to the Obligations pursuant to a subordination agreement in form and substance reasonably acceptable to the Administrative Agent (if so required by the Required Lenders) and otherwise on terms of subordination reasonably acceptable to the Administrative Agent;

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(h) guarantees by any Borrower of Indebtedness of another Borrower with respect, in each case, to Indebtedness otherwise permitted to be incurred hereby; provided that, if the Indebtedness that is being guaranteed is unsecured and/or subordinated to the Obligations, the guaranty shall also be unsecured and/or subordinated to the Obligations; and

(i) in the case of any Borrower, Indebtedness that is not described in the foregoing clauses (a) through (h), not secured by the Collateral and, in the aggregate, does not exceed five hundred thousand Dollars ($500,000) for all Obligors.

Section 7.02 No Liens. No Obligor shall create, incur, assume or permit to exist any Lien on any Assets now owned or hereafter acquired by it except Permitted Liens.

Section 7.03 Sale of Assets; Changes in Business; Restriction on Fundamental Changes. No Obligor shall:

(a) sell, assign, transfer or dispose of any part of the Collateral other than sales, assignments, transfers or dispositions (i) of obsolete, worn-out or replaced property or assets not used or useful in its business, (ii) in the ordinary course of business for fair market value, (iii) of any asset pursuant to the express terms of the Material Project Documents to the counterparties thereunder, (iv) of Assets resulting from the condemnation thereof or, subject to Section 3.03(e), that have suffered an Event of Loss, or (v) expressly permitted or required by the Loan Documents;

(b) liquidate, wind-up or dissolve;

(c) engage in any business other than the acquisition, development, ownership, leasing, construction, financing, operation and maintenance of the Projects in accordance with and as contemplated by the Transaction Documents and other activities incidental thereto;

(d) change the nature of its business or enter into any agreement not related to the operations of its business as contemplated in the Loan Documents and matters related thereto;

(e) change its name, accounting policies or reporting practices (except as required by GAAP) or Fiscal Year without the consent of the Administrative Agent, such consent not to be unreasonably withheld, delayed or conditioned;

(f) do any act under the Organizational Documents, or omit or refrain (to the extent possible by utilizing commercially reasonable efforts and permitted by the Organizational Documents) from any act under the Organizational Documents, where such act done or permitted to be done, or such omission of or refraining from action, would reasonably be expected to be adverse to the Lenders in any material respect;

(g) terminate, replace, amend, modify or waive, or permit any termination, replacement, amendment, modification or waiver of (i) its Organizational Documents (or any provision thereof) in a manner materially adverse to the lenders or (ii) its legal form or its capital structure (including the issuance of any options, warrants or other rights with respect thereto), in each case, without the consent of the Administrative Agent, such consent not to be unreasonably withheld, delayed or conditioned; or

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(h) merge, consolidate or amalgamate with or sell, lease, transfer or otherwise dispose of all or substantially all of its assets.

Section 7.04 ERISA. No Obligor shall, nor shall any Obligor permit any ERISA Affiliate to, establish, sponsor, participate in, contribute to or incur any liability (including any contingent liability) with respect to any Employee Pension Plan or Multiemployer Plan.

Section 7.05 Restricted Payments.

(a) Subject to Section 6.13, no Borrower shall make any Restricted Payment, except that any Borrower may make a Restricted Payment so long as after giving effect to such Restricted Payment: (A) no Default or Event of Default has occurred and is continuing, (B) an amount equal to or greater than the Debt Service Reserve Requirement is on deposit in the Debt Service Reserve Account, (C) with respect to each Borrower, an amount equal to or greater than the Operating Reserve Requirement for such Borrower is on deposit in the Operating Account of such Borrower, (D) no more than one such Restricted Payment per Borrower has occurred during such month, (E) the amount of all Restricted Payments in any Fiscal Quarter in the aggregate shall be no greater than the Permitted RP Amount, (F) the Borrowers will be in pro forma compliance with Financial Covenants as of the date of such Restricted Payment after giving effect to such Restricted Payment and (G) Borrowers deliver to the Administrative Agent a certificate signed by an Authorized Officer certifying that that the conditions set forth in Section 7.05(a)(A) through (E) have been met.

Section 7.06 Restrictive Agreements. No Obligor shall enter into any contractual obligation (other than this Agreement or any other Loan Document) that, directly or indirectly, (a) limits the ability of any such Person to (i) make Restricted Payments or to otherwise transfer property to the Borrowers, (ii) guarantee Indebtedness of the Borrowers or (iii) create, incur, assume or suffer to exist Liens to secure the Obligations; provided that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.01 solely to the extent that any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

Section 7.07 Sanctions and Anti-Corruption. No Obligor shall, nor shall it permit any of its Affiliates, or any of their respective directors, officers, employees, or agents to (a) become (including by virtue of being owned or controlled by a Person that is the subject of Sanctions) a Sanctioned Person, (b) contribute or otherwise make available all or any part of the proceeds of the Loans, directly or indirectly, to, or for the benefit of, any Person (whether or not an Affiliate of the Obligors) for the purpose of financing the activities or business of, other transactions with, or investments in, any Sanctioned Person (in violation of Sanctions) or otherwise in violation of any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions, (c) fund all or part of any repayment or prepayment of the Loans out of proceeds derived from any transaction with or action involving a Sanctioned Person (in violation of Sanctions) or otherwise in violation of any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions or (d) engage in any transaction, activity or conduct that would violate any Sanctions or Anti-Corruption Laws or Anti-Money Laundering Laws, that would cause any Secured Party to be in breach of any Sanctions or that could reasonably be expected to result in it or any Secured Party being designated as a Sanctioned Person.

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Section 7.08 Guarantees. No Obligor shall directly or indirectly create, incur, assume, suffer to exist or otherwise be or become liable with respect to any guarantee (other than the Guaranty); provided however, that this provision shall not prohibit or limit the incurrence or guarantee of Permitted Indebtedness.

Section 7.09 Material Project Documents. In each case without the prior written consent of the Required Lenders (not to be unreasonably withheld, conditioned or delayed):

(a) no Obligor shall enter into any Material Project Document;

(b) other than change orders entered into in accordance with Section 6.20, no Obligor shall cause or consent to any assignment, termination or any amendment or modification of, or waiver of timely compliance with, any term or condition of any Material Project Document that is adverse to the Lender Parties in any material respect;

(c) no Obligor shall take any of the following actions under any Customer Contract: (i) consent to a Customer pausing or suspending services unless advisable in accordance with Prudent Industry Practices, or (ii) order any Customer Equipment on behalf of any Customer.

Section 7.10 Abandonment of a Project. No Borrower shall willfully and voluntarily abandon its activities to develop, construct, operate or maintain any Project for a continuous period of more than ninety (90) consecutive days (excluding any outages, scheduled maintenance, repairs or when such Project is affected by any force majeure events).

Section 7.11 Use of Proceeds.

(a) No Obligor shall directly or indirectly apply any part of the proceeds of any Loan to the purchasing or carrying of any margin stock within the meaning of Regulation T, U or X of the Federal Reserve Board, or any regulations, interpretations or rulings thereunder.

(b) No Obligor shall use any of the proceeds of the Loans for any purpose other than those specified in Section 6.13.

Section 7.12 Speculative Transactions. No Obligor shall engage in any speculative Swap Agreement.

Section 7.13 Transactions with Affiliates. No Obligor shall enter into any transaction with any Affiliate of any Obligor (each, an “Affiliate Transaction”), unless the Affiliate Transaction is (a) entered into in the ordinary course of such Obligor’s (and such Affiliate’s) business or permitted by the terms of this Agreement and (b) upon terms and conditions that are no less favorable to such Obligor than those that would be available on an arm’s-length basis with an unrelated Person; provided, that this Section 7.13 shall not prohibit Restricted Payments (i) permitted to be made under Section 7.05, (i) as set forth on Schedule 7.13 or (ii) otherwise expressly permitted under the Loan Documents.

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Section 7.14 Accounts.

(a) Except for Excluded Accounts, no Obligor shall maintain or use any deposit or securities accounts unless such account is a Collateral Account and is subject to a Control Agreement; provided, that upon the expiration of any collateral requirements for which an Excluded Account was opened by a Borrower or the release of any funds from such Excluded Account to a Borrower, the amounts on deposit therein shall be promptly deposited in the Operating Account of such Borrower.

(b) The Borrowers shall not apply amounts on deposit in the Debt Service Reserve Account for any purpose other than the payment of Debt Service in respect of the Loans without the consent of the Required Lenders.

(c) The Tranche B Borrower shall not apply amounts on deposit in the Tranche B Operating Account for any purpose other than the payment of Eligible Project Costs to be paid in accordance with the Construction Budget and Schedule without the consent of the Required Lenders.

(d) The Borrowers shall not apply amounts on deposit in the Customer Deposit Accounts for any purpose other than to satisfy obligations of the applicable Borrower under Customer Contracts entered into by such Borrower without the consent of the Required Lenders.

(e) Upon receipt by a Loan Party of Customer Contract Damages in respect of any Customer Contract, such Borrower shall immediately deposit any and all amounts received as Customer Contract Damages into the Operating Account of such Borrower and keep such funds in such Operating Account until such Customer Contract is replaced with a Customer Contract satisfactory to the Administrative Agent in its sole discretion or the applicable Borrower prepays the Loans pursuant to Section 3.03(f) of this Agreement.

(f) The Administrative Agent and the Collateral Agent shall, at all times, have electronic “view only” access to each account subject to a Control Agreement at all times and the Loan Parties hereby agree to cause the Depositary Bank to provide such access to the Administrative Agent and the Collateral Agent.

Section 7.15 Capital Expenditures. No Obligor shall incur Capital Expenditures other than, (a) prior to Completion of the applicable Project, in accordance with the Construction Budget and Schedule and any permitted variances under Section 6.20, and (b) following Completion of the applicable Project, in accordance with the Operating Budget and any permitted variances under Section 6.01(d).

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Section 7.16 Restrictions on Subsidiaries.

(a) No Pledgor shall (a) own Membership Interests in any Person other than the Borrower it owns as of the Closing Date; or (b) create or acquire any Subsidiaries or enter into any partnership or joint venture.

(b) No Borrower shall create or acquire any Subsidiaries or enter into any partnership or join venture without the consent of the Required Lenders.

Section 7.17 Captive Borrowers. The Borrowers that are Captive Borrowers shall not take electric service on materially less favorable terms than exist as of the Closing Date.

Section 7.18 Investments. None of the Obligors shall make or permit to remain outstanding any Investments, except for Permitted Investments.

Section 7.19 Cryptocurrency. No Obligor shall own bitcoin or other cryptocurrency except to the extent approved in writing by the Administrative Agent and subject to the prompt compliance with any request by the Administrative Agent in accordance with Section 6.18(c).

Section 7.20 Side Letter. The Dorothy 1B Borrower shall not fail to (a) comply with a Relevant Member Action (as defined in the Side Letter), including any such action taken pursuant to the Side Letter to cause the Dorothy 1B Borrower to take actions as set forth in the “Shared Facilities” section of the Side Letter or (b) take any such action, provide consent, approval, authorization, vote, grant access or take any other action or refrain from taking any action as directed, requested or instructed pursuant to a Relevant Member Action (as defined in the Side Letter) taken in accordance with the “Shared Facilities” section of the Side Letter.

Article VIII
Guaranty

Section 8.01 Guaranty of the Obligations. Each Guarantor, on a joint and several basis, as a primary obligor and not merely as surety to each Secured Party and their successors and assigns, hereby irrevocably and unconditionally guarantees to the Administrative Agent, for the ratable benefit of the Secured Parties, the due and punctual payment in full of all Obligations and the performance by the other Borrowers of all Obligations, now or hereafter existing under the Loan Documents, including the full and punctual payment when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations” and the guaranty described in this Section 8.01, the “Guaranty”).

Section 8.02 Payment by Guarantor. Each Guarantor hereby agrees, on a joint and several basis, in furtherance of the foregoing and not in limitation of any other right which any Secured Party may have at law or in equity against Guarantor by virtue hereof, that upon the failure of any of the other Borrowers to perform or to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), such Guarantor will promptly perform or, as the case may be, pay, or cause to be paid, in cash, to the Administrative Agent for the ratable benefit of the Secured Parties, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest (including uncapitalized PIK Interest) on such Guaranteed Obligations (including interest which, but for the Borrowers becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Borrowers for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to the Secured Parties as aforesaid without any demand or notice whatsoever. In the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due in accordance with the terms of such extension or renewal.

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Section 8.03 Liability of the Guarantor Unconditional and Absolute. Each Guarantor agrees that its obligations hereunder constitute a guarantee of payment of performance and are irrevocable, absolute, independent and unconditional irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the other Borrowers under this Agreement, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (except for payment, performance or satisfaction in full of the Guaranteed Obligations). In furtherance of the foregoing and without limiting the generality thereof, Guarantor agrees as follows:

(a) any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein or therein shall be done or omitted;

(b) any Lien or security interest granted to, or in favor of the Collateral Agent or the Lenders as security for any of the Guaranteed Obligations shall fail to be perfected;

(c) this Guaranty is a guaranty of payment when due and not of collectability and this Guaranty is a primary obligation of Guarantor and not merely a contract of surety;

(d) the Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default;

(e) the obligations of Guarantor hereunder are independent of the obligations of the Borrowers and the obligations of any other guarantor of the obligations of the Borrowers, and a separate action or actions may be brought and prosecuted against Guarantor whether or not any action is brought against any of the Borrowers or any of such other guarantors and whether or not any of the Borrowers is joined in any such action or actions;

(f) payment by Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge the Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid; provided that, without limiting the generality of the foregoing, if the Administrative Agent is awarded a judgment in any suit brought to enforce the Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit;

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(g) the Administrative Agent or any other Secured Party, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on (pursuant to the terms of this Agreement and the other Loan Documents), or otherwise change the time, place, manner or terms of payment of, the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person with respect to the Guaranteed Obligations; (v) enforce and apply through the Collateral Agent, any security now or hereafter held by or for the benefit of the Administrative Agent or such Secured Party in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Secured Party may have against any such security, in each case in a manner consistent with this Agreement and any applicable Collateral Document, including foreclosure on any such security pursuant to one or more judicial or non-judicial sales, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of Guarantor against the Borrowers or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Loan Documents; and

(h) this Guaranty and the obligations of the Guarantor hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations and subject to Section 8.08), including the occurrence of any of the following, whether or not the Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for Indebtedness other than the Guaranteed Obligations) to the payment of Indebtedness other than the Guaranteed Obligations, even though any Secured Party might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Secured Party’s consent to the change, reorganization or termination of the corporate structure or existence of any of the Borrowers and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which the Borrowers may allege or assert against any Secured Party in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of Guarantor as an obligor in respect of the Guaranteed Obligations.

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Section 8.04 Waivers by Guarantor. Each Guarantor hereby waives, for the benefit of the Secured Parties: (a) any right to require the Administrative Agent or any other Secured Party, as a condition of payment or performance by Guarantor, to (i) proceed against any of the Borrowers, any other guarantor of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from any of the Borrowers, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Secured Party in favor of any of the Borrowers or any other Person or (iv) pursue any other remedy in the power of any Secured Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrowers including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrowers from any cause other than payment in full of the Guaranteed Obligations or the release of Guarantor’s Guaranty in accordance with Section 8.08; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Secured Party’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims and (iv) promptness, diligence and any requirement that any Secured Party protect, secure, perfect or insure any security interest or Lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Borrowers and notices of any of the matters referred to in this Section 8.04 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof (other than payment in full of the Guaranteed Obligations).

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Section 8.05 Guarantor’s Rights of Subrogation, Contribution, Etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full and the Commitments shall have terminated, Guarantor hereby waives any claim, right or remedy, direct or indirect, that it now has or may hereafter have against the Borrowers or any of their assets in connection with this Guaranty or its performance of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that Guarantor now has or may hereafter have against the Borrowers with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Secured Party now has or may hereafter have against any of the Borrowers and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Secured Party. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full and the Commitments shall have terminated, Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor of the Guaranteed Obligations. Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification Guarantor may have against the Borrowers or against any collateral or security, and any rights of contribution Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights the Administrative Agent or any other Secured Party may have against the Borrowers, to all right, title and interest the Administrative Agent or any other Secured Party may have in any such collateral or security, and to any right the Administrative Agent or any other Secured Party may have against such other guarantor. If any amount shall be paid to Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for the Administrative Agent on behalf of the Secured Parties and shall forthwith be paid over as directed by the Administrative Agent for the benefit of the Secured Parties to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

Section 8.06 Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until the Debt Termination Date. Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

Section 8.07 Bankruptcy, Etc.

(a) Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of the Guarantor and the Secured Parties that the Guaranteed Obligations which are guaranteed by the Guarantor pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrowers of any portion of such Guaranteed Obligations. The Guarantor will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay the Administrative Agent, or allow the claim of the Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

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(b) In the event that all or any portion of the Guaranteed Obligations are paid by any of the Borrowers, the obligations of the Guarantor hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from the Administrative Agent or any other Secured Party as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

Section 8.08 Discharge of Guaranty. Upon the occurrence of the Debt Termination Date, this Agreement and the Guaranty made herein shall terminate with respect to all Guaranteed Obligations.

Article IX
EVENTS OF DEFAULT; REMEDIES

Section 9.01 Events of Default. Any of the following shall constitute an event of default (“Event of Default”) hereunder:

(a) Failure to Pay. (i) Any of the Borrowers shall fail to pay any principal or Prepayment Premium with respect to any Loan or any interest on any Loan, in each case, when and as the same shall become due and payable (unless such failure is caused by a technical error and such payment is made within one (1) Business Day of the date on which such amounts became due or, in the case of interest or fees, such payment is made within three (3) Business Days), or (ii) any Obligor shall fail to pay within five (5) Business Days after the date such sum is due any other cost, charge or other sum due under this Agreement or any other Loan Document; provided that when all interest, principal and any other fees, charges or other sums due under this Agreement (including without limitation any applicable Prepayment Premium) are paid in full, any Event of Default pursuant to this clause (a) shall no longer be continuing;

(b) Misstatements. Any representation or warranty made or deemed made by any Loan Party in the Loan Documents or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document shall prove to have been untrue or misleading in any material respect as of the date made (or, in the case of any such representation or warranty already qualified by materiality, such representation or warranty shall prove to have been untrue or misleading in any respect as of the date made); provided, however, that if any such misrepresentation or misstatement is capable of being remedied, the applicable Loan Party may correct such misstatement by curing such misstatement (and the effect thereof), within thirty (30) days of (x) obtaining Knowledge of such misrepresentation or misstatement or (y) receipt by any of the Borrowers of written notice from the Administrative Agent of such misrepresentation or misstatement; provided, further, that, if the Borrower is proceeding with due diligence and in good faith to cure such default, no Material Adverse Effect is likely to occur therefrom and such default is susceptible to cure, such thirty (30) day period shall be extended as may be necessary to cure such incorrect representation or warranty, such extended period not to exceed thirty (30) days in the aggregate;

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(c) Automatic Defaults. Any default by any Loan Party in the observance and performance of or compliance with (i) Section 6.01(c)(i), Section 6.01(c)(iii), Section 6.01(d), Section 6.04(a), Section 6.13, Section 6.14, Section 6.15, Section 6.19, Section 6.20, Section 6.22, Section 6.25 through Section 6.27, Article VII or any covenant or agreement contained in the Warrants, the Registration Rights Agreement, the Side Letter, the Interparty Agreement, or the Board Observer Rights Letter, or (ii) Section 6.01(b), Section 6.23, which default, in the case of this clause (ii) shall continue unremedied for a period of five (5) days;

(d) Other Defaults.

(i) Breach of Financing Agreement. Any default by any Loan Party in the observance and performance of or compliance with any covenant or agreement contained in this Agreement or any other Loan Document (except as provided for elsewhere in this Article IX), which default shall continue unremedied for a period of thirty (30) days; provided, however, that such thirty (30) day period may be extended by additional sixty (60) days in the event that (A) such default has not been cured within the initial thirty (30) day period, (B) such default remains capable of being cured within the additional sixty (60) day period, (C) no Material Adverse Effect has resulted from such default and (D) such Loan Party continues to diligently pursue cure of such default;

(ii) Breach of Material Project Documents. Subject to clause (iii) below, any Loan Party (unless waived by the counterparty under the applicable Material Project Document) or any counterparty to a Material Project Document shall be in breach of, or default under, any Material Project Document and any applicable cure period thereunder shall have expired with respect to such breach or default and such breach or default could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided, however, the applicable Obligor shall have sixty (60) days following any such breach or default (or in the case of any Soluna Services Agreement, thirty (30) days following any such breach or default) to either (A) to enter into a replacement Material Project Document to replace such Material Project Document or to otherwise remedy such breach, (B) repay the Loans allocated to the applicable Borrower or (C) in the case of a termination of a Customer Contract, the applicable Class of Loans is repaid in an amount that would cause Forward Contracted Debt Service Coverage Ratio to be satisfied as of the date of such prepayment. For purposes of the foregoing, any cure by any Agent or any Lender on behalf of any of the Borrowers with respect to a breach or default by a Loan Party under a Material Project Document shall not be considered a waiver by such Agent or any Lender, or an exercise of remedies by such Agent or any Lender, under this Agreement for any such breach or default of such Material Project Document; or

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(iii) Loss of Material Project Documents. If any Material Project Document shall terminate or cease for any reason to be in full force and effect prior to its stated maturity date or expiration date unless terminated in accordance with its terms and not as a result of any default thereunder; provided, however, that, such Event of Default with respect to a Material Project Document shall not be deemed to have occurred if, during the sixty (60) day period following any such event (or in the case of any Soluna Services Agreement, thirty (30) days following any such event) either (A) the applicable Obligor enters into a replacement Material Project Document to replace such Material Project Document, (B) the Loans allocated to the applicable Project have been repaid or (C) in the case of a termination of a Customer Contract, the applicable Class of Loans is repaid in an amount that would cause Forward Contracted Debt Service Coverage Ratio to be satisfied as of the date of such prepayment;

(e) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court shall enter a decree or order for relief with respect to any Loan Party, in an Involuntary Bankruptcy, which decree or order is not stayed or other similar relief is not granted under any applicable federal or state Law, or (ii) the occurrence and continuation of any of the following events for sixty (60) days unless dismissed or discharged within such time: (w) an involuntary case under the Bankruptcy Code or any other applicable Debtor Relief Law now or hereafter in effect, is commenced, in which any Loan Party is a debtor or any portion of the Collateral or any Membership Interest of a Loan Party is property of the estate therein, (x) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Loan Party or over all or a substantial part of its property, is entered, (y) an interim receiver, trustee or other custodian is appointed without the consent of any Loan Party for all or a substantial part of the property of such Loan Party or (z) any writ or warrant of attachment, execution or similar process shall have been issued or levied against any substantial part of the property of any Loan Party;

(f) Voluntary Bankruptcy; Appointment of Receiver, etc. Any Loan Party shall (i) commence a voluntary case under the Bankruptcy Code or any other applicable Debtor Relief Law now or hereafter in effect, (ii) consent to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such Debtor Relief Law, (iii) apply for or consent to the appointment of or taking possession by a liquidator, sequestrator, receiver, interim trustee, trustee or other custodian for any Loan Party for all or a substantial part of the property of any Loan Party, (iv) make any assignment for the benefit of creditors, (v) generally not pay its debts as such debts become due or admit in writing its inability, to pay its debts as such debts become due or (vi) file a petition, answer or consent or shall otherwise institute any similar proceeding under any other applicable federal, State or other applicable law, or shall consent thereto;

(g) Material Judgment.

(i) A final and non-appealable judgment or judgments for the payment of money (if such payments are not covered by insurance or by a surety bond reasonably satisfactory to the Administrative Agent) shall be entered against any Sponsor in the aggregate amount of one million Dollars ($1,000,000) or more (other than a judgment which is satisfied or discharged within thirty (30) days after its entry; provided that if the applicable Sponsor is using reasonable best efforts to satisfy and discharge such judgment but has not done so by the end of such period, such period shall be extended to sixty (60) days after entry of such judgment);

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(ii) A final and non-appealable judgment or judgments for the payment of money (if such payments are not covered by insurance or by a surety bond reasonably satisfactory to the Administrative Agent) shall be entered against any Borrower in the aggregate amount of one hundred and twenty-five thousand Dollars ($125,000) or more (other than a judgment which is satisfied or discharged within forty-five (45) days after its entry; provided that if the applicable Borrower is using reasonable best efforts to satisfy and discharge such judgment but has not done so by the end of such period, such period shall be extended to sixty (60) days after entry of such judgment);

(h) Impairment of Collateral; Enforceability of Documentation. At any time after the execution and delivery thereof, (i) any Loan Document ceases to be in full force and effect (other than on the Debt Termination Date or a termination in accordance with the terms of this Agreement) or shall be declared null and void, or the Administrative Agent or any Lender shall not have or shall cease to have a valid and perfected Lien in any Collateral or the Membership Interests purported to be covered by the Loan Documents with the priority required by the relevant Loan Document or (ii) any Loan Party shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by any Lender, under any Loan Document to which it is a party (except to the extent the liabilities or obligations under such Loan Document have been reduced or eliminated in accordance with the terms of the Loan Documents);

(i) Change of Control. Any Change of Control shall have occurred;

(j) Cross-Default; Cross-Acceleration.

(i) The holder or holders (or a trustee or agent on behalf of such holder or holders) of any Indebtedness of Holdings or the Sponsor with a principal amount in excess of five million Dollars ($5,000,000) shall cause, any such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or shall make an offer to repurchase, prepay, defease or redeem any such Indebtedness prior to its stated maturity;

(ii) Any Obligor shall (i) fail to make any payment when due in respect of any Indebtedness with a principal amount in excess of one hundred thousand Dollars ($100,000) or (ii) shall fail to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event shall occur, the effect of which default or other event, in the case of this clause (ii), is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity;

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(k) Change of Law. a Change of Law (Business Operations) renders unlawful all or any material portion of Sponsor’s or any Loan Party’s business affairs as conducted on the Closing Date (or with respect to any Borrower that becomes a Loan Party following the Closing Date, on the applicable Increase Effective Date) that could reasonably be expected to result in a Material Adverse Effect (a “Change of Law Event (Business Operations)”); provided, that no Event of Default shall occur if (a) the applicable Borrower(s) deliver within sixty (60) days of such Change of Law Event (Business Operations) to Administrative Agent a Policy Mitigation Plan, (b) such Borrower(s) diligently and in good faith pursue such Policy Mitigation Plan and (c) within one hundred and eighty (180) days following the Change of Law Event (Business Operations), such Change of Law (Business Operations) could no longer reasonably be expected to result in a Material Adverse Effect or the Loans a allocated to the applicable Borrower(s) have been repaid.

(l) ERISA. (i) Any Obligor or any ERISA Affiliate of any Obligor shall fail to comply with any provision of ERISA or the Code with respect to any Employee Pension Plan or Multiemployer Plan or (ii) an event or condition shall occur or exist with respect to any such plan, and, as a result of such event or condition, together with all other such events or conditions, any Obligor or any ERISA Affiliate of any Obligor shall incur or could reasonably be expected to incur a liability to a Plan, a Multiemployer Plan, the PBGC, or any combination of the foregoing, or be required to provide security to any such plan that would subject any Obligor or any ERISA Affiliate of any Obligor to any Tax, penalty or other liability, in each case, that could reasonably expected to result in a Material Adverse Effect.

Section 9.02 Acceleration and Remedies.

(a) Upon the occurrence of any Event of Default and at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and, at the request of the Required Lenders, shall, take any or all of the following actions, at the same or different times: (i) terminate any outstanding Commitments, and thereupon any such outstanding Commitments shall terminate immediately; and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder (including without limitation any applicable Prepayment Premium), shall become due and payable immediately; and in case of any Event of Default described in Section 9.01(e) or Section 9.01(f) with respect to any of the Borrowers, any outstanding Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers, shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. Upon the occurrence and during the continuance of any Event of Default, in addition to the exercise of remedies set forth in clauses (i) and (ii) above, each Secured Party shall be entitled to exercise the rights and remedies available to such Secured Party under and in accordance with the provisions of the other Loan Documents to which it is a party or any applicable Law.

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(b) Upon the occurrence and during the continuance of any Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to an Agent against the Borrowers under this Agreement or any of the other Loan Documents, or at Law or in equity, may be exercised by an Agent (acting on the instructions of the Required Lenders) at any time and from time to time, whether or not all or any of the Obligations shall be declared due and payable, and whether or not such Agent shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Collateral and the proceeds from any of the foregoing. Any such actions taken by an Agent shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as an Agent may determine, to the fullest extent permitted by Law, without impairing or otherwise affecting the other rights and remedies of the Agents permitted by Law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, if an Event of Default is continuing (i) to the fullest extent permitted by Law, the Agents shall not be subject to any “one action” or “election of remedies” Law or rule and (ii) all liens and other rights, remedies or privileges provided to the Agents shall remain in full force and effect until the Agents have exhausted all of its remedies against the Collateral and the proceeds from any of the foregoing or the Obligations have been paid in full.

(c) The rights and remedies set forth in this Section 9.02 are in addition to, and not in limitation of, any other right or remedy provided for in this Agreement or any other Loan Document.

Section 9.03 Application of Payments and Proceeds. Except as otherwise provided in the Loan Documents, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall apply all payments in respect of any Obligations, including all proceeds of any sale, collection, disposition or other realization upon the Collateral (or any portion thereof) in the following order of priority:

(a) First, pro rata, to the payment of all costs and expenses of the Administrative Agent and the Collateral Agent relating to the sale, collection, disposition or other realization of the Collateral and the collection of amounts due in accordance with the Loan Documents or relating to the protection of the Liens under the Collateral Documents, and all other amounts payable to the Administrative Agent or the Collateral Agent under this Agreement or any of the other Loan Documents (including fees and disbursements and other charges of counsel payable under Section 11.04 and amounts payable to any Agent in its capacity as such);

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(b) Second, to the Administrative Agent on behalf of the applicable Secured Parties in an amount sufficient to pay any costs and expenses due to any party in accordance with the Loan Documents (other than costs and expenses described in clause (a));

(c) Third, to payment of that portion of the Obligations constituting fees or indemnities (other than the fees and other payments due pursuant to clauses (d)-(e) below) payable to the Lenders arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (c) payable to them;

(d) Fourth, to payment of accrued and unpaid charges, interest and applicable Prepayment Premium on the Loans ratably among the Lenders in proportion to the respective amounts described in this clause (d) payable to them until paid in full;

(e) Fifth, to pay unpaid principal of any Loans ratably among the Lenders in proportion to the respective amounts described in this clause (e) payable to them until paid in full;

(f) Sixth, to the Administrative Agent on behalf of the applicable Secured Parties in an amount equal to all other unpaid Obligations other than those described in clauses (a) through (e) above; and

(g) Seventh, after payment in full of all Obligations, to the Borrowers, or the Borrowers’ successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining.

Article X
ADMINISTRATIVE AGENT AND COLLATERAL AGENT

Section 10.01 Appointment and Authority. Each of the Lenders hereby (i) appoints Generate Lending, LLC to act on its behalf as the Administrative Agent and Generate Lending, LLC, as Collateral Agent, hereunder and under the other Loan Documents and (ii) authorizes the Administrative Agent and Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent and Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Lender Parties and no Loan Party shall have rights of a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “Administrative Agent” and “Collateral Agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent or Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 10.02 Rights as a Lender. The Person(s) serving as the Administrative Agent and Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and Collateral Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent and Collateral Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or their Affiliates as if such Person were not the Administrative Agent and Collateral Agent hereunder and without any duty to account therefor to the Lenders.

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Section 10.03 Exculpatory Provisions. The Administrative Agent and Collateral Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent and Collateral Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent and Collateral Agent is required to exercise as directed in writing by the Administrative Agent (in the case of the Collateral Agent) or the Required Lenders (in the case of the Administrative Agent) (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided, however, that the Administrative Agent and Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or Collateral Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law;

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or Collateral Agent or any of its Affiliates in any capacity;

(d) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Administrative Agent (in the case of the Collateral Agent) or the Required Lenders (in the case of the Administrative Agent) (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.03 and Section 9.02) or any of the Borrowers or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment;

(e) shall be deemed not to have knowledge of any Default, Event of Default, event or information, or be required to act upon any Default, Event of Default, event or information (including the sending of any notice) unless and until notice describing such Default, Event of Default, event or information is given in writing to the Administrative Agent and Collateral Agent by the Borrowers or a Lender, and shall have no duty to take any action to determine whether any such event, Default or Event of Default has occurred; and

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(f) shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith (and need not investigate or re-calculate, evaluate, certify, verify or independently determine the accuracy of any information, report, certificate, information, statement, representation or warranty or any fact or matter stated in any such document and may conclusively rely as to the truth of the statements and the accuracy of the information therein), (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) any action or inaction of any of the Borrowers, the Administrative Agent, any Lender or any other party (or agent thereof) to this Agreement or any related document and may assume compliance by such parties with their obligations under this Agreement or any related agreements, unless the Administrative Agent or Collateral Agent shall have received written notice to the contrary, (v) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (vi) the satisfaction of any condition set forth in Article V or elsewhere herein, other than, with respect to the Administrative Agent, to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 10.04 Reliance by Administrative Agent and Collateral Agent. The Administrative Agent and Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, opinion, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent and Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, which by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent and Collateral Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent and Collateral Agent shall have received written notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent and Collateral Agent may consult with legal counsel of its choice (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 10.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub Administrative Agents appointed by the Administrative Agent. The Administrative Agent and any such sub Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article X shall apply to any such sub Administrative Agent and to the Related Parties of the Administrative Agent and any such sub Administrative Agent, and shall apply to their respective activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

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Section 10.06 Resignation and Removal of Administrative Agent and Collateral Agent.

(a) The Administrative Agent and Collateral Agent may at any time give notice of its resignation to the Lenders and the Borrowers. The Administrative Agent and Collateral Agent may be removed at any time, upon at least thirty (30) days’ prior written notice, by the Required Lenders for the Administrative Agent’s or Collateral Agent’s, as applicable, gross negligence or willful misconduct. Upon receipt of any such notice of resignation or removal, the Required Lenders shall have the right, with the consent of the Borrower (not to be unreasonably withheld or delayed), unless a Default or an Event of Default shall have occurred and is continuing, in which case the consent of the Borrower shall not be required, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. In the case of a removal, if no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent or Collateral Agent, as applicable, gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent or Collateral Agent, as applicable, may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent and Collateral Agent, as applicable, meeting the qualifications set forth above or petition a court for such appointment (at the expense of the Borrowers, including any attorneys’ fees, expenses and court costs). Such resignation shall become effective in accordance with such notice on the Resignation Effective Date and upon acceptance by the successor Administrative Agent or Collateral Agent, as applicable.

(b) With effect from the Resignation Effective Date or the date on which the Administrative Agent or Collateral Agent has been removed by the Required Lenders, as applicable, (i) the retiring or removed Administrative Agent or Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent or Collateral Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent or Collateral Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent or Collateral Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent or Collateral Agent (other than as provided in Section 3.08(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent or Collateral Agent as of the Resignation Effective Date or the date on which the Administrative Agent or Collateral Agent has been removed by the Required Lenders, as applicable), and the retiring or removed Administrative Agent or Collateral Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 10.06). The fees payable by the Borrowers to a successor Administrative Agent or Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s or Collateral Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article X and Section 11.04 and Section 11.05 shall continue in effect for the benefit of such retiring or removed Administrative Agent or Collateral Agent, its sub Administrative Agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent or Collateral Agent was acting as Administrative Agent or Collateral Agent.

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(c) Notwithstanding anything to the contrary in this Section 10.06, Generate Lending, LLC shall remain the Administrative Agent and Collateral Agent during the Availability Period.

Section 10.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, Collateral Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, Collateral Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 10.08 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any of the Borrowers, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any of the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lender Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lender Parties and their respective agents and counsel and all other amounts due the Lender Parties under Section 3.07, Section 11.04 and Section 11.05 allowed in such judicial proceeding); and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Lender Parties and their respective agents and counsel, and any other amounts due under Section 3.07, Section 11.04 and Section 11.05.

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Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Article XI
MISCELLANEOUS

Section 11.01 Amendments. Except for amendments to the Schedules hereto expressly contemplated herein and the amendments expressly contemplated by Section 3.09(b), no amendment, supplement, modification or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Obligor from the terms thereof shall be effective unless in writing signed by the Administrative Agent (acting on behalf of the Required Lenders) and the Borrowers, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given; provided, however, that no such amendment, supplement, modification, waiver or consent shall:

(a) increase the amount or extend the expiration date of any Commitment, in each case, without the written consent of each Lender adversely affected thereby;

(b) waive any of the conditions set forth in (x) Section 5.01 without the consent of each Lender, or (y) Section 5.02 or Section 5.03 without the consent of (A) with respect to the initial Borrowing for each Class of Loans, each Lender of the Class of Loans that is subject to such Borrowing and (B) with respect to any subsequent Borrowing for any Class of Loans, the Required Lenders for such Class of Loans that is subject to such Borrowing;

(c) amend the definition of “Availability Period” without the consent of each Lender (or the “Availability Period” with respect to any Class of Loans without the consent of each Lender of such Class of Loans), except for any amendment to any such definition (x) to correct any scrivener error(s), (y) to clarify the meaning of any such definition or (z) that otherwise has a de minimis effect on the substance of any such definition;

(d) reduce or forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest (other than the Default Rate) or any fee payable under this Agreement or extend the scheduled date of any payment of any such interest or fee, in each case, without the written consent of each Lender adversely affected thereby (other than as contemplated under Section 3.09(b) of this Agreement);

(e) amend, modify or waive any provision of Article III or Section 9.03 in a manner that would alter the pro rata sharing of payments required thereunder, without the written consent of each Lender or amend Section 11.17 without the written consent of each Agent or Lender Party adversely affected thereby;

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(f) change the voting rights of the Lenders under this Section 11.01 or the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders or other Secured Parties required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(g) release all or substantially all of the Collateral, or any Loan Party from their obligations under the Collateral Documents or any Membership Interests without the written consent of each Lender, in each case, other than as otherwise permitted hereunder (including in accordance with Section 8.08);

(h) amend, modify or waive any provision of Article X or any other provision of any Loan Document that would adversely affect the Administrative Agent without the written consent of the Administrative Agent; or

(i) amend, modify or waive any provision of this Agreement or any other provision of any Loan Document that would adversely affect the Collateral Agent without the written consent of the Collateral Agent.

Notwithstanding anything to the contrary contained in this Section 11.01, this Agreement and the other Loan Documents may be amended solely with the consent of the Administrative Agent or the Collateral Agent, as applicable, and the Borrowers without the need to obtain the consent of any other Lender if such amendment is entered into in order (a) to correct an obvious error (including an incorrect cross-reference) or any error or omission of a technical or immaterial nature or to effect administrative changes of a technical or immaterial nature, in each case, in any provision of this Agreement or any other Loan Document (including, for the avoidance of doubt, any exhibit, schedule or other attachment to any Loan Document), or (b) to add any financial covenant or other terms for the benefit of all Lenders to the extent such changes are required under the terms of this Agreement in order for the Loan Parties to incur any other Permitted Indebtedness.

Section 11.02 Notices; Copies of Notices and Other Information.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other documents provided or permitted by this Agreement shall be in writing and if such request, demand, authorization, direction, notice, consent, waiver or other document is to be made upon, given or furnished to or filed with:

(i) the Administrative Agent by any Lender, the Collateral Agent or by any Obligor shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing to or with the Administrative Agent at its Administrative Agent’s Office;

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(ii) any Obligor by the Collateral Agent, the Administrative Agent, or by any Lender shall be sufficient for every purpose hereunder made, given, furnished or filed in writing and delivered by hand or courier service, mailed by certified or registered mail or sent by facsimile or email as follows:

If to Sponsor:

Soluna Digital, Inc.
325 Washington Ave. Extension
Albany, NY 12205
Attn: Chief Financial Officer
Phone: 516-216-9257
Email: [*]

If to Dorothy 1A Borrower:

Soluna DVSL ComputeCo, LLC
325 Washington Ave. Extension
Albany, NY 12205
Attn: Chief Financial Officer
Phone: 516-216-9257
Email: [*]

If to Tranche B Borrower:

Soluna DVSL II ComputeCo, LLC
325 Washington Ave. Extension
Albany, NY 12205
Attn: Chief Financial Officer
Phone: 516-216-9257
Email: [*]

If to Soluna Services:

Soluna DV Services, LLC
325 Washington Ave. Extension
Albany, NY 12205
Attn: Chief Financial Officer
Phone: 516-216-9257
Email: [*]

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(iii) the Collateral Agent by any Obligors, the Administrative Agent, or by any Lender shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing and delivered by hand or courier service, mailed by certified or registered mail or sent by facsimile or email as follows:

If to Agents:

[*]

If to Lenders:

[*]

(iv) any Lender by the Administrative Agent, the Collateral Agent or any Obligor shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing and delivered by hand or courier service, mailed by certified or registered mail or sent by facsimile or email to such Lender at its address (or facsimile number or email address) set forth in its Administrative Questionnaire.

Notices and other communications sent by hand or courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in Section 11.02(b) below shall be effective as provided in Section 11.02(b).

(b) Electronic Communications. Notices and other communications to the Administrative Agent or the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided, however, that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or any Obligor may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

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Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (iii), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Change of Address, Etc. Each of the Obligors, each of the Lenders the Collateral Agent and the Administrative Agent may change its address, facsimile or telephone number or email address for notices and other communications hereunder by notice to the other parties hereto. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and email address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(d) Reliance by Collateral Agent, Administrative Agent and Lenders. The Collateral Agent, the Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Borrowing Notices) purportedly given by or on behalf of the Obligors even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Obligors shall indemnify each Indemnitee from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Obligors, other than those resulting from the gross negligence or willful misconduct of such Person.

Section 11.03 No Waiver; Cumulative Remedies. No failure by any Lender, the Administrative Agent or the Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege, or any abandonment or discontinuance of steps to enforce such a right, remedy, power or privilege, preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 11.04 Expenses, Etc.

(a) Expense Reimbursement. The Borrowers agree to pay to the Secured Parties (i) all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent and its Affiliates in connection with the preparation, execution, and delivery of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof, in each case including the reasonable and documented third-party fees and out-of-pocket expenses of their counsel and (ii) all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented fees and expenses of counsel and tax advisors, subject to any separate fee agreement regarding such fees and expenses) incurred by the Secured Parties in connection with the exercise of rights and remedies hereunder and under the other Loan Documents upon the occurrence and during the continuance of a Default or Event of Default and otherwise in connection with the enforcement or protection of any rights under or in connection with any Loan Document or any Loan.

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(b) Reimbursement by Lenders. To the extent that the Borrowers for any reason fail to pay any amount required under Section 11.04(a) or Section 11.05 to be paid by it to the Agent (or any sub-Agent thereof) or any Related Party thereof, and without limitation of the obligations of the Borrowers to pay such amounts, each Lender severally agrees to pay to each Agent (or any such sub-Agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on such Lender’s percentage of the Commitments and Loans outstanding) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), provided, however, that the unreimbursed expense or indemnified loss, claim, damage, liability or related cost or expense, as the case may be, was incurred by or asserted against such Agent (or any such sub-Agent) in its capacity as such, or against any Related Party, acting for such Agent (or any such sub-Agent) in connection with such capacity. The obligations of the Lenders hereunder to make payments pursuant to this Section 11.04(b) are several and not joint. The failure of any Lender to make any payment under this Section 11.04(b) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its payment under this Section 11.04(b). Each Lender’s obligation under this Section 11.04(b) shall survive the resignation or replacement or removal of any Agent or any assignment of rights by or replacement of a Lender, the termination of the Commitments and the satisfaction or discharge of all other Obligations.

Section 11.05 Indemnification.

(a) Without limiting or duplicating any other rights which any such Person may have hereunder or under applicable Law, each Obligor hereby agrees to indemnify and hold harmless the Agents, the Lenders, each other Secured Party and each Related Party of any of the foregoing Persons (each of the foregoing Persons being individually called an “Indemnitee”), from and against any and all damages, losses, claims, liabilities, and related costs and expenses, including reasonable and documented attorneys’ fees and disbursements, but not including lost reinvestment opportunity, and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee (all of the foregoing being collectively called “Indemnified Amounts”) arising out of or relating to: (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by any Obligor, or any Environmental Liability related in any way to the Borrowers or any of their Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrowers, and regardless of whether any Indemnitee is a party thereto. The foregoing indemnities shall not apply with respect to an Indemnitee or its officers, directors, shareholders, controlling persons, employees, agents or servants (collectively, its “Affiliated Indemnitees”) to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by any Loan Party against an Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if any Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the applicable Indemnitee or (z) result from a claim not involving an act or omission of the Loan Parties and that is brought by an Indemnitee against another Indemnitee (other than against the arranger or any Agent in their capacities as such).

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(b) The Obligors’ obligations under this Section 11.05 shall survive the resignation or replacement or removal of any Agent or any assignment of rights by or replacement of a party, the termination of the Commitments and the satisfaction or discharge of all other Obligations.

(c) In case any action, suit or proceeding subject to the indemnity of this Section 11.05 shall be brought against any Indemnitee, such Indemnitee shall notify the Obligors of the commencement thereof, and the Obligors shall be entitled, at the Obligors’ expense, acting through counsel, to participate in, and, to the extent that Obligors desire, to assume and control the defense thereof. Such Indemnitee shall be entitled, at its expense, to participate in any action, suit or proceeding the defense of which has been assumed by any Obligor. Notwithstanding the foregoing, the Obligors shall not be entitled to assume and control the defenses of any such action, suit or proceedings if and to the extent that, in the reasonable opinion of such Indemnitee and its counsel, such action, suit or proceeding involves the potential imposition of criminal liability upon such Indemnitee or a potential or actual conflict of interest between such Indemnitee and the Obligors (unless such conflict of interest is waived in writing by such Indemnitee), and in such event (other than with respect to disputes between such Indemnitee and another Indemnitee), the Obligors shall pay the reasonable expenses of such Indemnitee in such defense; provided that the Obligors shall not be required to pay any such expenses of more than (i) one legal counsel to the Agents and legal counsel to the Lenders, taken as a whole and (ii) in the event of any actual or perceived conflict of interest among the Lenders or Agents, one additional legal counsel to each Lender or Agent that is subject to such conflict.

(d) To the fullest extent permitted by applicable Law, neither any Loan Party, any Secured Party nor any of their respective Affiliates shall assert, and each of them hereby waives and acknowledges, that no other Person shall have any claim against any Indemnitee, the Loan Parties or any of the Loan Parties’ Affiliates on any theory of liability, for (i) any special, indirect, consequential or punitive losses or damages (as opposed to direct or actual losses or damages) or (ii) any loss of profit, business, or anticipated savings (such losses and damages set out in the foregoing clauses (i) and (ii), collectively, the “Consequential Losses”), in each case arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through internet, telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for any such damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final nonappealable judgment of a court of competent jurisdiction which has become non-appealable.

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(e) All amounts due under this Section 11.05 shall be payable promptly after demand therefor.

Section 11.06 Effect of Headings and Table of Contents. The Article and Section headings in this Agreement and the Table of Contents are for convenience only and shall not affect the construction hereof or thereof.

Section 11.07 Successors and Assigns.

(a) Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Obligor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any other attempted assignment or transfer by any party hereto shall be null and void), and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with clause (b), (ii) by way of participation in accordance with clause (d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (e) (and, in each case, any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement upon prior written consent of the Administrative Agent; provided, however, that (i) such assignment by a Lender shall not be to any Disqualified Assignee and (ii) any such assignment shall be subject to the following conditions:

(i) Minimum Assignment Amounts. Except in the case of a transfer of the entirety of the assigning Lender’s applicable Commitment and Loans, the aggregate amount of the Commitments (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitments are not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than one million Dollars ($1,000,000), unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed).

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(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.

(iii) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing fee in the amount of three thousand and five hundred Dollars ($3,500); provided, however, that the Administrative Agent may elect to waive such processing fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iv) Prohibited Assignments. No assignment of any Loans or Commitments shall be made to (x) any Defaulting Lender or any of its Affiliates, (y) a natural Person or (z) the Borrowers or any Affiliate thereof. In addition, other than any assignment to any Affiliate of any Lender, no assignment of any Loans or Commitment shall be made:

(A) unless an Event of Default has occurred, without the prior written consent of the Borrowers; or

(B) without the prior written consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed).

(v) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this clause (v), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

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Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.07(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 11.04, Section 11.05, Section 3.08, and Section 3.11 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, however, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.07(d). The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Assignees. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Assignee or (y) have any liability with respect to any assignment or participation of Loans, or disclosure of Confidential Information, to any Disqualified Assignee. Notwithstanding anything to the contrary, nothing in the foregoing shall prejudice any right or remedy that the Borrowers may have at law or in equity against any Lender who enters into an assignment, participation or other transaction (including the disclosure of Confidential Information) with a Disqualified Assignee in contravention of the terms of this Agreement.

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Loan Parties, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Loan Parties, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

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(d) Participations.

(i) Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural Person, the Borrowers or any of the Borrowers’ Affiliates or any Disqualified Assignee) (each, a “Participant”) in all or a portion of such Lender’s rights or obligations under this Agreement (including all or a portion of its Commitments or the Loans owing to it); provided, however, that (a) such Lender’s obligations under this Agreement shall remain unchanged, (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (c) the Borrowers, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(ii) Any agreement or instrument (or set of related agreements or instruments) pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole and exclusive right and obligation to enforce this Agreement and to approve any amendment, supplement modification, waiver or consent of any provision of this Agreement, in each case without the approval or consent of the Participant; provided, however, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, supplement, modification, waiver or consent requiring the consent of all or all affected Lenders, as set forth in proviso in Section 11.01 that affects such Participant. The Obligors agree that each Participant shall be entitled to the benefits of Section 11.05, Section 3.08, Section 3.10(a) and Section 3.11 (subject to the requirements and limitations therein, including the requirements under Section 3.08(g) (it being understood that the documentation required under Section 3.08(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.07(b); provided, further, that such Participant (A) agrees to be subject to the provisions of Section 3.09 as if it were an assignee under Section 11.07(b) and (B) shall not be entitled to receive any greater payment under Section 3.08, Section 3.10(a) or Section 3.11, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change of Law that occurs after the Participant acquired the applicable participation. In no event shall any Loan Party be responsible for any costs or expenses of any counsel engaged by a recipient of a participation in any Loans of a Lender hereunder. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Loan Parties, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans, the Commitments or other rights or obligations under the Loan Documents (each such register, a “Participant Register”); provided, further, that no Lender shall have any obligation to disclose all or any portion of any Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or other rights or obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other right or obligation is in registered form under Section 5f. 103-1(c) of the U.S. Treasury Regulations. The entries in a Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

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(e) Certain Pledges. Any Lender or the Administrative Agent may at any time pledge or assign a security interest in all or any portion of its rights under the Loan Documents to secure obligations of such Lender or the Administrative Agent to a Federal Reserve Bank (and other central banks); provided, however, that no such pledge or assignment shall release such Lender or the Administrative Agent from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender or the Administrative Agent as a party hereto.

Section 11.08 Severability. In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and any such invalidity, illegality or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 11.09 Benefits of Agreement. Nothing in this Agreement, express or implied, shall give to any Person, other than the parties hereto, the Administrative Agent and the Collateral Agent and their successors hereunder, the Lender Parties, each Indemnitee and any other Person with an ownership interest in any part of the Collateral, any benefit or any legal or equitable right, remedy or claim under this Agreement.

Section 11.10 Independent Consultants.

(a) The Administrative Agent and the Lenders, in their reasonable discretion, may remove from time to time, any one or more of the Independent Consultants and appoint replacements reasonably acceptable to the Borrowers. Notice of any replacement Independent Consultant shall be given by the Administrative Agent to the Borrowers, the Lenders and to the Independent Consultant being replaced. All reasonable fees and expenses of the Independent Consultants (whether the original Independent Consultants or replacements) shall be paid by the Borrowers.

(b) Each Independent Consultant (other than any Independent Consultants hired directly by the Borrowers) shall be contractually obligated to the Administrative Agent to carry out the activities required of it in this Agreement and as otherwise requested by the Administrative Agent and shall be responsible solely to the Administrative Agent for these activities. The Borrowers acknowledge that they shall not have any cause of action or claim against any Independent Consultant resulting from any decision made or not made, any action taken or not taken or any advice given by such Independent Consultant in the due performance in good faith of its duties to the Administrative Agent hereunder.

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Section 11.11 GOVERNING LAW. THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(a) SUBMISSION TO JURISDICTION. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY AND ANY APPELLATE COURT FROM ANY THEREOF FOR THE PURPOSES OF ALL ACTIONS, LITIGATIONS OR LEGAL PROCEEDINGS. WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(b) WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (a) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

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Section 11.12 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.12.

Section 11.13 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf”, “tif”, “jpg” or “jpeg”) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.14 Confidentiality. Each Secured Party hereto agrees to maintain the confidentiality of Confidential Information, except that Confidential Information may be disclosed (a) to such party’s Related Parties and financing sources (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential) with a bona fide need to know such Confidential Information; (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable Laws or by any subpoena or similar legal process; (d) to any other party hereto or under the other Loan Documents; (e) to the extent necessary in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 11.14, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrowers and their obligations, this Agreement or payments hereunder; (g) on a confidential basis to any rating agency in connection with rating Holdings, Sponsor, the Borrowers or their Subsidiaries; or (h) to the Federal Reserve and other central banks; provided that no disclosure shall be made to any Disqualified Assignee. No party hereto shall use another Person’s name on, or in links to, websites or press releases or any other public disclosure (including the publicization of the transactions contemplated in this Agreement) without the prior approval of such Person, other than as required by Law. Notwithstanding any of the foregoing, each Secured Party may disclose the existence of this Agreement and may use and disclose Confidential Information for purposes of bona fide and non-public advertisements, including with respect to performance records, or otherwise publicize its involvement in the transactions herein contemplated (which may include the reproduction of any Loan Party’s name and logo and other publicly available information) in bona fide and non-public financial and other marketing materials. Any Person required to maintain the confidentiality of Confidential Information as provided in this Section 11.14 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information.

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Section 11.15 USA PATRIOT ACT. Each Lender that is subject to the PATRIOT ACT, the Collateral Agent and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers and the other parties hereto that pursuant to the requirements of the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT ACT”), it is required to obtain, verify and record information that identifies the Borrowers and certain other parties, which information includes the name and address of such Person and other information that will allow such Lender, Collateral Agent and/or the Administrative Agent, as applicable, to identify such Person in accordance with the PATRIOT ACT. Any party shall, promptly following a request by the Administrative Agent, the Collateral Agent or any Lender, provide all documentation and other information that the Administrative Agent, the Collateral Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and Anti-Money Laundering Laws, including the PATRIOT ACT.

Section 11.16 Non-Recourse. Anything herein or in any other Loan Document to the contrary notwithstanding, the obligations of the Loan Parties under this Agreement and each other Loan Document to which such Loan Party is a party, and any certificate, notice, instrument or document delivered pursuant hereto or thereto, are obligations solely of such Loan Party and do not constitute a debt or obligation of (and no recourse shall be made with respect to) any present or future holder (whether direct or indirect) of any Membership Interests in such Loan Party or any of their respective Affiliates (except, in each case, to the extent set forth in the Loan Documents to which any such Person is a party), or any shareholder, partner, member, officer, director or employee of such Loan Party or such Affiliates (collectively, the “Non-Recourse Parties”), except as hereinafter set forth in this Section 11.16 or as expressly provided in any Loan Document to which such Non-Recourse Party is a party. No action under or in connection with this Agreement or any other Loan Document to which the applicable Loan Party is a party shall be brought against any Non-Recourse Party, and no judgment for any deficiency upon the obligations hereunder or thereunder shall be obtainable by any Secured Party against any Non-Recourse Party, except as hereinafter expressly set forth in this Section 11.16 or as expressly provided in any Loan Document to which such Non-Recourse Party is a party. Notwithstanding any of the foregoing, it is expressly understood and agreed that nothing contained in this Section 11.16 shall in any manner or way (a) restrict the remedies available to any Secured Party to realize upon the Collateral under any Loan Document, or constitute or be deemed to be a, waiver, release or discharge of the obligations secured by (or impair the enforceability of) the Liens and security interests and possessory rights created by or arising from any Loan Document (or otherwise impair the ability of any Secured Party to realize or foreclose upon any Collateral); (b) release, or be deemed to release, any Non-Recourse Party from liability for its own willful misrepresentation, gross negligence or willful misconduct, or from any of its obligations or liabilities under any Loan Document to which such Non-Recourse Party is a party or (c) limit or restrict the right of the Collateral Agent or any Secured Party (or any assignee, beneficiary or successor to any of them) to name the applicable Loan Party or any other Person as a defendant in any action or suit for a judicial foreclosure or for the exercise of any other remedy under or with respect to this Agreement or any other Loan Document, or for injunction or specific performance, so long as no judgment in the nature of a deficiency judgment shall be enforced against any Non-Recourse Party, except as set forth in other provisions of this Section 11.16.

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Section 11.17 Administrative Agent’s and Collateral Agent’s Duties and Obligations Limited. The duties and obligations of the Administrative Agent and the Collateral Agent, in their respective various capacities hereunder, shall be limited to those expressly provided for in their entirety in this Agreement (including any Exhibits to this Agreement). Any references in this Agreement (and in the Exhibits to this Agreement) to duties or obligations of the Administrative Agent or the Collateral Agent in their respective various capacities hereunder, that purport to arise pursuant to the provisions of any of the Loan Documents shall only be duties and obligations of the Administrative Agent and the Collateral Agent if the Administrative Agent or the Collateral Agent, as applicable, is a signatory to any such Loan Documents. The Collateral Agent shall perform its obligations under each Loan Document to which it is party solely in its capacity as agent for the Administrative Agent and the Lenders and not individually. The Administrative Agent and the Lenders acknowledge and consent to the terms and conditions of each of the Loan Documents and the Administrative Agent’s obligation to provide the Collateral Agent with written direction in connection with any rights or obligations therein, and by execution hereof the Administrative Agent and the Lenders direct the Collateral Agent to execute such Loan Documents as the Collateral Agent on behalf of the Administrative Agent and the Lenders.

Section 11.18 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Obligor acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between the Borrowers and their Subsidiaries and the Administrative Agent, the Collateral Agent or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether the Administrative Agent, the Collateral Agent or any Lender has advised or is advising the Borrowers or any Subsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Collateral Agent and the Lenders are arm’s-length commercial transactions between the Borrowers and their Affiliates, on the one hand, and the Administrative Agent, the Collateral Agent and the Lenders, on the other hand, (iii) the Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent that they have deemed appropriate and (iv) the Borrowers are capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Administrative Agent, the Collateral Agent and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary for the Borrowers or any of their Affiliates, or any other Person; (ii) none of the Administrative Agent, the Collateral Agent and the Lenders has any obligation to the Borrowers or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Collateral Agent and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and none of the Administrative Agent, the Collateral Agent and the Lenders has any obligation to disclose any of such interests to the Borrowers or their Affiliates. To the fullest extent permitted by Law, the Borrowers hereby waive and release any claims that the Borrowers may have against any of the Administrative Agent, the Collateral Agent and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

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Section 11.19 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Obligors against any and all of the obligations of the Obligors now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 3.09(c)(ii) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its Affiliates under this Section 11.19 are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Obligors and the Administrative Agent promptly after any such setoff and application; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.

Section 11.20 Payments Set Aside. To the extent that any payment by or on behalf of a Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

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Section 11.21 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents, together with all fees, charges and other amounts that are treated as interest under applicable Law, shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower(s). In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 11.22 Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and any other extensions of credit hereunder.

Section 11.23 Electronic Execution of Assignments and Certain Other Documents. Except as otherwise provided in Section 11.02(b), the words “execute,” “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state Laws based on the Uniform Electronic Transactions Act.

Section 11.24 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 11.25 Equipment Loan. Lender will use commercially reasonable efforts to negotiate with the Borrowers or an Affiliate thereof to provide an equipment loan facility in its sole discretion; provided that this Section 11.25 shall not constitute any commitment whatsoever to provide, participate in or otherwise arrange any financing.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers, thereunto duly authorized, all as of the day and year first above written.

BORROWERS AND GUARANTORS:

SOLUNA DVSL COMPUTECO, LLC

By:	/s/ John Belizaire
Name:	John Belizaire
Title:	President

SOLUNA DVsl II COMPUTECO, LLC

By:	/s/ John Belizaire
Name:	John Belizaire
Title:	President

SOLUNA kk i COMPUTECO, LLC

By:	/s/ John Belizaire
Name:	John Belizaire
Title:	President

GUARANTORS:

Soluna DV Services, LLC

By:	/s/ John Belizaire
Name:	John Belizaire
Title:	President

SOLUNA KK ENERGY SERVICECO, LLC

By:	/s/ John Belizaire
Name:	John Belizaire
Title:	President

ADMINISTRATIVE AGENT:

GENERATE LENDING, LLC

By:	/s/ Scott Gosselink
Name:	Scott Gosselink
Title:	Authorized Signatory

COLLATERAL AGENT:

GENERATE LENDING, LLC

By:	/s/ Scott Gosselink
Name:	Scott Gosselink
Title:	Authorized Signatory

LENDER:

GENERATE STRATEGIC CREDIT MASTER FUND I-A, L.P.

By:	/s/ Scott Gosselink
Name:	Scott Gosselink
Title:	Authorized Signatory